                                                      REGISTRATION NO. 33-35820
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                     MDU COMMUNICATIONS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                             4841                    84-1342898
(State or Other Jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
Incorporation or Organization)      Classification Code Number)    Identification Number)

                            108-11951 HAMMERSMITH WAY
                                 RICHMOND, B.C.
                                 CANADA V7A 5H9
                                 (604) 277-8150

        (Address and Telephone Number of Registrant's Executive Offices)

                               ROBERT A. BIAGIONI
                            108-11951 HAMMERSMITH WAY
                                 RICHMOND, B.C.
                                 CANADA V7A 5H9
                                 (604) 277-8150

            (Name, Address and Telephone Number of Agent for Service)

                                 ---------------

                                    COPY TO:
                                William G. Pusch
                              Eugenie D. Mansfield
                                 Odette Polintan
                            Davis Wright Tremaine LLP
                               2600 Century Square
                               1501 Fourth Avenue
                             Seattle, WA 98101-1688
                                 (206) 622-3150

                                 ---------------

Approximate Date of Commencement of Proposed Sale to Public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                                 ---------------

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.[ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


---------------------------------------------------------------------------------------------------------------------------
                                                   CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM      PROPOSED MAXIMUM
                                               AMOUNT TO BE     OFFERING PRICE PER    AGGREGATE OFFERING     REGISTRATION
TITLE OF SECURITIES TO BE REGISTERED          REGISTERED(1)         SHARE (US$)           PRICE (US$)         FEES (US$)
-------------------------------------------- -----------------  -------------------- ---------------------- ---------------
Common stock issuable upon conversion of          4,182,780 (5) $3.28/$2.92 (2)       $13,524,146.20 (2) (5)    $  3759.71 (5)
Series A convertible preferred stock
Common stock issuable upon exercise of            3,241,749     $0.75-$2.50 (3)       $ 4,459,561.50 (3)        $ 1,239.76
warrants
Common stock issuable upon exercise of              250,000     $1.50-$2.00 (4)         $ 384,963.75 (4)           $107.02
options
Common stock                                      3,480,485        $3.28 (2)          $11,415,990.80 (2)        $ 3,173.65
-------------------------------------------- -----------------  -------------------- ---------------------- ---------------
TOTAL                                            11,155,014(5)           --           $29,784,662.25 (5)        $ 8,280.14 (5)
-------------------------------------------- -----------------  -------------------- ---------------------- ---------------
 Less fee paid with preliminary filing                                                                          ($7,836.97)
-------------------------------------------- -----------------  -------------------- ---------------------- ---------------
Fee paid with this Amendment                                                                                       $443.17
-------------------------------------------- -----------------  -------------------- ---------------------- ---------------


(1) The number of shares being registered represents our good faith estimate of the maximum number of shares we may issue upon (a) conversion of our Series A convertible preferred stock, and (b) exercise of common stock purchase warrants and stock options. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated the maximum number of shares of common stock issuable in connection with:


     - the conversion of all of the Series A convertible preferred stock at a conversion ratio of one to 1.15; and


     -    the exercise of all of the warrants and options.

     The actual number of shares of common stock received upon conversion of the Series A convertible preferred stock and exercise warrants and options may vary from this number. In addition to the shares set forth in the table, the amount of shares to be registered under this registration statement includes an indeterminate number of shares issuable in respect of the Series A convertible preferred stock, warrants and options, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act of 1933.


(2) Based on the average of the reported best bid and best ask prices of the common stock reported on the OTC Bulletin Board on April 24, 2000 of US$3.28 for the 3,637,200 shares included in the original registration statement, and on June 22, 2000 of US$2.92 for the 545,580 shares being added under this Amendment No. 1, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.


(3) Based on warrant exercise prices which range from US$0.75 to US$2.50 per share.

(4) Based on option exercise prices which range from US$1.50 to US$2.00 per share.


(5) Due to an increase of the conversion ratio from one to one, to one to 1.15, under the terms of the Certificate of Designations for the Series A convertible preferred stock, the number of shares being registered under this Registration Statement is being increased by 545,580 shares, causing a corresponding increase in the Maximum Aggregate Offering Price and in the registration fee.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS


                                11,155,014 SHARES


                     MDU COMMUNICATIONS INTERNATIONAL, INC.

                                  COMMON STOCK

                                 ---------------



MDU COMMUNICATIONS                   We have prepared this prospectus to allow
INTERNATIONAL, INC.                  Selling Stockholders to sell up to
108-11951 Hammersmith Way            11,155,014 shares of our common stock
Richmond, British Columbia           which the Selling Stockholders currently
Canada  V7A 5H9                      hold or may acquire upon:


                                       - conversion of our outstanding
                                         Series A convertible preferred
                                         stock; or

                                       - exercise of warrants and options
                                         to purchase shares of our common
                                         stock.


SELLING STOCKHOLDERS:                We are registering these shares by filing
See page 35 for the names of the     a registration statement with the
Selling Stockholders                 Securities and Exchange Commission using
                                     a "shelf" registration process. This
                                     process allows the Selling Stockholders
                                     to sell their common stock over a period of time and in varying amounts, as described under "Plan of Distribution."


TRADING MARKET AND SYMBOL:           We will receive no proceeds from the
NASD OTC Bulletin Board - MDTV       conversion of the Series A convertible
                                     preferred stock or the sale of any of our common stock by the Selling Stockholders.
                                     We will receive the proceeds from the
                                     Selling Stockholders' exercise of
                                     warrants and options. However, the
                                     Selling Stockholders are under no
                                     obligation to exercise the warrants and
                                     options.




INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is June 30, 2000

               PRESENTATION OF OUR FINANCIAL AND OTHER INFORMATION

         Unless we indicate otherwise, financial information in this prospectus has been prepared in accordance with United States generally accepted accounting principles. We present our financial information in Canadian dollars. In this prospectus, except where we indicate, all dollar amounts are in Canadian dollars. References to "$" or "Cdn$" are to Canadian dollars and references to "US$" are to U.S. dollars.

                                                  TABLE OF CONTENTS


                                                                                                                  Page
                                                                                                                  ----
Prospectus Summary..................................................................................................1
Risk Factors........................................................................................................5
Cautionary Note Regarding Forward-Looking Statements................................................................8
Use of Proceeds.....................................................................................................9
Price Range of Common Stock and Related Stockholder Matters.........................................................9
Management's Discussion and Analysis of Financial Condition and Results of Operations..............................10
Business...........................................................................................................17
Management.........................................................................................................28
Certain Transactions...............................................................................................32
Legal Proceedings..................................................................................................32
Principal Stockholders.............................................................................................32
Selling Stockholders...............................................................................................34
Plan of Distribution...............................................................................................36
Description of Capital Stock.......................................................................................37
Changes In and Disagreements With Accountants......................................................................37
Legal Matters......................................................................................................40
Experts............................................................................................................40
Where You Can Find Additional Information..........................................................................40
Index to Financial Statements.....................................................................................F-1

                                                 -------------------


         Except as otherwise required by the context, all references in this prospectus to (a) "we," "us," "our," or "Company" refer to the consolidated operations of MDU Communications International, Inc., a Delaware corporation, and its wholly-owned subsidiaries, MDU Communications Inc., a Canadian corporation, and MDU Communications (USA) Inc., a Washington corporation, and
(b) "you" refers to prospective investors in the common stock. Unless otherwise indicated or unless the context otherwise requires, all information in this prospectus assumes the conversion of all the shares of Series A convertible preferred stock and the exercise of all the warrants and options by the Selling Stockholders as more fully described in "Selling Stockholders," "Description of Capital Stock" and "Plan of Distribution."

------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY
------------------------------------------------------------------------------
  NOTE: This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the section entitled "Risk Factors," and our Consolidated Financial Statements and the related Notes to those statements included in this prospectus. This prospectus contains certain forward-looking statements. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. See "Cautionary Note Regarding Forward-Looking Statements."
------------------------------------------------------------------------------

OUR BUSINESS

      We provide digital satellite television services to residents of multi-dwelling unit properties ("MDUs"). MDUs include apartment buildings, condominiums, gated communities, universities, nursing homes, hospitals, hotels, motels, and other properties having multiple units located within a defined area.

      We offer two types of digital television services, digital set-top television services and satellite master antennae television ("SMATV") services, to the residents of MDUs. We provide our services under access agreements with MDU property owners. Many of these agreements give us the exclusive right to provide digital satellite television services to the residents of the MDU properties.

      We have entered into a long-term agreement with Star Choice
Communications Inc. ("Star Choice") to establish and maintain distribution systems and sell Star Choice satellite programming packages to the residents of Canadian MDU properties. Star Choice is one of the only two satellite broadcasters licensed to operate in Canada.


      We have recently entered into a similar arrangement with DirecTV, Inc. ("DirecTV"), a United States provider of satellite television programming, under which we are now providing our digital set-top services to MDUs in the United States. DirecTV is the largest satellite broadcaster operating in the United States.



      We earn our revenue through the sale of digital satellite television programming packages to the MDU residents. In our digital set-top systems, we earn digital access fees and a percentage of the fees charged subscribers by Star Choice or DirecTV. In our SMATV systems, our earnings result from the difference between the wholesale price charged to us by program providers and the price we charge for the programming package.


      We provide and install our television viewing infrastructure into MDU properties at our cost. This includes installation of a digital television satellite dish, off-air antennae, internal wiring, and signal routing and decoding equipment, including television set-top boxes.


      We have been providing our digital satellite television services in Canada since November 1998. As of May 2000, we had approximately 13,600 subscribers in 190 properties throughout Canada. We began operations and marketing to building owners in the U.S. in June 2000 and we expect to begin adding subscribers in July 2000.



      Recently, we have begun offering security monitoring services to residents of our MDU properties, using the existing or our installed infrastructure. We have entered into a three-year agreement with ADT Security Services Canada, Inc. under which we are authorized to resell their service in exchange for an up-front subscriber fee and a revenue sharing fee .



      In addition, we are in the process of developing high-speed Internet access services . We have recently entered into a strategic agreement with 3Com Corporation under which we license software and hardware which is particularly suited to MDU applications. We expect to begin offering our Internet access services by July 2000.



      Finally, we are seeking distribution arrangements with telecommunications carriers to resell long distance telephone services. We expect to begin offering our long distance telephone services during the fall of 2000.


THE MDU MARKET

      The North American MDU marketplace represents a large niche market of potential telecommunications customers. As of March 2000, there were over four million MDU television households in Canada out of a total of 11.8 million television households. In the United States, there were over 25 million MDU television households out of a total of 100 million television households. Our goal is to become a significant provider of bundled MDU products and services, using products and services that are available in the marketplace, to the North American MDU marketplace.

      Historically, the MDU market has been served almost exclusively by local cable television operators. Generally, these providers used analog technology and MDU residents could not access digital or competitive services. Many cable companies have begun the process
------------------------------------------------------------------------------

------------------------------------------------------------------------------
of upgrading to a digital signal; however, this transition will require significant capital outlays and time to complete.

      We believe that today's MDU market offers us a very good business opportunity because:

- Advances in communications and information technology have created a large demand for new state-of-the-art services such as digital satellite television.

- Regulatory changes in Canada and the United States authorizing the provision of digital satellite television services has given television viewers the opportunity to choose the provider of their television programming based on quality of signal, cost and variety of programming.

- Our marketing program focuses on that choice and the benefits of using satellite television programming over cable programming.

- There exists a significant percentage of MDU households that are either not served or are under-served by either cable television providers or the digital satellite television program providers.

- To date, Star Choice, DirecTV and other digital satellite television program providers have focused primarily on the single family residence market because of the lower cost of deployment and fewer technical difficulties than those incurred in MDU properties.

THE INDUSTRY

      The home entertainment and video programming industry continues to develop competitive alternatives and consumer choices. The major choices in the industry are: cable systems, direct-to-home satellite service (including SMATV systems), wireless cable systems, and broadcast television. There are other competitors in the field, such as Internet video providers, home video sales and rentals, and even local telephone companies.

      The cable system providers have continued to grow and dominate this industry in terms of subscriber penetration, the number of programming services available, audience ratings and expenditures on programming. However, for non-cable systems, direct broadcast satellite providers dominate the delivery of multi-channel video programming distribution systems.

      Technological advances are rapidly occurring that permit all of these various system providers to increase both:

- quantity of service (i.e., an increased number of channels using the same amount of bandwidth or spectrum space), and

-    types of offering (i.e., interactive services).

In addition, operators and distributors are developing and deploying advanced technologies, especially digital compression, in order to deliver additional video options and other services, such as Internet access and telephony to their customers.

CORPORATE HISTORY

      Our Canadian operating company, MDU Communications Inc. ("MDU Canada"), was formed in British Columbia in March 1998. In November 1998, MDU Canada's shareholders sold all of their MDU Canada stock to Alpha Beta Holdings, Ltd., an inactive U.S. public reporting company, in exchange for Alpha Beta stock, and renamed it "MDU Communications International, Inc." Alpha Beta was incorporated in Colorado in July 1995, but never conducted any significant business activities and was essentially inactive in November 1998.

      In April 1999, we reincorporated in Delaware. In March 2000, we formed MDU Communications (USA) Inc., a Washington corporation ("MDU USA") to conduct business in the U.S. We now operate as a holding company with MDU Canada and MDU USA as our wholly-owned subsidiaries.

      Our common stock currently trades under the symbol "MDTV" on the OTC Bulletin Board.

PRINCIPAL EXECUTIVE OFFICES

      Our principal executive offices are located at 108-11951 Hammersmith Way, Richmond, British Columbia, Canada V7A 5H9 and our telephone number is
(604) 277-8150. Our website is located at "www.mduc.com."
------------------------------------------------------------------------------

------------------------------------------------------------------------------

                                  THE OFFERING


COMMON STOCK OFFERED BY SELLING STOCKHOLDERS:                11,155,014 shares (1)
COMMON STOCK OUTSTANDING BEFORE THIS OFFERING:               13,371,820 shares (2)

COMMON STOCK TO BE OUTSTANDING AFTER THIS OFFERING:          21,046,349 shares (3)

USE OF PROCEEDS FROM CONVERSION OF SERIES A                  We will not receive any proceeds from conversion of
CONVERTIBLE PREFERRED STOCK AND SALE OF COMMON               the Series A convertible preferred stock or the sale
STOCK:                                                       of the shares of our common stock offered by the
                                                             Selling Stockholders.

USE OF PROCEEDS FROM EXERCISE OF WARRANTS AND                We will receive the exercise price of any warrants and
 OPTIONS:                                                    options that are exercised by the Selling
                                                             Stockholders.  Assuming exercise of all of the
                                                             warrants and options, the proceeds to us would be
                                                             approximately US$4,844,525.  We intend to use any
                                                             proceeds from exercise of the warrants and options for
                                                             working capital and general corporate purposes.

NASD OTC BULLETIN BOARD SYMBOL:                              "MDTV"

----------------------------


(1) This number consists of (a) 7,674,529 shares of common stock that we have reserved for issuance upon conversion of the Series A convertible preferred stock and exercise of the warrants and options held by the Selling Stockholders and (b) 3,480,485 shares of common stock now owned by the Selling Stockholders. See "Selling Stockholders."



(2) Based on our outstanding common stock as of May 31, 2000, which includes the 3,480,485 shares of common stock beneficially owned by certain of the Selling Stockholders.



(3) This number does not include (a) 3,385,360 shares reserved as of May 31, 2000 for issuance upon exercise of outstanding stock options granted under our 2000 Incentive Stock Option Plan, or (b) any shares of common stock issued by us in transactions occurring after the date of this prospectus.


                                  RISK FACTORS

         Potential investors should carefully consider the risk factors set forth under the caption "Risk Factors" beginning on page 5 and the other information included in this prospectus prior to purchasing our common stock. An investment in our common stock involves a high degree of risk. We have a limited operating history and anticipate losses and negative operating cash flow for the foreseeable future. Our operations are dependent on the viability of our unproven business model, our relationships with strategic partners and key vendors, and the availability of additional capital. See "Risk Factors" for a description of these and other risks.



------------------------------------------------------------------------------

                             SUMMARY FINANCIAL DATA


         The following summary financial information was derived from our historical consolidated financial statements. You should read this information in conjunction with the Consolidated Financial Statements and the related Notes, and the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained elsewhere in this prospectus.


                                                     YEAR ENDED SEPTEMBER 30,         SIX MONTHS ENDED MARCH 31,
                                                 -------------------------------------------------------------------
(ALL AMOUNTS IN CANADIAN DOLLARS)                      1998 (1)         1999            1999              2000
                                                       ----             ----            ----              ----
                                                              (AUDITED)                         (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
     Net revenues.............................      $        0     $   566,698         142,482           585,789
     Gross profit.............................               0         227,128          16,202           259,140
     Operating expenses.......................         (97,845)     (2,752,788)     (1,035,125)       (8,053,492)
     Net loss.................................         (97,845)     (2,525,660)     (1,018,923)       (7,714,111)
     Adjustment for beneficial conversion
     feature of convertible preferred shares..              -                -               -       (11,147,175)
     Adjustment for beneficial conversion
     feature of warrants......................              -                -               -          (355,047)
     Net loss applicable to common stockholders     $  (97,845)    $(2,525,660)    $(1,018,923)     $(19,216,333)
                                                    ===========    ============    ============     =============
     Basic and diluted loss per share.........      $    (0.02)    $     (0.28)    $     (0.11)           $(1.86)
     Shares used in computing basic and diluted
     loss per share...........................       8,581,335       9,114,668       9,221,335        10,341,555



                                                                                    September 30,       March 31,
                                                                                        1999              2000
                                                                                        ----              ----
                                                                                      (audited)        (unaudited)
CONSOLIDATED BALANCE SHEET DATA:
     Working capital (deficiency)................................................    $(2,304,410)      $ 8,602,481
     Total assets................................................................      4,000,578        13,869,864
     Total liabilities...........................................................      2,621,892           915,294
     Total stockholders' equity..................................................    $ 1,378,686       $12,954,570

-------------------

(1) Since we began operations on March 26, 1998, the information for the year ended September 30, 1998, does not reflect a full 12 months of results.

                                  RISK FACTORS

-------------------------------------------------------------------------------
NOTE: You should consider carefully the following risks before you decide to buy our common stock. We have described these risks and uncertainties under the following general categories: "Risks Related to Our Business," "Risks Related to the Industry" and "Risks Related to Our Common Stock." Our business, financial condition or results of operations could be materially and adversely affected by any of these or other risks. In that case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock. You should also consider the risks and uncertainties associated with forward-looking statements included in this prospectus with respect to our plans, objectives, expectations, and intentions. See "Cautionary Note Regarding Forward-Looking Statements."
-------------------------------------------------------------------------------

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED HISTORY OF OPERATIONS ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

         We are a start-up company with a short history of commercial operations. Our business is, therefore, subject to all of the risks inherent in a company with little or no operating history. To establish viable commercial operations, among other things, we must:

         - secure adequate capital to fund (1) expansion of our services and our territories, (2) acquisition or leasing of necessary equipment needed to expand our business, and (3) working capital and capital expenditures until we have positive cash flow (which may not occur for the foreseeable future or at all);

         - attract and retain management, technical, sales and marketing and other personnel; and

         - obtain market acceptance of our services and respond to competitive pressures.

WE HAVE A HISTORY OF LOSSES AND WE EXPECT LOSSES FOR THE FORESEEABLE FUTURE.


         Since our inception, we have incurred significant losses and we continue to incur losses, resulting primarily from costs related to installing our systems in a rapidly increasing number of MDU properties and general corporate overhead. At March 31, 2000, we had an accumulated deficit of $10,337,616. As a result of our business plan to continue expansion in Canada and to begin expansion into the United States, we expect to incur losses for the foreseeable future. We believe these expenditures are necessary to implement our business plan. If our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, our losses may be significantly greater. We may never achieve or sustain profitability.


WE WILL NEED FURTHER CAPITAL.

         We currently anticipate that our available funds will be sufficient to meet our needs for working capital, capital expenditures and business expansion through the fourth quarter of fiscal 2000, which ends September 30, 2000. After that time we will need to raise additional funds. Also, we may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services, to respond to competitive pressures or to acquire complementary products, businesses or technologies. There can be no assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund expansion, respond to competitive pressures, or take advantage of unanticipated acquisition opportunities. Such inability could negatively impact our business.

WE DEPEND SIGNIFICANTLY ON OUR STRATEGIC RELATIONSHIPS WITH OUR PROGRAMMING PROVIDERS.


         Under our agreements with Star Choice and DirecTV, we may not maintain distribution systems or market direct-to-home satellite broadcast services for others in Canada or the U.S., respectively. Consequently, we are totally dependent on our program providers for satellite signals and programming. Events at our program providers, which we cannot control, could adversely affect us. Moreover, the satellite communications and programming industry is regulated and regulations may be enacted that could have an adverse effect on our program providers. Termination of our programming contracts would have a material adverse effect on us.

COMPETITION IN OUR INDUSTRY IS INTENSE AND GROWING, AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY.


         The satellite communications and programming industry is highly competitive, and we expect competition to intensify in the future. Satellite television systems face competition from several sources, such as traditional hard-wire cable companies, satellite receivers, direct broadcast satellites, wireless cable, and other alternative methods of distributing and receiving television transmissions. Further, premium movie services offered by cable and satellite television systems have encountered significant competition from the home video cassette recorder industry. In areas where several local off-air VHF/UHF broadcast signals can be received without the benefit of cable television, cable television systems have also experienced competition from the availability of broadcast signals generally and have found market penetration more difficult. We do not have significant market share in any of our markets. Our competitors in each of our existing and future markets have greater financial, technical, marketing and other resources, including brand or corporate name recognition, than we do. In addition, a continuing trend towards business combinations and alliances in this industry may create significant new competitors for us. Many of these combined entities will have resources far greater than ours. These combined entities may provide bundled packages of communications video programming or cable services, including local, long distance and digital subscriber line services, that compete directly with the services we now offer or may offer in the future. These entities may also offer services sooner and at more competitive rates than we do. No assurance can be given that we will compete successfully with hard-wire cable and other pay television systems, or other companies engaged in providing services provided by us.


WE ARE GROWING RAPIDLY, AND EFFECTIVELY MANAGING OUR GROWTH MAY BE DIFFICULT.

         We are currently experiencing a period of significant expansion. In order to execute our business plan, we must continue to grow significantly. This growth will strain our personnel, management, systems, policies and procedures and other resources. To manage our growth, we must implement adequate operational and financial systems and controls and recruit, train and manage new employees. We cannot be certain that we will be able to integrate new executives and other employees into our organization effectively. If we do not implement adequate systems and controls, recruit, integrate and retain necessary personnel or otherwise manage growth effectively, our business, results of operations and financial condition would be materially and adversely affected.

WE DEPEND ON OUR KEY PERSONNEL TO OPERATE OUR BUSINESS, AND WE MAY NOT BE ABLE TO HIRE ENOUGH ADDITIONAL MANAGEMENT AND OTHER PERSONNEL AS OUR BUSINESS GROWS.

         Our performance is substantially dependent on the continued services of our executive officers and other key employees, particularly Sheldon B. Nelson, President and CEO, Robert A. Biagioni, CFO, and Gary J. Monaghan, President of MDU Canada. The loss of the services of any of our executive officers could materially and adversely affect our business. Additionally, we believe we will need to attract, retain and motivate talented management and other highly skilled employees, particularly those with technical backgrounds, to be successful. Competition for employees that possess knowledge of both the satellite communications and programming industry and our target market is intense. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future.

WE MAY BE ADVERSELY IMPACTED BY CHANGES IN FOREIGN CURRENCY EXCHANGE RATES.

         We do not currently engage in significant operating transactions denominated in United States dollars so any change in the Canadian/US dollar exchange rate does not currently have a material effect on our operating cash flows. However, as we expand our operations into the United States, exchange rates may have a material adverse effect.

                         RISKS RELATING TO OUR INDUSTRY

CANADIAN REGULATIONS COULD ADVERSELY AFFECT US.

         We are not directly regulated by the Canadian Radio-television and Telecommunications Commission ("CRTC"). Our primary program provider, Star Choice, is licensed by and subject to regulation by the CRTC, under a license that expires in 2002. The CRTC's failure to renew Star Choice's license, or changes in the laws, policies and regulations that may modify the present regulatory environment, would directly affect Star Choice and we are unable to predict the impact of such laws or regulations on Star Choice's operations. In addition, preliminary CRTC regulations that allow us to obtain competitive access to an MDU's internal wiring may not be adopted in a final form that is favorable to us, which would have a material adverse effect on our business. Finally, there can be no assurance that material and adverse changes in regulations affecting the digital direct-to-home services business, and the broadcasting industry, in general will not occur in the future.

UNITED STATES REGULATIONS COULD ADVERSELY AFFECT US.


         As a sales agent for direct broadcast satellite (DBS) operators, Internet service providers and home security services, we are not directly subject to rate regulation or certification requirements by the Federal Communications Commission ("FCC") or state public utility commissions because we are not engaged in the provision of common carrier services. However, the communications service providers for whom we act as a sales agent are subject to varying degrees of federal, state and local regulation. Many aspects of regulation at the federal, state and local levels currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal, or adopt new laws and administrative regulations and policies, the results of which we are unable to predict. The United States Congress and the FCC have in the past, and may in the future, adopt new laws, regulations and policies regarding a wide variety of matters, including rulemakings to implement provisions of the Telecommunications Act of 1996 ("Telecom Act"), that could, directly or indirectly, affect the operation of our business. Our business prospects could be materially adversely affected
(1) by the application of current FCC rules or policies in a manner leading to a change in the regulatory status of our satellite television and telecommunications operations, (2) by the adoption of new laws, policies or regulations, (3) by changes in existing laws, policies or regulations, including changes to their interpretations or applications, that modify the present regulatory environment, or (4) by the failure of certain rules or policies to change in the manner anticipated by us.


WE FACE THE RISK OF SYSTEMS INTERRUPTIONS.

         The satisfactory performance, reliability and availability of our services is critical to our reputation and to our ability to attract and retain customers and maintain adequate customer service levels. From time to time, we have experienced temporary system interruptions for a variety of reasons, including software bugs and lack of reliable integration between various elements of our systems and those of our users. We may not be able to correct a problem in a timely manner. Because some of the reasons for a systems interruption may be outside of our control, we may not be able to remedy a problem quickly or at all. Any future system interruption that results in the unavailability of our services could result in negative publicity, which would negatively affect our business.

                        RISKS RELATED TO OUR COMMON STOCK

SINCE OUR STOCK IS SUBJECT TO THE PENNY STOCK RULES, INVESTORS MAY FIND IT DIFFICULT TO SELL THEIR STOCK.

         Our common stock is subject to penny stock rules promulgated by the Securities and Exchange Commission. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock and make it more difficult to sell our common stock.

YOUR HOLDINGS MAY BE DILUTED IN THE FUTURE.


         You may experience substantial dilution of your investment in our common stock upon conversion of our Series A convertible preferred stock and upon the exercise of our outstanding stock options and warrants. As of May 31, 2000:



         - Each share of our outstanding Series A convertible preferred stock was convertible into 1.15 shares of our common stock for a total of 4,182,780 shares.



         - 3,241,749 shares of common stock were reserved for issuance upon exercise of outstanding warrants, at exercise prices ranging from US$0.75 to US$2.50 per share. All of these warrants are currently exercisable.

         - 3,585,360 shares of common stock were reserved for issuance upon exercise of outstanding stock options at exercise prices ranging from US$1.00 to US$5.00 per share. Of such stock options, 1,555,908 are currently exercisable.


         In addition, if we raise additional capital through the sale of additional capital stock or the issuance of debt that is convertible into our capital stock, then your percentage ownership of our stock will be reduced, you may experience additional dilution, and the new stock or debt may have rights, preferences and privileges senior to those of our common stock.

OUR COMMON STOCK PRICE IS HIGHLY VOLATILE.


         The market price of our common stock has been, and is likely to continue to be, highly volatile. For example, between December 2, 1998, when our common stock began being quoted on the OTC Bulletin Board, and May 31, 2000, the price of our common stock ranged from US$0.31 to US$9.00 per share. Purchasers of our common stock may not be able to resell their shares following periods of volatility because of the market's adverse reaction to volatility. We cannot assure you that our stock will trade at or above historic levels or sustain its current market price.


SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.


         If our stockholders sell substantial amounts of our common stock in the public market in the future, including the 11,155,014 offered by the Selling Stockholders under this prospectus, then the market price of our common stock could fall and our ability to raise capital through the sale of our securities could be impaired. To date, we have had limited trading volume in our common stock and the shares of common stock offered by the Selling Stockholders constitutes a significant portion of our outstanding common stock.



         Our certificate of incorporation authorizes the issuance of 50,000,000 shares of common stock. At May 31, 2000, 13,371,820 shares of common stock were outstanding. The future issuance of all or part of the remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our existing stockholders. Also, any stock we sell in the future may be valued on an arbitrary basis by us and the issuance of shares of common stock for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by existing stockholders.


MUCH OF OUR STOCK IS OWNED BY MANAGEMENT.


         Our current executive officers and directors beneficially own or have voting control over outstanding shares of our common stock and hold presently exercisable options to acquire our common stock, which taken together constitute approximately 16% of our common stock. Accordingly, these individuals will have the ability to influence the election of our directors. Also, this concentration of ownership may have the effect of delaying, deterring or preventing a change in control.


              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," identify important additional factors that could materially adversely affect our actual results and performance. We claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.

                                 USE OF PROCEEDS

         We will not receive any proceeds upon conversion of the Series A convertible preferred stock or upon sale of shares of our common stock by the Selling Stockholders.

         We will receive the exercise price of any warrants and options that are exercised by the Selling Stockholders. Assuming exercise of all of the Selling Stockholders' warrants and options, the gross proceeds to us would be approximately US$4,844,525. We intend to use any proceeds from exercise of the warrants and options for working capital and general corporate purposes.


           PRICE RANGE OF COMMON STOCK AND RELATED STOCKHOLDER MATTERS

                                  MARKET PRICE

         Our common stock is not traded on a national securities exchange or the Nasdaq Stock Market. It has been quoted on the OTC Bulletin Board under the symbol "MDTV" since December 2, 1998. The range of high and low bid quotations on the OTC Bulletin Board during each fiscal quarter since December 2, 1998, as reported by Bloomberg, L.P., is as follows:



                                                          FISCAL YEAR 2000
                                                     -------------------------
QUARTER ENDED                                        HIGH                  LOW
-------------                                        ----                  ---
December 31, 1999                                     $1.88                $0.31
March 31, 2000                                        $9.00                $2.13
June 30, 2000                                         $6.75                $1.53
(April 1, 2000 through May 31, 2000 only)




                                                          FISCAL YEAR 1999
                                                     -------------------------
QUARTER ENDED                                        HIGH                  LOW
-------------                                        ----                  ---
December 31, 1998                                    $1.56                 $1.31
March 31, 1999                                       $2.69                 $1.44
June 30, 1999                                        $2.38                 $1.06
September 30, 1999                                   $1.72                 $0.63


         These quotations are in U.S. Dollars and reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.


         As of May 31, 2000, we had approximately 64 holders of record of our shares of Common Stock.


                               "PENNY STOCK" RULES


         Our common stock is a "penny stock" which is subject to Rule 15g-9 under the Securities Exchange Act of 1934 (the "Exchange Act"). It is considered penny stock because it is not listed on a national exchange or Nasdaq, we have been in business less than three years and have net tangible assets of less than US$5,000,000, and our average annual revenue has not exceeded US$6,000,000 in the past three years.


         As a result, broker-dealers must comply with additional sales practices requirements. Broker-dealers must determine that the investment is suitable for the buyer and receive the buyer's written agreement to the transaction before they can sell our common stock to buyers who are not the broker-dealer's established customers or institutional accredited investors. In addition, broker-dealers must deliver to the buyer before the transaction a disclosure schedule which explains the penny stock market and its risks, discloses the commissions to be paid to the broker-dealer, discloses the stock's bid and offer quotations, and discloses if the broker-dealer is the sole market maker in the stock.

                                 DIVIDEND POLICY

         We have not paid any cash dividends and we do not anticipate that we will pay cash dividends on our common stock in the foreseeable future. Payment of cash dividends is within the discretion of our Board of Directors and will depend, among other factors, upon our earnings, financial condition and capital requirements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
NOTE: This section contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are not guarantees of our future performance. They are subject to risks and uncertainties related to business operations, some of which are beyond our control. Our actual results may differ materially from those anticipated in these forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."
--------------------------------------------------------------------------------

                                    OVERVIEW

         We earn our revenue through the sale of satellite television programming packages to MDU residents. Under agreements with our programming providers, we earn a percentage of the fees charged to the subscriber. We also earn a digital access fee for our digital set-top box service.


         We have been providing our digital satellite television services in Canada since November 1998 and will begin services in the U.S. in July, 2000. As of May 31, 2000, we had approximately 13,600 subscribers in 190 buildings throughout Canada.


         In addition, we recently began offering other services, such as in-suite security monitoring services, to residents of our MDU properties. Also, we are in the process of developing products to provide high speed Internet access and long distance telephone services. We expect to begin offering our Internet access services by July 2000 and our long distance telephone services during the fall of 2000.

         We have incurred operating losses since our inception and do not expect to generate profitable operations until fiscal 2001 or later. Our funding of our operating expenses, working capital needs and capital commitments is dependent upon our ability to raise financing through public and private placements of both equity and debt securities, in addition to revenues from operations.

                              BASIS OF PRESENTATION


         Our consolidated financial statements at and for the fiscal years ended September 31, 1998 and 1999, and for the six-month periods ended March 31, 1999 and 2000, and their respective Notes ("Consolidated Financial Statements") have been stated in Canadian dollars and have been prepared in accordance with accounting principles generally accepted in the United States, consistently applied. We have designated the Canadian dollar as our functional and reporting currency on the basis that our principal business and activities are located and conducted in Canada. We have accounted for the business combination of Alpha Beta Holdings, Ltd. and MDU Communications Inc. as a reverse acquisition whereby MDU Communications Inc. was identified as the acquirer and the assets and liabilities of Alpha Beta Holdings, Ltd. were acquired at fair value. In accordance with generally accepted accounting principles for reverse acquisitions, our consolidated financial statements reflect the historical results of MDU Communications Inc. and the related assets and liabilities at their historic cost. The operations of Alpha Beta Holdings, Ltd., being the legal parent but accounting subsidiary, are reflected in the consolidated financial statements from November 22, 1998, and its assets and liabilities are reflected at their fair value at the date of acquisition. Since Alpha Beta Holdings, Ltd. was essentially inactive prior to the business combination, the following discussion will relate to our continuing Canadian operations.


                              RESULTS OF OPERATIONS

YEAR ENDED SEPTEMBER 30, 1999 COMPARED TO THE PERIOD FROM INCEPTION (MARCH 26,
1998) TO YEAR ENDED SEPTEMBER 30, 1998

         REVENUES. Our 1999 fiscal year's revenue of $566,698 was comprised of 69% SMATV revenue, 20% net programming revenue from Star Choice and 11% from digital access fees ("set-top revenue"). SMATV revenue represented approximately 8,700 subscribers, most of which had been added by January 1999, and the set-top revenue represented approximately 2,900 subscribers who were acquired over the last nine months of the fiscal year. Fiscal 1998 revenues were $0 from inception at March 26, 1998, to September 30, 1998. That period was spent in planning with no SMATV or set-top subscribers.

         DIRECT COSTS AND SALES EXPENSES. Fiscal 1999 direct costs were $339,570 and were primarily comprised of SMATV programming and maintenance costs. Direct costs were 60% of net revenue in fiscal 1999. Salaries, wages, commissions and benefits make up 35% of the sales expense. In-suite installation of set-top boxes represents 26% of sales expense and the balance of 39% is primarily travel, advertising, consulting and telephone expense, which includes $116,149 in non-cash stock option compensation charges (see below). There was no direct costs or sales expense for fiscal 1998.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative ("G&A") expenses increased 1,332% to $1,401,399 in fiscal 1999, from $97,845 in fiscal 1998, due to our market expansion, as follows:

- Advertising, promotion, travel and vehicle expenses were $128,755 or 9.2% of total G&A and represented an increase of $84,198 over fiscal 1998.

- Occupancy, office, telephone costs, repairs and maintenance were $178,175 or 12.7% of G&A and represented an increase of $166,998 over fiscal 1998.

- Wages were $519,834 or 37.1% of G&A and includes non-cash stock option compensation charges (see below) of $222,000. No wages were recorded in fiscal 1998 but $26,500 in management fees was paid to companies controlled by officers and directors as compensation for services rendered.

- Professional and consulting fees were $307,559 or 21.9% of G&A, which includes non-cash stock option compensation charges (see below) of $177,445, and represented an increase of $293,976 over fiscal 1998.

- Other non-cash charges consisting of amortization expense were $195,260 or 13.9% of total G&A in fiscal 1999. No amortization was recognized in fiscal 1998.

- The balance of G&A in fiscal 1999 consisted of interest and foreign exchange losses of $71,816, or 5.1% of total G&A, and represented an increase of $69,788 over fiscal 1998.


         STOCK OPTION COMPENSATION CHARGES. We account for our stock-based employee compensation plans under APB No. 25 whereby compensation cost is recorded for the excess, if any, of the quoted market price of the common shares over the exercise price at the date of the grant for all employee common stock options issued. During fiscal 1999, compensation cost in the amount of $222,000 was recorded for options to purchase 300,000 shares of our common stock which we granted to directors, officers and employees at a weighted average exercise price of US$1.00. In addition, we granted stock options to purchase 100,000 common shares at an option price of US$1.50 for consultative and other services provided by a relative of our president. The fair value of these options in the amount of $177,445 has been recorded as a consulting expense (see note 7(c) to the Notes to the Consolidated Financial Statements). No stock option compensation charges were recognized in fiscal 1998.


         NET LOSS. We reported a net loss of $2,525,660 for the year ended September 30, 1999. The increase in net loss compared to the year ended September 30, 1998 period was primarily attributable to the operating cost of installing systems and obtaining over 11,600 subscribers in over 135 properties. These operating costs were comprised of personnel, sales, and general and administrative expenses totaling $2,752,788. These costs also include the non-cash stock option compensation charges discussed above. In fiscal 1998 we reported a loss of $97,845 consisting only of general and administrative expenses for the period from inception to September 30, 1998.

         RESTATEMENT. Subsequent to the issuance of our September 30, 1999 consolidated financial statements, our management determined that the fair value of options issued to certain non-employees for services rendered during the period should have been reported as sales expense, rather than capitalized to property and equipment. As a result, the accompanying consolidated financial information as of and for the year ended September 30, 1999 has been restated from the amounts previously reported to give effect to an additional $116,149 of sales expense, a reduction in amortization expense of $4,210 and a corresponding reduction in property and equipment of $111,939. See Note 16 to the Consolidated Financial Statements.


SIX MONTHS ENDED  MARCH 31, 2000 COMPARED TO  SIX MONTHS ENDED  MARCH 31, 1999



         REVENUE. Our revenue for the six months ended March 31, 2000 of $585,789 was comprised of 39% SMATV revenue, 43% net programming revenue from Star Choice , 17% from digital access fees and 1% from equipment and other sales. Our revenue for the six months ended March 31, 1999 of $142,482 was comprised of 68% SMATV revenue, 25% net programming revenue from Star Choice, 3% from digital access fees and 4% from equipment and other sales. For the six months ended March 31, 2000 SMATV revenue of $230,907 represented approximately 8,600 subscribers and the set-top revenue of $349,249 represented approximately 3,800 subscribers, compared to the corresponding period with SMATV revenue of $97,098 and 8,500 SMATV subscribers acquired from 4-12 Electronics Ltd. on December 31, 1998, and set-top revenue of $40,229 representing approximately 1,200 subscribers added in the latter half of the period. We also recorded interest income of $80,241 for the six months ended March 31, 2000 due to investing available funds from January 28, 2000 to March 31, 2000. There was no corresponding interest income in the six months ended March 31, 1999.



         DIRECT COSTS AND SALES EXPENSES. Direct costs are primarily comprised of SMATV programming and maintenance costs plus equipment costs, and are 38% of revenue for the six months ended March 31, 2000, compared to 55% for the same period of the prior year, with the change reflecting a higher proportion of set-top revenues in the current period. Salaries, wages, commissions and benefits make up 34% of the sales expenses for the six months ended March 31, 2000, compared to 32% of the sales expenses for the six months ended March 31, 1999. The balance of 66% and 68% respectively, consisted primarily of travel, consulting, advertising and telephone expenses, which includes $64,418 in the six month period ended March 31, 2000, and $116,149 in the comparable period in 1999, related to non-cash stock option compensation (see below).



         GENERAL AND ADMINISTRATIVE EXPENSES. G&A expenses for the six months ended March 31, 2000 were $7,186,251 as compared to $674,342 for the corresponding prior period. This 966% increase in G&A period over the previous period is primarily because of non-cash charges. Excluding these non-cash charges (see below) of $5,835,265 from the six-month period ended March 31, 2000, and $399,445 in the six-month period ended March 31, 1999, results in an increase of $1,076,089 or 391%, which is more representative of the increase in overall business activity. Advertising, promotion, investor relations, travel and vehicle costs were $181,822 for the six months ended March 31, 2000 or 3% of G&A, compared to $67,312 for the corresponding prior period, an increase of 170%. Office, occupancy, repairs and maintenance, and telephone costs were $337,160 for the six months ended March 31, 2000 or 5% of G&A, compared to $40,386 for the corresponding prior period for an increase of 735%. Wages, professional and consulting fees for the six months ended March 31, 2000 were $2,227,410 or 31% of G&A and up from the prior period's $514,057, primarily due to increased staff levels and non-cash stock option compensation charges of $1,567,279 in the six months ended March 31, 2000 and $399,445 in the six months ended March 31, 1999 (see below). Foreign exchange gains of $121,822 and interest expense of $50,243 for the six months ended March 31, 2000 compared to $33,064 in foreign exchange loss and to $3,988 in interest expense for the corresponding prior period. Other non-cash charges consisted of amortization expense of $270,014 or 4% of G&A in the six months ended March 31, 2000 compared to only $15,535 or 2% of G&A in the six months ended March 31, 1999 and reflects the difference in subscriber base between periods and the comparison of six full months of operations versus three full months in the period ended March 31, 1999.



         STOCK OPTION COMPENSATION CHARGES. We account for our stock based employee compensation plans under APB No. 25 whereby compensation cost is recorded for the excess, if any, of the quoted market price of the common stock over the exercise price at the date of the grant for all employee and director common stock options issued. Stock options issued to third party consultants and others are accounted for under Statement of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" whereby compensation charges are recorded based on the fair value of the options granted. In the six months ended March 31, 2000, $1,567,279 of G&A expense was non-cash stock option compensation and consulting charges. In the period, we granted 90,276 options to officers and employees at a weighted average exercise price of US$1.00 for performance up to March 31, 2000, resulting in compensation cost of $523,998. In addition, we granted 170,000 options to consultants at US$5.00 being the market value at date of grant and the fair value of these options, and the amount of $1,043,281, has been recorded as consulting expense. Further, stock option compensation charges in the amount of $64,418 were recorded as sales expense based on the fair value of stock options issued or issuable to suppliers. For the six months ended March 31, 1999, $399,445 of the G&A expense was non-cash stock option compensation and consulting charges. Compensation cost in the amount of $222,000 was recorded for the six months ended March 31, 1999 for options to purchase 300,000 shares of our common stock granted to directors, officers and employees at a weighted average exercise price of US$1.00. In addition, we granted stock options to purchase 100,000 shares of our common stock at an option price of US$1.50 for consultative and other services provided by a relative of our President. The fair value of these options in the amount of $177,445 has been recorded as a consulting expense. Stock option compensation charges in the amount of $116,149 were recorded as sales expense for the six months ended March 31, 1999 based on the fair value of stock options issued to suppliers, calculated on the date an eligible supplier completes the performance required to earn the options.



         OTHER NON-CASH CHARGES. Included in the six months ended March 31, 2000 is $26,563 in consulting expenses related to 50,000 shares issued upon the termination of our agency agreement with Canaccord Capital Corporation. Also included in the same period are non-cash financing expenses of $4,241,424 representing the fair value of a two-year warrant granted to Gibralt Capital Corporation. The warrant was for the purchase of 750,000 shares of common stock at an exercise price of $2.50 per share. The fair value of the warrant was determined using a Black Scholes option pricing model. The warrant was issued in consideration of Gibralt Capital Corporation's termination of a financing agreement and its agreement to negotiate in good faith a new financing agreement with terms more favorable to us. There was no corresponding financing expense in the prior period.



         NET LOSS. We reported a net loss of $7,714,111 for the six months ended March 31, 2000, up from a net loss of $1,018,923 for the six months ended March 31, 1999. When non-cash charges, including amortization, of $6,169,697 and $531,129 are excluded from these periods, the increase is primarily attributable to the increased costs to operate over 12,400 subscribers in over 160 properties for a full six months compared to 8,700 subscribers in 140 properties for approximately three months of the comparable prior period.



         ADJUSTMENT FOR BENEFICIAL CONVERSION. During the six months ended March 31, 2000, we issued 3,637,200 shares of Series A convertible preferred stock at an issue price of US$2.50 per share, in exchange for cash proceeds of US$7,725,000 and services in connection with the private placement with a fair value of US$1,368,000 for total gross proceeds, prior to expenses of the issue, of US$9,093,000. The Series A convertible preferred stock have a beneficial conversion feature totaling $11,147,155 (US$7,725,000) measured as the difference between the conversion price most beneficial to the investor, of US$2.17, and the fair value of the underlying common stock at the time of issuance, limited to the amount of cash proceeds received. In addition on February 3, 2000, we completed a private placement consisting of 699,999 units at US $0.75 per unit for gross proceeds of US$525,000. Each unit consists of one common share and one common share purchase warrant exercisable for two years at US$1.00 per share. The warrants also have a beneficial conversion feature totaling $355,047, measured as the difference between the conversion price of US$1.00 and the fair value of the underlying common stock at the date we had a contractual obligation to issue the units, limited to the amount of the gross proceeds received and allocated to the warrants. Each beneficial conversion feature is recognized as an increase in the loss applicable to common shareholders and in the calculation of basic loss per share for the six months ended March 31, 2000, resulting in a net loss attributable to common shareholders and basic loss per common share for the six months ended March 31, 2000 in the amounts of $19,216,333 and $1.86, respectively.


                         LIQUIDITY AND CAPITAL RESOURCES

YEAR ENDED SEPTEMBER 30, 1999 COMPARED TO YEAR ENDED SEPTEMBER 30, 1998

         CASH POSITION. At September 30, 1999, we had cash and cash equivalents of $43,621 compared to $19,506 at September 30, 1998.

         OPERATING ACTIVITIES. Net cash of $310,643 was used in operating activities during fiscal 1999. The primary operating use of cash was from our net loss of $2,525,660 which was partially offset by $710,854 of non-cash charges, represented by $195,260 in amortization and $515,594 in stock option compensation charges. In addition, we recorded as a source of cash $1,504,163 from changes in working capital. In 1998, net cash of $83,621 was used in operating activities primarily from our net loss less cash provided by changes in working capital.

         INVESTING ACTIVITIES. Net cash of $3,662,251 was used in investing activities during fiscal 1999, which was mainly comprised of purchases of telecommunications equipment used in the reception of the digital satellite signal, and certain intangible assets less cash acquired with Alpha Beta Holdings, Ltd. In 1998, $47,033 was expended on the purchase of furniture and equipment.

         FINANCING ACTIVITIES. We generated net cash of $3,997,009 from financing activities during fiscal 1999. In fiscal 1998 we generated net cash of $150,160 from financing activities.

         In fiscal 1999, our financing activities were:

     - The exercise of options to purchase 640,000 shares of our common stock at an exercise price of US$1.50 per share for net cash proceeds of US$960,000 or $1,474,184.

     - The issuance of demand convertible notes payable for proceeds of $829,644 (the "Convertible Notes"). The Convertible Notes accrued interest at various rates between 8.75% and 9.0%. The Convertible Notes were convertible, as to principal and interest, at the option of the note holder into fully paid non-assessable shares of our common stock at original conversion prices between US$1.75 and US$2.00 (see note 6 on the Notes to the Consolidated Financial Statements). As of September 16, 1999, we were unable to repay the Convertible Notes upon demand by the note holders, and the Convertible Notes were re-negotiated with extensions at the same rates of interest to between February 28, 2000 and June 30, 2000. The conversion prices were amended to between US$0.50 and US$0.625.

     - The issuance of 5,213,835 shares of our common stock to effect the acquisition of Alpha Beta Holdings, Ltd.

     - Proceeds from the issuance of notes payable of $125,000. Our initial funding was by way of six private demand notes totaling $275,000 bearing interest at 7.5%. We repaid the six demand notes on December 15, 1998 from warrant exercise proceeds.

     - In May 1999, we received subscriptions for 670,000 shares of our common stock at an issue price of US$1.75 per share for proceeds of US$1,172,500 or $1,721,361. Expenses of the offering were $176,437.
         These shares were subsequently issued in November 1999.

     - In August and September 1999, we received US$168,000 or $248,102 on account of subscriptions for 420,000 units at US$0.40 per unit, each unit consisting of one share of common stock and a two-year warrant to purchase one share of common stock for US$0.75 per share. These shares and warrants were subsequently issued in November 1999 as part of a total of 1,482,750 unit offering.

         In fiscal 1998, our financing activities were $150,000 received from the issuance of notes payable.

         WORKING CAPITAL. At September 30, 1999 and 1998, our working capital deficiencies were $2,304,410 and $144,718, respectively. The deficiencies, funding to expand our business through acquisition of new subscribers and funding for our anticipated operating deficits for the following fiscal years caused us to pursue opportunities to raise financing through private placements of equity.


SIX MONTHS ENDED  MARCH 31, 2000 COMPARED TO  SIX MONTHS ENDED  MARCH 31, 1999



         CASH POSITION. At March 31, 2000, we had cash and cash equivalents of $9,122,224 compared to $82,699 at March 31, 1999. The increase in our cash position is mainly due to proceeds received from common and preferred share private placements and convertible promissory notes. These proceeds have been used for our operating and investing activities during the six months ended March 31, 2000.



         OPERATING ACTIVITIES. Net cash of $2,556,095 was used in operating activities during the period ended March 31, 2000. The primary operating use of cash was from our net loss of $7,714,111 which was partially offset by $6,169,697 of non-cash charges, represented by $270,014 in amortization and $5,899,683 in stock option compensation charges, shares for service and value attributed to warrants recognized as financing fees. In addition, we recorded as a use of cash $1,011,681 from changes in working capital mainly from reduction of trade accounts payable. In 1999, net cash of $236,261 was used in operating activities. The primary operating use of cash in 1999 was from our net loss of $1,018,923, which was partially offset by $531,129 of non-cash charges, represented by $15,535 in amortization and $515,594 in stock option compensation charges. In addition, we recorded as a source of cash $251,533 from changes in working capital.



         INVESTING ACTIVITIES. Net cash of $871,490 was used in investing activities during the six months ended March 31, 2000 all related to purchase of property and equipment. In the six months ended March 31, 1999 we spent $1,074,884, represented primarily by $149,071 on the acquisition of SMATV subscribers and $961,035 on purchases of telecommunications equipment used in the reception of the digital satellite signal.



         FINANCING ACTIVITIES. We generated net cash of $12,506,188 from financing activities during the six months ended March 31, 2000 as follows:



     - On November 23, 1999, we completed a private placement consisting of 1,482,750 units at US$0.40 per unit, for gross proceeds of US$593,100. Each unit was comprised of one share of common stock and a two-year warrant to purchase one share of common stock for $0.75 per share. At March 31, 2000, 420,000 of those units had been issued and offering proceeds of $248,102 (US$168,000) had been received.






     - On January 28, 2000, we raised US$7,725,000 (net of agency fees) through a private placement of our Series A convertible preferred stock. In connection with the offering, we entered into a Registration Rights Agreement under which we agreed to have a registration statement, which registers and qualifies the shares of common stock issuable upon conversion of the Series A convertible preferred stock for resale, declared effective by the Securities and Exchange Commission and the Registration Statement of which the Prospectus is a part has been filed to fulfill that agreement. In connection with the offering of Series A convertible preferred stock, we entered into an agency agreement with Haywood Securities Inc. Under that agreement, Haywood Securities Inc. agreed to provide services in connection with the issuance and sale of the Series A convertible preferred stock and the qualification of the common stock issuable upon conversion, including assisting in obtaining requisite regulatory approvals. In consideration of these services, we delivered to Haywood Securities Inc. a commission of US$618,000, paid by issuance of 247,200 Series
         A convertible preferred stock, a corporate finance fee of US$750,000, paid by issuance of 300,000 shares of the Series A convertible preferred stock, and a warrant to acquire an underlying warrant which is in turn exercisable into up to 309,000 shares of common stock for a period of one year at a price of US$2.50 per share.



     - On February 3, 2000, we completed two private placements, one consisting of the issuance of 125,000 shares of common stock at US$0.80 per share, for gross proceeds of US$100,000, and the other consisting of 699,999 units at US$0.75 per unit, for gross proceeds of US$525,000. Each unit consisted of one share of common stock and a two-year warrant to purchase one share of common stock at US$1.00 per share. The net cash proceeds to us of these two private placements were $909,435 (US$625,000).






     - On February 15, 2000, a former director and officer exercised 125,000 options at an exercise price of US$1.00 for total proceeds of $181,100 (US$125,000).



     - On February 28, 2000 and March 8, 2000, notes payable valued at $829,644 at September 30, 1999, together with accrued interest of $51,384, were converted to 997,736 shares of common stock. No proceeds were received during the period.



         During the six months ended March 31, 1999, we generated net cash of $1,374,338 from the following:



     - The exercise of warrants for the purchase of 640,000 shares of common stock generated proceeds of $1,474,184.



     - Proceeds from the issuance of notes payable of $125,000. Our initial funding was by way of six private demand notes totaling $275,000 bearing interest at 7.5%. We repaid the six demand notes on December 15, 1998 from warrant exercise proceeds.






     - The issuance of 5,213,835 shares of our common stock to effect the acquisition of Alpha Beta Holdings, Ltd.



         WORKING CAPITAL. At March 31, 2000, we had working capital of $8,602,481, and at March 31,1999, we had a working capital deficiency of $181,977. Our projected operating losses and capital costs to add new subscribers and grow our business will require us to obtain further financing through private placements of debt and equity.


                                  MARKET RISK

         We are exposed to market risk related to changes in interest and foreign exchange rates, each of which could adversely affect the value of our current assets and liabilities. We have not entered into any forward currency contracts or other financial derivatives to hedge foreign exchange risk, hence, we are subject to such risk from foreign currency transactions and translation gains and losses. We do not currently engage in significant operating transactions denominated in foreign currencies so any change in the CDN/US dollar exchange rate would not have a material effect on our current operating cash flows, however as we expand our US operations, that exchange rate may adversely affect our business.

         We do not currently have an interest-bearing investment portfolio nor liabilities subject to variable interest rates. As a result, any change in the prime interest rate would not have a material impact on our future operating results or cash flows based on the terms of existing liabilities.

                      CAPITAL COMMITMENTS AND CONTINGENCIES

         We have access agreements with the owners of MDU properties to supply our television viewing systems and services to the residents of those properties; however, we have no obligation to build out those properties and no penalties will accrue if we elect not to do so. See "Business--Our Strengths--Access Agreements.

                                  RECENT EVENTS




STRATEGIC ALLIANCES



         DIRECTV AGREEMENT. In May 2000, we entered into a long-term System Operator Agreement with DirecTV, which gives us a share of net subscriber receipts, depending upon the number of active subscribers, from the sale of DirecTV programming services, plus a subsidy for subscriber acquisition costs for each net subscriber addition. See "Business - Our Strengths - Strategic Alliance with DirecTV."



         We will incur only the costs associated with the implementation of the services that we deliver, and will not share any of DirecTV's programming or broadcasting costs. Under the agreement, we may not solicit sales or provide equipment for any other direct-to-home digital satellite television services in the United States. However, we are not prohibited from contracting with other program providers in connection with its SMATV services. Consequently, we are totally dependent on DirecTV for its digital set-top programming in the United States.



         The agreement has an initial term of five years, with an automatic extension of the entire agreement to coincide with the termination of the longest running property access agreement. Thereafter, the agreement is renewable for an additional five-year period at the option of both parties. Either party may terminate for the other's breach, bankruptcy or unapproved assignment of the agreement. Under this agreement, we will establish and maintain MDU distribution systems in non-rural states of the United States, as defined in the agreement, and act as a commissioned sales agent for the marketing of DirecTV programming to residents of MDU properties.



         As this agreement was recently executed, as of this date we have not derived any revenue from our alliance with DirecTV. DirecTV is not required to use us on an exclusive basis and could either contract with others to install distribution systems and market programming in MDUs or undertake such activities directly through retail stores, as it does for single-family television households.



         3COM AGREEMENT. In May 2000 we entered into a Master Purchase Sales Agreement with 3Com Corporation ("3Com") to become part of its preferred Visitor Based Network. Under this agreement, we will receive preferred pricing and discounts for equipment purchased to support our high-speed Internet services. This is not an exclusive agreement, however, a portion of our discount is based on purchase volume. The agreement has an initial one-year term, with automatic yearly renewals at the option of both parties with associated yearly price and discount adjustments. See "Business - Our Strengths - Strategic Alliance with 3Com."



COMPENSATION



         MANAGEMENT AGREEMENT. In May 2000 we entered into a management agreement with Mohamed Nabile ElBaz, Vice President of Broadband Technology, which provides for annual compensation, excluding bonuses, of approximately US$120,000. We can terminate this agreement at any time upon reasonable notice and the payment of an amount equal to 6 months of salary. See "Management - Significant Employees."



         OPTION GRANTS. In May 2000 we granted options to our newly appointed independent directors and to certain employees to purchase 347,500 common shares of common stock, of which 150,000 options have an exercise price of U.S.$2.50 per share (the "Directors' options"), being a premium to the prior day's closing price of the common stock. The first 75,000 of the Directors' options vest immediately at the grant date and the remaining 75,000 vest one year after the grant date. The 197,500 options granted to certain employees have an exercise price of U.S.$5.00 and vest quarterly over a three year period from the grant date. All of these options expire May 11, 2005. See "Management - Stock Option Plans."

                           FUTURE CAPITAL REQUIREMENTS

         The net proceeds of our recent common and preferred stock offerings should be sufficient to allow us to expand our deployment of service in Canada and to enter the U.S. market as planned during fiscal 2000. We may require additional capital in the future to fund (1) deployment of satellite TV services in excess of our expectations during fiscal 2000, (2) strategic acquisitions of existing subscriber bases or businesses, or (3) complementary services that may prove beneficial to us. We may seek funding from a combination of sources, including additional private placements of equity or debt. No assurance can be given that additional funding would be available on terms acceptable to us or at all.

                                    BUSINESS

                                    OVERVIEW

         We provide high quality digital satellite television services to residents of multi-dwelling unit properties (MDUs). MDUs include apartment buildings, condominiums, gated communities, universities, nursing homes, hospitals, hotels, motels, and other properties having multiple units located within a defined area.


         We have a contractual relationship with Star Choice Communications Inc. under which we market its satellite programming to the Canadian MDU market. We provide our services under access agreements with MDU property owners. The access agreements give us the exclusive right to provide digital satellite television services to the residents of the MDU properties and a right of first refusal for all other new telecommunications services. As of May 2000, we had installed or were in the process of deploying our systems in 190 MDU properties, and were serving approximately 13,600 subscribers, in Canada. We had entered into letters of intent or access agreements that will allow us to wire and market to residents in approximately 200 additional MDU properties, providing an additional potential customer base of over 24,000 Canadian subscribers.

         Our goal is to build an infrastructure and service system throughout the major MDU markets in North America to deliver television programming and other services. Our strategy is to focus initially on geographical markets which have a high concentration of MDU properties. In Canada, we have focused to date on major metropolitan markets such as Vancouver, Toronto, Calgary, Edmonton, Winnipeg, and Halifax.


         We intend to pursue a similar strategy in the United States marketplace, which is estimated to have over 25 million MDU television households. In May 2000, we entered into an agreement with DirecTV to market digital satellite television programming to the U.S. market. We opened our first U.S. office in New Jersey in June 2000 and anticipate locating two more U.S. offices in San Francisco, California and Chicago, Illinois, before the end of calendar 2000. We began operations and marketing to building owners in the U.S. in June 2000 and we expect to begin adding subscribers in July 2000.


         We earn our revenue through the sale of digital satellite television programming packages to the MDU residents. We do not charge the MDU property owners for our equipment or for installation of the infrastructure.

         We believe that we can compete effectively with cable television providers, our major competitor in the MDU marketplace, for subscribers. Advances in communications and information technology have created a large demand for new state-of-the-art services such as digital satellite television. In addition, regulatory changes in Canada and United States governing digital satellite television services has given television viewers the opportunity to choose the provider of their television programming based on quality of signal, cost and variety of programming. Our marketing program focuses on that choice and the benefits of subscribing to satellite television programming instead of cable programming.


         Recently, we have begun offering security monitoring services to our subscribers, using the existing or our installed infrastructure. We have signed a contract with ADT Security Services Canada, Inc. to market their in-suite monitoring security programs in Canada. We anticipate entering into a similar arrangement with a U.S. security monitoring service in the near future. In addition, we are in the process of negotiating relationships through which we will be able to provide high-speed Internet access services to our MDU residents. We are also negotiating distribution arrangements with telecommunications carriers to resell long distance telephone services to our MDU residents. We expect to begin offering our Internet access services in July 2000 and our long distance telephone service during the fall of 2000.


         We believe that there will be opportunities to grow and enhance our profitability and competitive position through the acquisition of complementary companies, technologies and services. We intend to pursue acquisitions that we believe will provide the opportunity for increased sales penetration with existing customers and new sales to potential customers, and that will extend and vertically integrate our products and technologies.

                                  OUR SERVICES

         We offer both digital set-top television viewing systems and satellite master antennae television (SMATV; pronounced "smat vee") viewing systems and services to the residents of MDUs. Both of our systems use state-of-the-art wireless digital satellite equipment. This equipment receives scrambled broadcast signals transmitted from our broadcasters' satellites and decodes them for viewing, which eliminates the need for a cable television provider. Broadcast signals are distributed to each MDU unit via cable run throughout the property.

         Currently, approximately 30% of our MDU subscribers use our digital set-top systems and, as a result of our acquisition of a SMATV subscriber base shortly after our formation, 70% use our SMATV systems. However, we believe that the potential market for our digital set-top system is far larger than that for SMATV systems. We intend to focus our marketing efforts on sale of our digital set top services, and expect the percentages of digital set-top and SMATV system revenues to be reversed within a year.


         We employ a technical service staff who, in connection with independent contractors, install and service the satellite and cable signal distribution systems. Our direct marketing sales representatives install the set-top boxes in properties equipped with our digital set-top system. We provide this equipment and its installation to the MDU property and to subscribing residents at no initial cost to them. Our cost to provide and install this equipment depends on the type and age of the MDU property and the number of potential subscribers. We generally only deploy into MDU properties where we project that our subscriber revenue will cover our equipment, installation and marketing costs within 20 to 30 months of deployment.


DIGITAL SET-TOP SYSTEM AND SERVICE

         Our digital set-top television viewing system and service can either replace, or exist in competition with, the existing cable service in MDU properties. Our service can be provided without disrupting existing cable services; no MDU resident is obliged to subscribe to our programming if they would prefer to remain with cable, regardless of whether their neighbours are subscribers.

         Our digital set-top system and service provides the following benefits to MDU owners and residents:

         - The MDU property is enhanced due to the availability of choice in television service providers and new services.

         - Subscribers do not have to sign any conditional sales or service contracts.

         - Technology upgrades are provided free of charge as they become available.

         - Every subscriber receives a digital set-top receiver that provides better picture and sound quality than analog cable television, and instant access to pay per view movies and special events at the touch of a button. Cable services generally only provide digital set-top receivers to their premium pay channel subscribers for a higher monthly fee.


         INFRASTRUCTURE. The required infrastructure for a digital set-top system consists of: a single .9-meter satellite dish to receive satellite broadcast signals and an "off air" antenna to receive local television signals, which are mounted on the roof of the MDU property; a cable backbone distribution system which is channeled through the building and connected to the existing or newly installed cable distribution system to the individual suites; and a television set-top box (with remote control) which decodes the broadcast signals on each television in each suite. The set-top box takes the place of all of the Head End (as defined below) equipment used in a SMATV system, except for the satellite dish.



         PROGRAMMING. The regular programming available to subscribers through our digital set-top service provides the following features:


         - Subscribers have more control over their program choices and do not have to pay for program packages that they do not wish to subscribe to.

         - Subscribers receive all their local TV stations as well as the digital satellite services.

         - Subscribers have more channel choices than they would from the majority of cable companies.

         - Subscribers receive an interactive program guide feature built into the set-top receiver that makes finding favorite channels and programming the VCR for taping easy.

         - Subscribers have a choice of billing options including monthly billing.

         CANADIAN PROGRAMMING. Star Choice provides all of the digital television programming and performs all of the billing and collection functions on our existing Canadian digital set-top subscriptions. In addition, Star Choice operates a call center that is open 24 hours a day, seven days a week. Star Choice provides our MDU customers with a variety of program packages and viewing options. Prices for Star Choices' programs range from $14.99 per month for the basic package to $52.99 per month for the platinum package, which includes movie services and a selection of approximately 120 other channels.



         U.S. PROGRAMMING. DirecTV provides all of the digital television programming and performs all of their billing and collection functions for the programming packages. DirecTV also provides and operates a 24 hour, 7 day a week call centre. DirecTV provides our customers with a variety of program packages and a-la-carte viewing options. Prices range from $19.99 per month for the basic package to $80.99 per month for the premium package, which includes movie services and a selection of approximately 155 other channels.



         REVENUES.



         CANADIAN REVENUES. We have two primary sources of revenue from our Canadian digital set-top service: programming revenue and digital access fee revenue.


                  PROGRAMMING REVENUE. Under our contract with Star Choice, we receive 30% of the gross subscriber revenues from our sale of Star Choice programming within our MDU properties. The average MDU subscriber currently spends approximately $38 per month on Star Choice programming, excluding pay per view purchases, which generates revenues to us of approximately $11.40 per month per subscriber.

                  DIGITAL ACCESS FEE REVENUE. We currently charge subscribers in our Canadian MDU properties a digital access fee ranging from $5.95 to $7.95 per month for use of our digital set-top receiver. Approximately 20% of our subscribers have multiple set-top receivers. Star Choice includes this amount in its monthly billing to the subscriber. Upon receipt of the subscribers' payments, Star Choice remits 100% of the digital access fees to us.


         U.S. REVENUES. We have three revenue sources from our U.S. digital set-top service: programming revenue, digital access fee revenue and upfront capital reimbursement:



                  PROGRAMMING REVENUE. Under our contract with DirecTV, we will receive approximately 20% share of gross subscriber revenues (excluding pay-per-view) from the sale of the DirecTV programming services within our MDU properties. Our average U.S. subscriber is expected to spend approximately $40 per month on DirecTV programming, excluding pay per view purchases. Therefore, we receive approximately $8.00 per month from the sale of programming to each subscriber. We are also entitled to earn performance incentives.



                  DIGITAL ACCESS FEE REVENUE. We charge US subscribers a digital access fee each month for the digital set-top receiver that we provide. The current fee is $8.00 per month. It may vary in the future by geographical market and in response to competitive pressures. We receive 100% of this digital access fee and bill it directly to the subscriber. We control the digital access fee rate. An average of 20% of customers take a second receiver for an additional $8.00.



                  UPFRONT CAPITAL REIMBURSEMENT. We receive an upfront capital reimbursement from DirecTV which partially offsets our costs in acquiring subscribers.



SMATV SYSTEM AND SERVICE



         SMATV is a private cable system and service that is used to replace existing cable service in MDU properties. Our Star Choice and DirecTV agreements allow us to purchase customized programming packages at a wholesale rate and to resell them to our SMATV properties, much like a cable television supplier would. MDU owners and residents benefit from our SMATV service for a number of reasons:


         - Our charge for the programming package is generally less than the rate the property owner was paying for cable service.

         - The program package delivered to the residents is custom tailored to suit their needs, and therefore people do not pay for television services they do not want to watch.

         - Our rates are guaranteed for a longer term than cable rates, which have increased substantially over the past five years.

         - Our MDU residents receive a television signal that is of superior quality than that provided by most cable services.

         INFRASTRUCTURE. The infrastructure we install for a SMATV system (called the "Head End") consists of one or more satellite antennas, several satellite receivers, decoders, processors, modulators and related accessories which receive the television broadcast signals and distribute them to the residents. The Head End is connected to the property's pre-existing cable system, which distributes the broadcast signal received by the satellite antennas within the property.

         PROGRAMMING. Unlike our digital set-top system where each resident subscribes to our service separately, in a SMATV system the MDU owner purchases from us a package of television programming which is available to all of the property's residents. We work with the property owner to custom tailor the package of television programming to suit the needs of the residents located in the property.


         REVENUES. We do not charge the MDU owner any initial fee for our SMATV system equipment or installation. Instead, we charge the owner a monthly rate for the programming package, based on the total number of suites in the property. In SMATV systems, our earnings result from the difference between the wholesale price charged to us by program providers and the price we charge for the programming package.


OTHER EXISTING AND FUTURE SERVICES


         IN-SUITE SECURITY MONITORING SERVICES. We currently supply each of our properties with a front door security camera system as part of our digital set-top and SMATV systems. The camera allows residents to view the building's front door and lobby area on their television sets. In addition, we recently signed an agreement with ADT Security Services Canada, Inc., Canada's leading electronic security monitoring company, that allows us to offer monitored home security services to residents of our MDU properties. Under the terms of that agreement, we market ADT's services to property owners, managers and residents, and receive a customer activation fee for each subscriber to whom we sell this service plus a residual revenue stream. We expect to enter into a similar agreement in the U.S. shortly.



         HIGH-SPEED INTERNET ACCESS. We are in the process of developing a high-speed Internet access service system for our hotel and residential MDU properties. There are three elements of the high speed Internet service for the MDU subscriber:



         - the construction of an intranet system within the MDU property which we will provide through our strategic alliance with 3Com Corporation (see " - Our Strengths - Strategic Alliance with 3Com"),



         -    the value-added services and back office applications, and



         - the link of our intranet system within the property to the back office applications and the Internet.



         We are currently negotiating with various North American bandwidth providers for the provision of the last element for several properties in Canada and the United States which are being equipped to carry our high speed Internet service.



         Currently, most MDU residents access the Internet through a dial-up service. However, dial-up access has several drawbacks including delays, frequent busy signals and dropped calls. The demand for high-speed Internet access is growing rapidly, as standard dial-up networks become increasingly congested with the growing number of Internet users. The only high-speed Internet access currently available to many Canadian MDU residents is through cable modem services. In order to facilitate the transition of potential MDU television subscribers away from cable programming to our digital satellite programming, we believe that we must also provide high-speed Internet access. Once implemented, our service is intended to deliver high-speed Internet access, plus technical and customer support, to our subscribers over existing telephone wiring, so that our subscribers have no further need for a cable connection. In addition, we believe that once implemented, our system and service will deliver better, more secure Internet access to our subscribers at pricing competitive with cable modem services. However, there is no assurance that we will be able to realize profit from our high-speed Internet access service.

         LONG DISTANCE TELEPHONE SERVICES. We are currently negotiating a distribution agreement with a telecommunications carrier to resell long distance telephone services. Our goal is to begin offering this service to our MDU subscribers during the fall of 2000. However, there is no assurance that we will be able to negotiate such an agreement or implement this service by that time or at all.

         ACCESSORIES. Our sales representatives offer remote control units, power bars and other television viewing accessories to our MDU subscribers under a distribution agreement we have with Recoton Corp.

                                  OUR STRENGTHS


         In addition to the high quality of our digital television viewing programming and the choices that our products offer to MDU residents, we believe that our access agreements with MDU property owners and our strategic alliances represent significant competitive and business strengths.


ACCESS AGREEMENTS

         Our access agreements with the owners of MDU properties grant us exclusive rights to provide digital satellite television services at an MDU property for a term of five years and a right of first refusal for all other new telecommunications services. However, our access agreements generally do not bind us to deploy our service within any particular time during the term or at all. This gives us the flexibility to deploy only on those properties that, after our preliminary market research, we determine meet our profitability criteria. There is no penalty to us if we decide not to deploy a property, and we may still decide to deploy on the property at some later point during the agreement term if the economics become favourable.





         In Canada to date we have not been required to pay access fees to MDU owners, except in a limited number of properties. However, in the U.S. MDU marketplace access fees are common for exclusive access agreements and generally consist of an initial payment or residual fees, or some combination of both. Following the U.S. trend, we anticipate that increases in competition will cause us to pay access fees to property owners for exclusive access at some point in the future in both Canada and the U.S.



         As of May 2000, we had deployed or had access agreements or letters of intent to service approximately 390 MDU properties. We believe the fact that we have obtained flexible long-term exclusive access agreements will give us a significant advantage over future competitors.


STRATEGIC ALLIANCE WITH STAR CHOICE

         In August 1998, we entered into a long-term System Operation Agreement with Star Choice. Under this agreement, we establish and maintain distribution systems in MDUs throughout Canada, and act as a commissioned sales agent for the marketing of Star Choice programming to the residents of our Canadian MDU properties. We incur only the costs associated with implementation of our services, and do not pay any of Star Choice's programming or broadcasting costs.

         Under our Star Choice agreement, we may not maintain distribution systems or market digital satellite television services for other program providers in Canada. We are not, however, prohibited from contracting with other program providers in connection with our SMATV services. Consequently, we are totally dependent on Star Choice for our digital set-top programming. During the fiscal year ended September 30, 1999, revenues from Star Choice were 31% of our total revenues. Star Choice is not required to use us on an exclusive basis and could either contract with others to install distribution systems and market programming in MDUs or undertake such activities directly through its retail stores, as it does to single-family television households.

         Our agreement with Star Choice automatically renews at the end of the initial ten-year term ending August 27, 2008 for successive five-year terms unless either party gives notice of termination 60 days before the end of any term. Either party may terminate for the other's breach, bankruptcy or unapproved assignment of the agreement. In addition, Star Choice may terminate the agreement at any time if (1) the terms of Star Choice's license from the CRTC prohibit or materially impair its ability to provide programming to us, or (2) it is determined that we do not have the authority to perform our obligations under the agreement.


STRATEGIC ALLIANCE WITH DIRECTV



         In May 2000 we entered into a long-term System Operator Agreement with DirecTV. Under this agreement, we are able to establish and maintain MDU distribution systems in non-rural states of the United States (as identified in the agreement), and act as a commissioned sales agent for the marketing of DirecTV programming to residents of MDU properties. We only incur costs associated with the implementation of our services and do not pay any of DirecTV's programming or broadcasting costs.



         Under the DirecTV agreement, we may not solicit sales or provide equipment for any other direct-to-home digital satellite television services in the United States. We are not, however, prohibited from contracting with other program providers in connection with our SMATV services. Consequently, we are totally dependent on DirecTV for our digital set-top programming. As this agreement was recently executed, we have as of this date, derived no revenue from our alliance with DirecTV. DirecTV is not required to use us on an exclusive basis and could either contract with others to install distribution systems and market programming in MDUs or undertake such activities directly through retail stores, as it does for single-family television households.



         Our agreement with DirecTV runs for an initial term of five years, with an automatic extension of the entire agreement to coincide with the termination of our longest running property access agreement. Thereafter, the agreement is renewable at an additional five-year period at the option of both parties. Either party may terminate for the other's breach, bankruptcy or unapproved assignment of the agreement.



         We negotiate long-term access agreements with property owners and managers of multi-dwelling unit buildings giving the company the right to deploy digital satellite television services to their residents. We provide, at no cost to the property owner, all of the equipment and wiring infrastructure necessary to deliver the DirecTV services to each resident, including a single 24-inch satellite antenna for each property and a digital set top satellite receiver for each DirecTV customer. Customers pay for the DirecTV programming services they select, as well as a low monthly access fee for the set top receiver.



STRATEGIC ALLIANCE WITH 3COM CORPORATION



         Also in May 2000, we entered into a non-exclusive Master Purchase Sales Agreement with 3Com Corporation to become part of their preferred Visitor Based Network (VBN) in order to provide broadband Internet products, systems and value added services, through our new high-speed Internet service to our MDUs. 3Com has selected us to participate in a direct purchasing agreement as a result of our mutual interest in developing closer working relationships with application service providers involved in developing emerging market opportunities. We believe that 3Com's technology and advanced system solutions will allow us to expand and deploy our high-speed Internet service to residents of our MDU properties more cost effectively, but with better performance, than our competitors.



         Under our agreement with 3Com, we will receive preferred pricing and discounts based partially on purchase volume for equipment needed to support our new high-speed Internet services and access to strategic technology that will allow us to deploy the latest in 3Com's high-speed broadband Internet and VBN system solutions in our MDUs. This equipment and these systems and services are simple to deploy as they require no special construction or wiring because existing telephone wires in buildings are used.



         Our agreement with 3Com runs for an initial term of one year with automatic yearly renewals at the option of both parties with associated yearly price and discount adjustments. Since this agreement was recently executed, we are currently conducting beta trials at various MDU properties locations and have not purchased any products or made any payments to 3Com.


                                  THE INDUSTRY

         The home entertainment and video programming industry continues to develop competitive alternatives and consumer choices. The major choices in the industry are: cable systems, direct-to-home satellite systems (DTH), wireless cable systems, and broadcast television. There are other competitors, such as Internet video providers, home video sales and rentals, and even telephone companies. However, the cable system providers have continued to grow and dominate this industry in terms of subscriber penetration, the number of programming services available, audience ratings and expenditures on programming. However, DTH providers dominate the delivery of non-cable multi-channel video programming distribution systems.

DIRECT-TO-HOME SATELLITE SYSTEMS

         Digital DTH systems provide subscribers with superior picture and sound quality, more control over their programming choices, more channels to choose from, and more competitive prices than offered by cable providers. DTH systems include the digital set top and SMATV systems that we offer.


         In a DTH system, video and audio programming is transmitted by a broadcaster, such as Star Choice or DirecTV, via a satellite to a satellite dish at the subscriber's location. DTH systems include high-power digital systems which transmit to small (approximately one meter) receiving dish antennas, and low-power analog systems which transmit to large receiving dish antennas. A digital DTH system typically consists of one or more up-link centers, one or more geostationary satellites and the subscriber's receiving equipment. The majority of digital DTH broadcasters deliver their programming to subscribers via commercial satellite. At the up-link center, equipment combines, compresses, encodes and transmits or up-links the programming to transponders located on the broadcaster's satellite. The transponders receive and amplify the digital signal and transmit it to subscribers' receiving dishes within the footprint covered by the satellite. The receiving dish either sends the digital signal to the subscribers' digital set-top box or to the SMATV head end, depending on the television viewing system in place on the property, both of which decode the digital signal and convert it into an analog signal compatible with the subscriber's television set.



         Currently, there are only two satellite broadcasters licensed to operate in Canada: Star Choice and ExpressVu. Star Choice is a wholly-owned subsidiary of Canadian Satellite Communications Inc. ExpressVu is a wholly-owned subsidiary of BCE Inc. In the last few years, these two companies have built a subscriber base of over approximately 800,000 households, or approximately 6.8% of the 11.8 million Canadian television households. Both Star Choice and ExpressVu have historically focused on the sale of programming to single-family dwellings primarily through retail and commercial stores.






         There are two digital DTH satellite broadcasters licensed to operate in the U.S.: DirecTV and Echostar. In the last few years, these companies have built a subscriber base of over approximately 14 million households, or approximately 14% of the 100 million U.S. television households. Echostar focuses exclusively on the sale of programming to single-family dwellings and currently has no presence in the MDU marketplace. DirecTV also focuses primarily on single-family dwellings, however it was the first DBS provider in the U.S. to offer a full range of entertainment programming to the MDU market. DirecTV typically does not deploy MDU systems itself but does so by contracting with third-party MDU system operators.



         We believe that the satellite broadcasters in both Canada and the U.S. have focused on the single family market because of the high percentage of television households that are single-family dwellings, the minimal technical challenges in deployment and the difficulty in effectively marketing services to MDU property owners, managers and residents. By limiting their focus, we believe that both the Canadian and U.S. satellite broadcasting companies have left a sizeable niche in the marketplace for distribution of DTH systems to MDU residents.


COMPETITION


         The home entertainment and video programming industry is highly competitive, and we expect competition to intensify in the future. In both Canada and the U.S., we face our most significant competition from hard-wire cable operators. In addition, our competition includes other DTH providers, wireless cable, off-air broadcasters, and the home video cassette industry.


         Our competitors generally have greater financial, technical, marketing and other resources, including brand or corporate name recognition, than we do. In addition, a continuing trend towards business combinations and alliances in the industry may create significant new competitors with resources far greater than ours. These combined entities may provide bundled packages of television services that compete directly with the services we offer. These entities may also offer services sooner and at more competitive rates than we do. There is no assurance that we will compete successfully with our current or future competitors.


         OTHER DTH PROVIDERS. Due to the unique characteristics required to effectively serve the MDU digital television viewing market, we are not aware of any other companies that provide digital satellite television viewing systems on a national scope in either Canada or the U.S. We do face competition from local and regional providers of DTH services, and also occasionally from Star Choice or ExpressVu or other DirecTV operators who agree to service an MDU in their area. In addition, ExpressVu has recently announced that it will begin actively marketing its services directly to MDUs in the Toronto area and we expect this deployment to expand to other metropolitan markets in the future. However, in the U.S., Echostar currently does not service the MDU market and DirecTV only serves it through other system operators such as us. We expect that the lack of a national-level competitor will change over time, but believe that our direct marketing program and our favourable agreements with Star Choice and DirecTV will make it difficult for new entrants to the North American MDU market to compete effectively with us, at least initially. However, we recognize that this window of opportunity may not remain open indefinitely.



         HARDWIRED CABLE SYSTEMS. Cable companies currently dominate the market in terms of subscriber penetration, the number of programming services available, audience ratings and expenditures on programming. In Canada, traditional cable companies dominate the market, serving an estimated 70% of the
11.8 million Canadian television households. However, within the last few years, the CRTC has implemented a number of reforms to increase competition in the marketplace. In the U.S., the traditional cable companies serve an estimated 78% of the 100 million U.S. television households.


         The majority of cable operators currently use analog technologies which produce inferior quality video and sound compared to digital technologies, and which permit the transmission of less than 40 channels. Many cable operators have begun the process of upgrading to a digital signal; however, this transition requires significant capital outlays and time to deploy. Cable operators are also beginning to offer telephony, although the use of integrated facilities remains primarily experimental. In the meantime, we believe that DTH providers like us have a window of opportunity in which to acquire and consolidate a significant subscriber base by providing a higher quality signal and up to 200 video and audio channels at a comparable price to most cable operators' current service.


         OFF-AIR BROADCASTERS. The majority of North American households which are not serviced by cable operators are either unserviced or are serviced only by broadcast networks and local television stations ("off-air broadcasters"). Off-air broadcasters send signals through the air which are received by traditional television antennas at the customer's property. Signals are accessible to anyone with an antenna, and programming is funded by advertisers. Audio and video quality is limited, and service can be adversely affected by weather or by buildings blocking a signal.



         WIRELESS CABLE SYSTEMS (MULTI-CHANNEL MULTI-POINT DISTRIBUTION SERVICES
(MMDS)). MMDS systems are a hybrid of cable transmission and off-air broadcasting. MMDS was developed as an alternative where hard-wired cable systems are unavailable or not possible. MMDS programming is transmitted by local cable operators in a scrambled form through the air via microwave frequencies to a small microwave dish at the subscriber's property, which converts the signal to a frequency band used by standard cable services. However, this system generally requires a direct "line-of-sight" from the transmission facility to the subscriber's receiving dish, which limits its range and capability of being received. There are very few MMDS providers operating in North America and they serve regional markets only.





                                    MARKETING

STRATEGY

         Our marketing strategy is to focus on geographical markets in North America which have a high concentration of MDU properties. The number of decision makers in each of these dense markets is generally a relatively small group. When we enter a new geographical market we focus on reaching those decision makers in the shortest time possible. We believe that our marketing strategy is unique in that, unlike any competitor of which we are aware, we not only market our services to owners and building managers, but also to each resident of the MDU property through our direct marketing and telemarketing teams.

IMPLEMENTATION


         Our marketing strategy is implemented by our regional sales offices in the targeted geographical market. Our regional sales managers market our SMATV and digital set-top services to MDU property owners and managers. Our direct sales managers focus on developing relationships with the resident managers at each of our MDU properties. They also coordinate, train and deploy our direct marketing sales representatives, who present our direct marketing program to residents of our MDU properties. In addition, our telemarketing team, located in our home office in Richmond, British Columbia, coordinates its activities with our direct sales teams during initial system deployment. We believe that our direct marketing and telemarketing program gives us a significant marketing advantage over competitive service providers in MDU properties. However, there is no assurance that this advantage would be sufficient to sustain our business if Star Choice, ExpressVu, DirectTV or Echostar decide to actively market to MDUs.

         When we first install our digital set-top service in an MDU property, the property and resident suites are equipped with marketing materials and decals clearly identifying the property as a building that is "MDU WIRED" and offering residents a choice of service provider. Our sales representatives give a sales presentation and system demonstration first to the resident manager and then to each of the residents in the property on a one-to-one basis. In addition, they offer each resident the opportunity to preview our digital satellite service for free for 30 days, and describe our other products.

         Following our initial marketing campaign at an MDU property, a sales representative will visit the property periodically to work with new residents. As part of our access agreements, resident managers of our MDU properties provide us with monthly resident move in and move out information, and encourage new residents to contact us for digital satellite service. We provide the resident managers with marketing materials to assist in explaining our "digital upgrade" process and our 30-day free service preview offer.

DIRECT MARKETING SALES FORCE

         Our direct marketing sales force is currently comprised of approximately 46 direct marketing sales representatives working from six regional sales offices in Canada and one in the U.S. We are currently recruiting our marketing teams in the U.S. In addition to conducting sales presentations and system demonstrations, our sales representatives install the digital set-top receivers in the suites if that is the service which we are providing. Our sales representatives are compensated through a combination of salary and commissions earned on their sale of programming and other service subscriptions to the MDU residents.




                              GOVERNMENT REGULATION

CANADA


         REGULATION OF OUR BUSINESS. Canada's Broadcasting Act and the Telecommunications Act (the "Broadcasting Act") is implemented by the CRTC. The CRTC regulates all matters relating to broadcasting and telephony, whether cable or wireless, ranging from program content, local and long distance telephony, broadcasting delivery infrastructure and pricing, except Internet services which are not regulated. Our program provider, Star Choice, must operate in accordance with the Broadcasting Act as well as in accordance with CRTC-imposed "conditions of license" to maintain its license. The current term of Star Choice's license from the CRTC expires on August 31, 2002. Since Star Choice is our sole source for programming, we would be adversely affected if Star Choice were to encounter regulatory difficulties or if its license is not renewed by the CRTC.

         As a programming reseller, we are not regulated by the CRTC. In addition, under a CRTC license exemption, we can provide MDU residents with off-air antennae for the receipt of local television broadcasting not carried by Star Choice, so long as the distribution system inside the building is owned and controlled by the MDU property owner. Our access agreements that provide for local television access are designed to comply with this exemption.

         POTENTIAL PRICING DEREGULATION. Over the last few years, the CRTC has issued public notices stating that it anticipates deregulation of pricing in the broadcasting industry once a competitive market has been achieved. The CRTC currently defines the achievement of a competitive market as occurring when the number of subscribers lost by an incumbent cable broadcasting distribution undertaking exceeds 5%. To date, pricing has not been deregulated. While the CRTC does not regulate the rates charged by Star Choice to its customer or by us to our customers, deregulation of broadcast industry pricing generally could affect the prices that we can charge our customers in a manner which could have an adverse effect on our business.


         PRELIMINARY REGULATION OF CABLE OWNERSHIP. Before January 1, 1998, the CRTC required that a cable television company own all cables from the distribution panel in an MDU to and including the "subscriber drop," which is the wall plate in each subscriber's suite. These cable wirings are commonly called inside wires. However, the CRTC has enacted preliminary regulations opening the use of inside wires to all competitors for no charge, regardless of ownership of the inside wires. The CRTC has also preliminarily ordered the incumbent cable companies to abide by a policy of noninterference with new entrants and to assist with the transfer of its customers to a new entrant within 24 hours of receiving such notice. These regulatory changes have created the opportunity for us to install and connect our new cable distribution systems to the inside wires of each MDU subscriber's suite in order to provide Star Choice programming and other services to our subscribers in direct competition with the incumbent cable company.


         The CRTC has not finalized regulations relating to either the ownership of inside wires or the technical feasibility of bandwidth sharing, another open issue. However, we have attempted to conform our current operating practices with the current preliminary regulations as well as the anticipated final regulations. There is no assurance, however, that the final regulations will be favorable to us, and, if not, they would have a material adverse effect on our business and financial results.


UNITED STATES



         We are not directly subject to rate regulation or certification requirements by the Federal Communications Commission ("FCC"), the Telecommunications Act of 1996 ("Telecom Act") or state public utility commissions because our equipment installation and sales agent activities do not constitute the provision of common carrier services. However, DirecTV is subject to varying degrees of federal, state and local regulation.



         FEDERAL REGULATION OF OUR DIGITAL SATELLITE TELEVISION BUSINESS. As a resale agent for DirecTV, we will not be subject to regulation as a direct broadcast satellite (DBS) provider, but rely upon DirecTV to procure all necessary retransmission consents and other programming rights under the U.S. Copyright Act. To the extent that we may also elect to provide our MDU customers with secondary transmissions of local broadcast signals not currently available via satellite, our offering of these services will be exempt from compulsory copyright provisions under the Master Antenna Television Services (MATV) provision of the Copyright Act. Our DBS and MATV systems do not use or traverse public rights-of-way, and thus are exempt from the comprehensive regulation of cable systems under Title VI of the U.S. Communications Act. Because we are subject to minimal federal regulation, we enjoy have significantly more competitive flexibility than do the franchised cable systems with which we compete. We have fewer programming restrictions, greater pricing freedom, and are not required to serve any customer who we do not choose to serve. In addition, with the exception of local zoning laws and regulations, state and local authorities generally have no jurisdiction over our activities. We believe that these advantages help to make our satellite television systems competitive with larger franchised cable systems.



         STATE AND LOCAL CABLE SYSTEM REGULATION. We do not anticipate that our deployment of digital satellite television services will be subject to state or local franchise laws. Although we may be required to comply with state and local property tax and environmental laws, as well as local zoning laws and applicable covenants, conditions and restrictions when installing our antennae and other microwave equipment, we do not anticipate that compliance with these laws will have any material adverse impact on implementation of our business plan. The FCC has preempted certain state, local and private restrictions on over-the-air reception antennas placed on MDU properties, including rental properties and properties occupied by, but not within the exclusive control of the viewer. This limits the extent to which MDU owners and we may enforce certain aspects of our rights of entry agreements which otherwise would prohibit, for example, placement of DBS receive antennae in MDU areas (such as apartment balconies or patios) under the exclusive occupancy of a renter.



         STATE MANDATORY ACCESS LAWS. A number of states have enacted mandatory access laws. Although such laws differ in some respects from state to state, state mandatory access laws generally require that, in exchange for just compensation, the owners of rental apartments (and, in some instances, the owners of condominiums and manufactured housing parks) must allow the local franchise cable television operator to have access to the property to install its equipment and provide cable service to residents of the MDU. Such state mandatory access laws effectively eliminate the ability of the property owner to enter into an exclusive right of entry with a provider of cable or other video programming services. In addition, some states have anti-compensation statutes forbidding an owner of an MDU from accepting compensation from whomever the owner permits to provide cable or other video programming services to the property. Such statutes limit the ability of cable or other video programming providers to enter into exclusive right of entry with an owner of an MDU because an owner usually is induced to enter an exclusive agreement through financial incentives. These statutes have been and are being challenged on constitutional grounds in various states. We do not currently anticipate establishing significant operations in any mandatory access states. If we elect to operate in mandatory access states, we will probably enter into bulk sales agreements with MDU owners, whereby the MDU owner agrees to purchase cable television, at a discount, for each unit in the MDU and provides the service to the MDU resident as one of the amenities included in their rent.



         PREFERENTIAL ACCESS RIGHTS. We do not generally negotiate exclusive rights of entry in MDUs, but have negotiated exclusive rights to provide satellite services in competition with competing cable or MMDS providers, and `rights-of-first-refusal' to match price and terms of third-party offers to provide telecommunications services in building where we have negotiated access rights. We believe that these preferential rights of entry are now generally enforceable under applicable law; however, current trends at the state and federal level suggest that the future enforceability of these provisions may be uncertain. The FCC has initiated a pending rulemaking to determine whether such exclusive contracts should be limited to a maximum period of seven years. Although it is open to question whether the FCC has statutory and constitutional authority to compel mandatory access, there can be no assurance that it will not attempt to do so. Any such action would tend to undermine the exclusivity provisions of our rights of entry. The FCC also has issued a rule preempting certain state, local and private restrictions on over-the-air reception antennas. There can be no assurance that future state or federal laws or regulations will not restrict our ability to offer revenue sharing or access payments, limit MDU owners' ability to receive revenue sharing or prohibit MDU owners from entering into exclusive access agreements, any of which could have a material adverse effect on our business.




         REGULATION OF OUR HIGH-SPEED INTERNET SERVICE BUSINESS. Information service providers (ISPs), including Internet access providers, are largely unregulated by the FCC or state public utility commissions at this time (apart from federal, state and local laws and regulations applicable to business in general). However, there can be no assurance that this business will not become subject to regulatory restraints. Also, although the FCC has rejected proposals to impose additional costs and regulations on ISPs to the extent they use local exchange telephone network facilities, it has been suggested that certain telephone-to-telephone services provided by ISPs using the Internet backbone may be reclassified as "telecommunications services" and subject to regulation as such. Any such change may affect demand for the Internet related services which we intend to provide.



         There also have been efforts at the federal and state level to impose taxes and other burdens on ISPs and to regulate content provided via the Internet and other information services. These efforts have not generally been upheld when challenged in court. Nonetheless, we expect that proposals of this nature will continue to be debated in Congress and state legislatures in the future. No assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to Internet services would not have a material adverse effect on us. In addition, although there is a trend in the law away from ISP liability for content posted or published on the Internet, there can be no assurance that our involvement in the provision of ISP services will not subject it to liability for acts performed by third parties using the Internet.



         FUTURE GOVERNMENT REGULATION. Many aspects of regulation at the federal, state and local levels currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal, or adopt new laws and administrative regulations and policies, the results of which we are unable to predict. The United States Congress and the FCC have in the past, and may in the future, adopt new laws, regulations and policies regarding a wide variety of matters, including rulemakings to implement provisions of the Telecom Act or the Copyright Act, that could, directly or indirectly, affect the operation of our business. Our business prospects could be materially adversely affected (1) by the application of current FCC rules or policies in a manner leading to a change in the regulatory status of our private cable television and telecommunications operations, (2) by the adoption of new laws, policies or regulations, (3) by changes in existing laws, policies or regulations, including changes to their interpretations or applications, that modify the present regulatory environment, or (4) by the failure of certain rules or policies to change in the manner anticipated by us.


                            EMPLOYEES AND CONTRACTORS


         As of May 31, 2000, we had approximately 81 full-time employees and three independent contractors. Of these employees, 54 were in sales and marketing, 12 were in operations, and 19 were in administration. None of our employees are represented by a labor union. We have experienced no work stoppages and believe that our employee relations are good.


                                   FACILITIES


         Our headquarters are in Richmond, British Columbia, where we centralize our accounting, marketing and other administrative functions. The office is home to the our senior management team, our subscription management system, operations and telemarketing centre. We also maintain offices in Dartmouth, Nova Scotia to service the Halifax, Nova Scotia area, in Mississauga, Ontario to service the metroplitan Toronto area, and in Winnipeg, Manitoba to serve the Prairie provinces and all of our SMATV system customers. Our Calgary and Edmonton sales representatives work from home offices. We opened our first U.S. office in New Jersey in June 2000.

         We currently lease all of our facilities. The table below describes each of our offices and the basic terms of our leases:



  ----------------------------- ------------------------ ---------------- -------------------------
                                                         APPROXIMATE
  LOCATION                       OFFICE TYPE             SQUARE FEET       LEASE EXPIRATION
  ----------------------------- ------------------------ ---------------- -------------------------
  Richmond,                      executive offices,                6,070   December 31, 2001
  British Columbia               administration, sales                     (three leases); May 31,
                                 office                                    2001 (one lease)
  ----------------------------- ------------------------ ---------------- -------------------------
  Dartmouth, Nova Scotia         sales office                        400   month to month
  ----------------------------- ------------------------ ---------------- -------------------------
  Winnipeg, Manitoba             sales office                      1,900   August 31, 2002
  ----------------------------- ------------------------ ---------------- -------------------------
  Mississauga, Ontario           sales office                      1,559   July 31, 2004
  ----------------------------- ------------------------ ---------------- -------------------------
  Totowa, New Jersey             sales and                         8,327   July 30, 2002
                                 administration office
  ----------------------------- ------------------------ ---------------- -------------------------



*The rental rate for the Ontario premises increases every year to a maximum amount of $14,028 during the last term year from August 1, 2003 to July 31, 2004.


                                MANAGEMENT

                      DIRECTORS AND EXECUTIVE OFFICERS

         OUR DIRECTORS AND EXECUTIVE OFFICERS AND THEIR AGES ARE AS FOLLOWS:



NAME                                     AGE        POSITION
----                                     ---        --------
Sheldon B.  Nelson(2)                    38         President, Chief Executive Officer and Director
Robert A.  Biagioni(1)(3)                43         Chief Financial Officer, Secretary and Director
J.E. (Ted) Boyle(1)                      54         Director
Douglas G. Hooper(1)(2)(3)               39         Director
Robert Dyck(2)(3)                        43         Director
Gary J. Monaghan                         40         President of MDU Canada


---------------------

(1)  Compensation Committee member



(2)  Corporate Governance Committee member



(3)  Audit Committee member


         SHELDON B. NELSON. Mr. Nelson has served as President, Chief Executive Officer and a Director since November 1998. From 1983 to 1998, he was President of 4-12 Electronics Corporation, a provider of products and services to the Canadian satellite, cable, broadcasting and SMATV industries.


         ROBERT A. BIAGIONI. Mr. Biagioni, a Chartered Accountant, has been the Chief Financial Officer and a Director since February 2000 and Secretary since November 1999. From 1986 to present, Mr. Biagioni has been the President of Corus Financial Group which provides financial and operational consulting in the United States and Canada, primarily in real estate, technology and manufacturing. Mr. Biagioni has held senior financial roles with The HTM Group, First Merchant Group, Telsoft Mobile Data Inc. (now Mobile Data Solutions Inc.) and Sand River Resources Ltd. (now Rio Fortuna Explorations Corp.).



         J.E. (TED) BOYLE. Mr. Boyle joined our Board of Directors as an outside Director in May 2000. He has a 20-year executive career in the global telecommunications industry. As founding President and CEO of ExpressVu Inc., Mr. Boyle was responsible for taking one of Canada's first national direct-to-home satellite services from conception to launch readiness while raising public awareness of DTH. Mr. Boyle has also held executive positions with Tee-Comm Electronics, Regional Cablesystems and Canadian Satellite Communications Inc. (Cancom). As Vice-President of Regional Companies at
Cancom, and later as Vice President of Market Development at Regional Cablesystems, he led the licensing or acquisition of over 1,000 Canadian and American cable systems.

         DOUGLAS G. HOOPER. Mr. Hooper joined our Board of Directors as an outside Director in May 2000. He is an acquisitions and finance consultant, who has extensive experience as a venture capitalist and mergers and acquisition specialist in the mineral exploration, industrial processing and software industries. Mr. Hooper was the founder and President of TelSoft Mobile Data Inc., now Mobile Data solutions, Inc., a wireless communications software company. In that position, he developed and implemented corporate strategy and was responsible for raising capital, strategic alliances and mergers and acquisitions. His background also includes several senior management positions with venture capital investment firm The Equity Group.



         ROBERT DYCK. Mr. Dyck joined our Board of Directors as an outside Director in May 2000. He has been president of WRE Development Ltd. and its Canadian and U.S. subsidiaries since 1978. WRE Development Ltd. owns, develops and manages residential rental properties throughout the U.S. and Canada. Mr. Dyck is also co-owner of Norquay Management, a residential property management venture. As president, he has overseen the rapid expansion of a property and development portfolio now valued at more that $100 million. Mr. Dyck has substantial experience in the supervision of new apartment construction, analysis of acquisition opportunities for development and investment purposes and review of new technologies to increase the efficiency of the property portfolio.



         GARY J. MONAGHAN. Mr. Monaghan has served as President of MDU Canada since November 1999, and from 1998 to November 1999 as Vice President, Sales and Marketing of MDU Canada. Mr. Monaghan's experience in the cable television and satellite communications industries started with Rogers Cable where he was employed from 1983 to 1989. He was Regional Marketing Manager for Shaw Cablesystems from 1989 to 1994. He ran his own satellite television company from 1994 until its bankruptcy in 1997. Mr. Monaghan joined 4-12 Electronics Corporation as General Manager in April 1997 until December 1997.


                              SIGNIFICANT EMPLOYEES

         OUR SIGNIFICANT EMPLOYEES AND THEIR AGES ARE AS FOLLOWS:


NAME                            AGE      POSITION
----                            ---      --------
Joseph M. Strang                 39  Director of International Sales, MDU Canada
Richard W. Hazell                34  Director of Technical Services, MDU Canada
John W. Mattice                  39  Vice President, Finance and Administration, MDU Canada
Patrick J. Cunningham            32  Vice President, U.S. Operations
Mohamed Nabile ElBaz             41  Vice President of Broadband Technology



         JOSEPH M. STRANG. Mr. Strang joined MDU Canada in 1999 as Vice President of Direct Sales and Marketing. Mr. Strang was Director of Sales and Marketing for Westcom Communications from 1996 to 1999. From 1994 to 1996 he was President of Universal Satellite.

         RICHARD W. HAZELL. Mr. Hazell has been our Director of Technical Services since December 1998. He was a lead technical officer with Scientific Atlanta in Atlanta, Georgia, responsible for providing marketing and technical support in Asia, Europe and Latin America from August 1996 to December 1998. In 1991 he founded, constructed and managed a cable television company in British Columbia and sold the company in 1992. In addition, from 1993 to 1995 he co-founded a cable television infomercial channel that broadcast throughout Canada and the U.S.

         JOHN W. MATTICE. Mr. Mattice joined us in February 2000 as Vice President of Finance and Administration. Mr. Mattice is a Chartered Accountant. He was Chief Financial Officer for Catamaran Ferries International Inc. from 1997 to February 2000, and performed various duties with the Office of the Group Comptroller, Corporate Services Division and Assistant Controller of B.C. Hydro from 1992 to 1997. From 1985 to 1991, he was an Audit Senior with Manning Jamison, Chartered Accountants.


         PATRICK J. CUNNINGHAM. Mr. Cunningham joined us in March 2000 as Vice President of U.S. Operations. Mr. Cunningham is responsible for the implementation of our business plan and expansion of our operations in the United States. Mr. Cunningham held various positions with SkyView World Media, LLC and its subsidiaries from June 1995 to March 2000, and was a maintenance team leader with Schneider International, Inc. from September 1994 until June 1995.

         MOHAMED NABILE ELBAZ. Mr. ElBaz joined us in April 2000 as Vice President of Broadband Technology. Mr. ElBaz will define, implement and drive the strategic planning, marketing and business development for our high-speed Internet division for the North American MDU marketplace. Prior to joining us, Mr. ElBaz was at 3Com Corporation, one of our strategic technology providers, since 1995, at which he played key roles in the launch and development of 3Com's ATM network systems and Visitor-Based Networking (VBN), and in product planning and management of 3Com's ATM LAN, MAN and WAN switching systems. Prior to joining 3Com, Mr. ElBaz helped found LightStream Corporation (now Cisco Systems' ATM business unit) from 1993 to 1994 and AtlasComm International from 1994 to 1995.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information regarding compensation paid during our fiscal years ended September 30, 1998 and 1999, our only two fiscal years, to our chief executive officer. None of our other most highly compensated executive officers had annual salaries and bonuses exceeding $100,000 during those fiscal years.


                                         ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                                        ----------------------           --------------------------------------------
                                         FISCAL                               SECURITIES             ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR      SALARY                UNDERLYING OPTIONS (#)   COMPENSATION
---------------------------             --------- ------------           ---------------------    -------------------
Sheldon B. Nelson, President and          1998        -0- (1)                     -0-                      -0-
Chief Executive Officer                   1999     $50,000                    175,000                   $7,750(2)



(1) Mr. Nelson became the President and Chief Executive Officer on July 27, 1998. During fiscal year 1998, we did not engage in any business activities.


(2)   Auto allowance.

OPTIONS GRANTED IN FISCAL YEAR 1999

         The following table provides information with respect to options granted during fiscal 1999 to the executive officer named in the Summary Compensation Table:


                              NUMBER OF SHARES         % OF TOTAL OPTIONS
                             UNDERLYING OPTIONS       GRANTED TO EMPLOYEES        EXERCISE PRICE PER
         NAME                      GRANTED               IN FISCAL YEAR              SHARE (US$)          EXPIRATION DATE
         ----               ----------------------    ----------------------     ---------------------    -----------------
Sheldon B. Nelson                    175,000                   58%                       $1.00                11/24/03


                              MANAGEMENT AGREEMENTS


         Mr. Nelson, Mr. Biagioni and Mr. Monaghan have each entered into a management agreement with us. Under these agreements, they receive annual salaries of $180,000, $162,000, and $159,000, respectively. The agreements also grant them the right to receive bonuses as determined by the Board of Directors and to participate in our incentive stock option plans. The agreements require them to maintain all confidential and proprietary information relating to our business in confidence and to not be employed or enter into contracts with persons or entities that compete directly with us during the 12 months following termination of their respective agreements. Mr. Nelson and Mr. Monaghan's agreement with us are employment agreements and Mr. Biagioni's agreement is a consulting agreement between us and his corporation, Corus Financial Corp.


         Each of our significant employees listed above is also party to an employment or management agreement with us.

                            COMPENSATION OF DIRECTORS


         Our directors who are also employees do not receive cash compensation for their services as directors or members of committees of the Board of Directors. Our outside directors receive $1,000 per month and $1,000 per meeting, and stock options under our 2000 Stock Option Plan. The outside directors appointed in May 2000 received fully-vested options to purchase 25,000 shares at $2.50 per share, and another 25,000 options which will vest at the end of one year if they attend 75% of all Board and committee meetings. We reimburse directors for their reasonable expenses incurred in attending meetings.



              LIMITATION OF LIABILITY AND INDEMNIFICATION



         Our Bylaws provide that, to the fullest extent permitted by the Delaware General Corporation Law (DGCL), we shall indemnify our directors and officers, and may indemnify its employees and agents. Such indemnification may be made only if the person to be indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of our company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The Bylaws further provide that we may enter into an indemnification agreement pursuant to which we will indemnify a director, officer, employee or agent to the fullest extent permitted by the DGCL. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.



         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                               STOCK OPTION PLANS


         We currently have two stock option plans under which we may grant options to purchase shares of our common stock. The plans are summarized as follows as of May 31, 2000:




                                                             AUTHORIZED      OPTIONS       OPTIONS        OPTIONS
PLAN NAME                             EFFECTIVE DATE           OPTIONS       GRANTED      AVAILABLE      EXERCISED
---------                             --------------           -------       -------      ---------      ---------
2000 Stock Option Plan               February 5, 2000           4,000,000     3,510,360       489,640       125,000

Supplier Stock Option Plan           December 31, 1998            215,135       100,000       115,135             0



         Both plans are administered by the board of directors who have sole discretion and authority to determine individuals eligible for awards. The conditions of exercise of each grant are determined by the board of directors at the time of the grant.


         2000 STOCK OPTION PLAN. Our 2000 Incentive Stock Option Plan (the "2000 Plan") authorizes the grant of options to our officers, directors, employees, consultants and advisors. Our Directors/Officers Non-Qualified Stock Option Plan and our Employees' Incentive Stock Option Plan were both terminated and the 265,276 options outstanding under those plans were consolidated into the 2000 Plan. Upon adopting the 2000 Plan, the board of directors granted an additional 2,785,084 options to certain of our directors, officers, employees and consultants at an exercise price of US$5.00 per share. In May 2000, the Board of Directors granted a total of 347,500 options to its newly-elected independent directors and to certain officers and employees at exercise prices ranging from US$2.50 to US$5.00. As of May 31, 2000, options to purchase 125,000 shares of common stock had been exercised, and 3,385,360 options were outstanding. Of the outstanding options, 1,355,908 options are presently exercisable and 2,029,452 options are unvested and vest over one- or three-year periods.



         SUPPLIER PLAN. Our Supplier Stock Option Plan (the "Supplier Plan") authorizes the grant of a specified number of five-year options to certain key suppliers if they successfully complete specified work for us. If a supplier who has received options ceases to be a key supplier, then that supplier's options expire 30 days after the cessation date. As of May 31, 2000, we had granted a total of 100,000 options under the Supplier Plan. These options were exercisable at prices ranging from US$1.50 and US$2.00 and expire between March 2004 and March 2005. Options for 50,000 shares will be granted to one of our current suppliers upon completion of its specified work. As of May 31, 2000, all of the outstanding options under the Supplier Plan were currently exercisable, and no options issued under the Supplier

Plan had been exercised. All of the shares of common stock issuable under these options are being offered for sale by this prospectus.

                              CERTAIN TRANSACTIONS


SUPPLY CONTRACT WITH 4-12 ELECTRONICS CORPORATION AND GRANT OF OPTIONS

         4-12 Electronics Corporation is a Manitoba corporation owned by Chris Nelson, who is Sheldon B. Nelson's brother. Sheldon B. Nelson served as president of 4-12 Electronics Corporation until December 31, 1998. In December 1998, we purchased certain contracts to supply satellite television services to MDU properties from 4-12 Electronics Corporation for $200,000. The purchase included the related equipment leases, licenses and satellite reception equipment located at the SMATV properties. We believe that the amount paid represented the fair market value of the acquired assets.

CONSULTING SERVICES BY CHRIS NELSON


         In December 1998, we granted Chris Nelson a five-year stand-alone option to purchase 100,000 shares of common stock at an exercise price of US$1.50 per share in consideration for consulting services in connection with transiting assets we purchased from 4-12 Electronics Corporation. This option may be exercised in whole or in part at any time until December 31, 2003. As of March 31, 2000, none of these options had been exercised. All of the shares of common stock issuable under this option are being offered for sale by this prospectus.


                                LEGAL PROCEEDINGS


         From time to time, we may be subject to legal proceedings which could have a material adverse effect on our business. The following are summaries of currently pending legal proceedings.

SHAW CABLESYSTEMS LTD.

         Shaw Cablesystems Ltd. commenced a lawsuit against us in the Court of Queen's Bench of Alberta, Judicial District of Edmonton, on June 25, 1999. Shaw alleges that our opening of junction boxes constitutes trespass on their properties and seeks interim and permanent injunctive relief, damages of $2,000,000, interest and costs. Shaw has agreed with us that no further steps will be taken in this legal proceeding until we have completed our negotiations with Shaw with respect to customer connection procedures. If the negotiations are unsuccessful and Shaw prevailed in this litigation, we would be materially adversely affected.

WHISTLER CABLE TELEVISION LTD.

         Whistler Cable Television Ltd. commenced a lawsuit against us in The Supreme Court of British Columbia on July 14, 1999. Other defendants are Whistler Resort Management Ltd. and The Owners, Strata Plan No. LMS3230. Plaintiff alleges that its personal property was taken and seeks return of its personal property or damages in the alternative, damages resulting from breach of the Broadcasting Act, R.S.C. 1991, C.11, an injunction against use of its personal property, interest and costs. This case is in the pre-discovery phase. We believe that an unsuccessful defense of this lawsuit would not have a material adverse effect on us.


                             PRINCIPAL STOCKHOLDERS


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth information as of May 31, 2000 as to the number of shares of our common stock and Series A convertible preferred stock beneficially owned by (a) each person (including any group) known to own more than 5% of the outstanding common stock or more than 5% of the outstanding Series A convertible preferred stock, (b) each director, (c) the executive officer named in the Summary Compensation Table, and (d) all directors and executive officers as a group. Except as otherwise specified, each named beneficial owner has sole voting and investment power with respect to the shares set forth opposite its name.




                                                           Common Stock                      Series A Convertible
                                                                                                Preferred Stock
                                            ------------------------------------------ --------------------------------
Name and Address                                  No. of Shares            Percent        No. of Shares         Percent
of Beneficial Owner                             Beneficially Owned        of Class     Beneficially Owned      of Class
-------------------------------------           ------------------        --------     ------------------      --------
Sheldon B. Nelson, President, Chief             1,137,682 (1)                8.24%                       0         *
Executive Officer and Director
1504 - 170 Hargrave Street
Winnipeg, MB R3C 3H4 CAN

Robert A. Biagioni, Chief Financial               389,583 (2)                2.83%                       0         *
Officer, Secretary and Director
305 - 250 West Fourth Street
North Vancouver, BC V7M 1H7 CAN

Gary J. Monaghan, President of MDU Canada         764,583 (3)                5.67%                       0         *
415 Eastbourne Road
Kelowna, BC V1X 5K7 CAN

J.E. (Ted) Boyle, Director                         25,000 (4)                 *                          0         *
2273 Malden Court
Mississauga, Ontario L5K 1W6

Douglas G. Hooper, Director                        25,000 (4)                 *                          0         *
D68
Bowen Island, B.C. V0N 1G0

Robert Dyck, Director                              25,000 (4)                 *                          0         *
2102 Henderson Highway
Winnipeg, MB R 2G 1P6

Haywood Securities Inc.                           938,280 (5)               6.56%                  629,280      15.04%
Suite 1100, 400 Burrard Street
Vancouver, BC V6C 3A6 CAN

Belvedere Consultancy Ltd.                        855,337                   6.40%                        0         *
c/o Bull Housser & Tupper
3000 - 1055 West Georgia Street
Vancouver, BC V6E 2K3 CAN

Gibralt Capital Corporation                       865,000 (6)               6.08%                  115,000         *
Suite 2000, 1177 West Hastings Street
Vancouver, BC V6E 2K3 CAN

531287 B.C. Ltd.                                  800,500 (7)               5.63%                        0         *
Suite 597, 1027 Davie Street
Vancouver, BC V6E 4L2 CAN

Douglas J. Irving                                 604,937 (8)               5.44%                        0         *
4331 Candlewood Drive
Richmond, BC V7C 4V9 CAN

Moore Stephens International                      574,640                    5.0%                        0         *
Services (BVI) Limited, in trust
for the Wistaria Trust
Abbot Building, P.O. Box 3186
Road Town Tortola,
British Virgin Islands


                                            34


BPI Canadian Small Companies Fund                 632,500 (9)                 *              632,500            15.12%
151 Yonge Street, Seventh Floor
Toronto, ON M5C 2W7 CAN

Lagunitas Partners LP                             368,000 (9)                 *              368,000             8.80%
c/o Gruber & McBaine
50 Osgood Place
San Francisco, CA 94133

Deans Knight Capital Management                   230,000 (9)                 *              230,000             5.50%
#730, 999 West Hastings Street
Vancouver, BC V6C 2W2 CAN

All executive officers and directors as a       2,366,848(10)              16.44%                  0               *
group (6 persons)



--------------------------

*    Less than 5%


(1) Includes 699,140 shares held of record or beneficially owned by 567780 BC Ltd., a British Columbia corporation wholly owned by The Sheldon Nelson Family Trust whose trustees are Sheldon Nelson and his sister, Nicole Nelson, and 438,542 shares subject to options exercisable within 60 days.



(2) Includes 389,583 shares of common stock subject to options exercisable within 60 days.



(3) Includes 644,640 shares of common stock held of record or beneficially owned by 565423 BC Ltd., a British Columbia corporation wholly owned by Mr. Monaghan, his spouse and trusts for minor children, and 119,943 shares subject to options exercisable within 60 days.


(4) Consists of currently exercisable options to purchase shares of common stock.


(5) Includes 574,200 shares of Series A convertible preferred stock convertible into 629,280 shares of common stock within 60 days and warrants to purchase 309,000 shares of common stock exercisable within 60 days.



(6) Includes 100,000 shares of Series A convertible preferred stock convertible into 115,000 shares of common stock within 60 days and warrants to purchase 750,000 shares of common stock exercisable within 60 days.


(7) Includes 400,250 shares of common stock and warrants to purchase 400,250 shares of common stock exercisable within 60 days.


(8) Includes 479,937 shares of common stock held of record by 571321 B.C. Ltd., a British Columbia corporation wholly owned by Mr. Irving, his spouse and children, and 125,000 shares of common stock held of record by Mr. Irving.


(9) Consists of Series A convertible preferred stock convertible into the number of shares of common stock shown in the table.


(10) Includes 1,343,780 shares of common stock and options to purchase 1,023,068 shares of common stock exercisable within 60 days and held beneficially by the executive officers and directors.



                              SELLING STOCKHOLDERS


         This prospectus relates to the offering by the persons listed below (collectively, the "Selling Stockholders") for sale of shares of our common stock acquired in private placement transactions, including those which may be acquired upon conversion of our Series A convertible preferred stock or upon exercise of options and warrants. Unless otherwise indicated, shares of common stock were owned of record on May 31, 2000 by each Selling Stockholder. The Selling Stockholders are offering the common stock for their own accounts. No Selling Stockholder, to our knowledge, has had a material relationship with us during the last three years, other than as an owner of our securities, except for Haywood Securities Inc. and Douglas J. Irving. Haywood Securities Inc.'s activities in connection with the sale of our Series A convertible preferred stock is described under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Financings." Douglas J. Irving was a director and chief financial officer and secretary from the commencement of our operations until January 31, 2000.

         Assuming that all of the shares offered by the Selling Stockholders are sold, none of the Selling Stockholders will beneficially own any shares of our common stock after this offering, except for Douglas J. Irving who will continue to beneficially own 479,937 shares, or 3.46%, of our outstanding common stock after the offering.(1)



                                                        BENEFICIAL OWNERSHIP OF COMMON STOCK BEFORE THE OFFERING
                                                     ---------------------------------------------------------------
                                                         NUMBER OF SHARES OWNED AND
 SELLING STOCKHOLDER                                   OFFERED UNDER THIS PROSPECTUS        PERCENT OF CLASS (1)
 -------------------                                   -----------------------------        --------------------
 531287 B.C. Ltd. (2)                                                   800,500                         5.65%
 666521 Ontario Inc. (3)                                                 66,700                           *
 ACE Corporation (3)                                                     92,000                           *
 Aton Select Fund (3)                                                    92,000                           *
 Avenir Capital Corp. (3)                                                85,100                           *
 Banque Privee Edmon De Rothschild SA (3)                                46,000                           *
 Bel Cal Holdings (3)                                                   109,250                           *
 Belvedere Consultancy Ltd.                                             855,337                         6.01%
 BPI Canadian Small Companies Fund (3)                                  632,500                         4.52%
 Britcomm Communications Ltd. (4)                                        60,000                           *
 Broadwater Capital Corp. (2)                                           675,000                         4.81%
 Brunswick Limited (3)                                                  109,250                           *
 Canaccord Capital Corporation                                           50,000                           *
 Capmax Investments Ltd. (3)                                             29,900                           *
 Casurina Limited Partnership (3)                                       172,500                         1.27%
 CW Marketing Ltd. (3)                                                   46,000                           *
 Deans Knight Capital Management (3)                                    230,000                         1.69%
 Dunrovin Holdings Ltd. (2)                                             500,000                         3.60%
 Gibralt Capital Corporation (5)                                        865,000                         6.08%
 Glenarriff Investments (3)                                              46,000                           *
 Global Strategy Canada Growth Fund (3)                                 115,000                           *
 Global Strategy Investment Funds, portfolio                            103,500                           *
   manager for Investors Group Equity Fund (3)
 Gruber & McBaine International ITF                                     115,000                           *
   Lagunitas Partners LP (3)
 Gruber, Jon D. (3)                                                      92,000                           *
 Haywood Securities Inc. ITF Charles Lyall (2)                          266,666                         1.96%
 Haywood Securities Inc. ITF Lyall                                      330,000                         2.41%
   Family Trust (2)
 Haywood Securities Inc. (6)                                            938,280                         6.56%
 Haywood Securities Inc. ITF Vista                                      266,666                         1.96%
  Del Mar Ltd. (2)
 Howlett, Martha (3)                                                     32,200                           *
 Irving, Douglas J.                                                     125,000                           *
 Jacobs, William  (3)                                                    46,000                           *
 Kaimer Investment Corp. (3)                                             34,500                           *
 Lagunitas Partners LP (3)                                              368,000                         2.68%
 Lawrence, David                                                        142,399                         1.05%
 Laxton, John Noel (3)                                                  103,500                           *
 M.H. Holdings Inc. (7)                                                 420,000                         3.05%
 Mazur, Stephen J. (3)                                                   46,000                           *
 Murdoch, Blair (3)                                                      32,200                           *
 National Bank Financial ITF John Freisen (2)                           330,000                         2.41%
 Navesink Limited (3)                                                    51,750                           *
 Nelson, Chris (8)                                                      100,000                           *
 Oceanic Securities Inc. #3 (2)                                         200,000                         1.47%
 Oceanic Securities Inc. #5 (2)                                         200,000                         1.47%
 Old Canada Investment Corporation Limited (3)                           57,500                           *
 Providence Securities (Bahamas) Ltd.                                   125,000                           *
 Rozel International Holding Limited (2)                                266,666                         1.96%
 Safecrest Ltd. (3)                                                      57,500                           *
 Sagit Investment Management Ltd. (9)                                   246,000                         1.81%

                                       35


 Simpson, Don (3)                                                        46,000                           *
 Stephan, Rod (3)                                                        46,000                           *
 Strand Management Corporation (3)                                       46,000                           *
 Thomas, Gren (3)                                                        32,200                           *
 Tuscarora Capital Inc. (3)                                              66,700                           *
 US Global Investors (Guernsey) Ltd. (3)                                 57,500                           *
 Vertex One Management Inc. (3)                                          46,000                           *
 Winmark Capital Inc. (3)                                                40,250                           *
                                                                     ----------                        -----
 TOTAL                                                               11,155,014                        45.48%
---------------------------------


*     Less than 1%.


(1) Computed on the basis of the 13,371,820 shares of common stock outstanding on May 31, 2000 and rights to acquire common stock within 60 days of May 31, 2000 through conversion of preferred stock and exercise of warrants and options.


(2) 50% of these shares are issuable upon the exercise of warrants with an exercise price of US$0.75 or US$1.00 per share. The warrants are currently exercisable and expire in November 2001 or February 2002.


(3) Consists of Series A convertible preferred stock currently convertible into common stock at a 115% conversion ratio.


(4) Consists of common stock issuable upon exercise of currently exercisable options for between US$1.50 and US$2.00 per share which expire between April 2004 and March 2005.


(5) Consists of (a) 100,000 shares of Series A convertible preferred stock which are immediately convertible into 115,000 shares of common stock, and (b) 750,000 shares of common stock issuable upon exercise of a currently exercisable warrant at US$2.50 per share which expires in March 2002.



(6) Consists of (a) 547,200 shares of Series A convertible preferred stock which are immediately convertible into 629,280 shares of common stock, and
      (b) 309,000 shares of common stock issuable upon exercise of a currently exercisable warrant at US$2.50 per share which expires in January 2001.


(7) Includes (a) 165,000 shares of common stock issuable upon exercise of a currently exercisable warrant at US$0.75 per share which expires in November 2001, and (b) 40,000 shares of common stock issuable upon the exercise of currently exercisable options at US$1.50 per share which will expire in March 2004.

(8) Consists of 100,000 shares of common stock issuable upon the exercise of a currently exercisable option at US$1.50 per share which expires in December 2003.


(9) Includes (a) 100,000 shares of common stock issuable upon the exercise of a currently exercisable warrant at US$1.00 per share which expires in February 2002, and (b) 40,000 shares of Series A convertible preferred stock which are immediately convertible into 46,000 shares of common stock.


                              PLAN OF DISTRIBUTION

         The shares being offered by the Selling Stockholders will be sold from time to time in one or more transactions (which may involve block transactions):

         - on the OTC Bulletin Board or on such other market on which the common stock may from time to time be trading,

         -    in privately-negotiated transactions,

         -    through the writing of options on the shares,

         -    short sales, or

         -    any combination of the above.

         The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price, at negotiated prices or such other price as the Selling Stockholders determine from time to time. The shares may also be sold pursuant to Rule 144. The Selling Stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.


         The Selling Stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the shares offered by this prospectus will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act or the rules and regulations thereunder.


         The Selling Stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. No Selling Stockholder has entered into an agreement with a prospective underwriter. If a Selling Stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.


         The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the Selling Stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.



         We have agreed to indemnify certain of the Selling Stockholders, against certain liabilities, including liabilities under the Securities Act , or to contribute to payments such Selling Stockholders may be required to make in respect of such liabilities.


                          DESCRIPTION OF CAPITAL STOCK

         The following description of our securities and various provisions of our Certificate of Incorporation are summaries and are not necessarily complete. Reference is made to the Certificate of Incorporation, a copy of which has been filed with the SEC as an exhibit to our registration statement of which this prospectus constitutes a part, for a more complete description.


         Our authorized capital stock consists of (a) 50,000,000 shares of common stock, par value US$0.001 per share, of which 13,371,820 shares were issued and outstanding as of May 31, 2000 and (b) 5,000,000 shares of preferred stock, par value US$0.001 per share. We have designated 4,100,000 shares of our preferred stock as Series A convertible preferred stock, of which 3,637,200 were issued and outstanding as of May 31, 2000.


                                  COMMON STOCK

         Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. The common stock carries no preemptive rights and is not convertible, redeemable or assessable. The holders of common stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of legally available funds. If we go into liquidation, dissolution or winding up, the holders of common stock are entitled to ratably receive our net assets available after payment or provision for payment of all debts and other liabilities, subject to prior rights of holders of preferred stock then outstanding, if any. All outstanding shares of common stock are fully paid and nonassessable.

                                 PREFERRED STOCK

         Our Certificate of Incorporation authorizes the issuance of 5,000,000 shares of preferred stock which may be issued in series with the powers, designations, preferences and relative rights of each series to be provided for in resolutions adopted by the board of directors pursuant to the authority to do so set forth in our Certificate of Incorporation.

         Our Board of Directors approved a certificate of designation creating a series of preferred stock designated as the Series A convertible preferred stock, and authorizing the issuance of up to 4,100,000 shares of Series A convertible preferred stock, which was filed with the Delaware Secretary of State effective January 26, 2000. The following is a summary of the rights and preferences of the Series A convertible preferred stock:

- DIVIDENDS: The Series A convertible preferred stock does not bear any dividends. However, so long as Series A convertible preferred stock is outstanding, no dividends may be declared on the common stock or any other subsequently designated and issued junior securities without the prior consent of the holders of a majority of the outstanding shares Series A convertible preferred stock.


- LIQUIDATION PREFERENCE: In the event of our bankruptcy, insolvency, appointment of a receiver, dissolution or similar events and there are assets and funds available for distribution to the holders of our capital stock, the holders of the outstanding shares of Series A convertible preferred stock will receive an amount equal to US$2.50 per share, plus an amount equal to all declared and unpaid dividends on the Series A convertible preferred stock, prior to any distribution to the holders of common stock or any junior stock. Holders of the Series A convertible preferred stock shall not be entitled to any further distribution in the event of any liquidation, dissolution or winding-up of our affairs. If our assets are not sufficient to pay in full the liquidation payments payable to the holders of outstanding Series A convertible preferred stock, then the holders shall share equally and ratably in the distribution of assets in proportion to the full liquidation preference, including all declared and unpaid dividends, to which each is entitled. Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of our property or assets nor our consolidation or merger with or into one or more entities shall be deemed to be a liquidation, dissolution or winding-up of our affairs.



- CONVERSION RIGHTS: The Series A convertible preferred stock is immediately convertible, at the option of the holder, into our common stock at a conversion ratio of one share of common stock for 1.15 shares of Series A convertible preferred stock until the Qualification Date, which is defined as the earlier of (a) the date we receive a receipt for a final prospectus from the British Columbia Securities Commission and a registration statement for sale of the common stock issuable upon conversion of the Series A convertible preferred stock is declared effective under the Securities Act, or (b) January 28, 2001. The British Columbia Securities Commission has informed us that it will not approve our prospectus unless and until we are listed on a registered exchange or Nasdaq, which will not occur until after June 26, 2000, if at all. We have therefore determined not to file a final prospectus with the British Columbia Securities Commission. Since the Qualification Date will not occurred by June 26, 2000, the conversion ratio is increased from its original one share of common stock for each share of Series A convertible preferred stock to
     1.15 shares of common stock for each share of Series A convertible preferred stock. The conversion ratio is also subject to adjustment as a result of stock splits, stock dividends, merger, consolidation or exchange of shares for periods during which the registration statement of which this prospectus is a part is not effective.


- AUTOMATIC CONVERSION: If any of the Series A convertible preferred stock has not been converted by the holders during the earlier of (a) five days after the date of this prospectus, or (b) January 28, 2001, such Series A convertible preferred stock shall be automatically converted into common stock without any further action on the part of the holders.

- VOTING RIGHTS: The holders of Series A convertible preferred stock will be entitled to receive notice of and to attend all meetings of our stockholders, to vote on all matters, including without limitation the election of directors, and will be entitled to one vote per share. Except as otherwise required under the Delaware General Corporate Law, the holders of the Series A convertible preferred stock and the holders of the common stock shall vote together and not as separate classes.

                              WARRANTS AND OPTIONS

WARRANTS


         As of May 31, 2000, we had issued warrants to purchase 3,241,749 shares of our common stock outstanding, including warrants to purchase 309,000 shares of common stock issued to Haywood Securities Inc. in connection with our Series A convertible preferred stock offering. All of the shares underlying these warrants are being registered for sale under this prospectus. The warrants contain exercise prices ranging from US$0.75 to US$2.50 per share, and expire between January 2001 and March 2002.


OPTIONS


         At May 31, 2000, we had outstanding options to purchase 3,585,360 shares of our common stock, consisting of 3,385,360 options outstanding under our 2000 Plan, 100,000 options outstanding under our Supplier Plan, and 100,000 options outstanding on a stand-alone basis. See "Management - Executive Compensation - Benefit Plans" and "Certain Transactions". The shares of common stock issuable upon exercise of the Supplier Plan options (plus 50,000 options not yet issued under the Supplier Plan) and the stand-alone options are being registered for sale under this prospectus.


                               REGISTRATION RIGHTS


         Under a registration rights agreement with the holders of the Series A convertible preferred stock, we agreed to register the shares of common stock issuable upon conversion of shares of Series A convertible preferred stock. This prospectus is part of the registration statement intended to satisfy this obligation. The registration rights agreement requires us to file a registration statement with respect to the shares. We must also keep the registration statement effective until all of the common stock offered pursuant to such registration statement has been sold. We are responsible for the payment of all of our fees and costs associated with the registration of the common stock covered by the registration statement. We are required to indemnify and hold harmless each holder of such common stock and its representatives against: (1) any untrue statement of a material fact in the registration statement; (2) any untrue statement or alleged untrue statement contained in any preliminary prospectus if used prior to the effective date of the registration statement; or (3) any violation or alleged violation of the Securities Act or the Exchange Act. Under the registration rights agreement, the holders of the Series A convertible preferred stock also have the right to include all or a part of their common stock in a registration filed by us for purposes of a public offering in the event that we fail to satisfy our other obligations as to the registration of the common stock acquired by them.


         We have also agreed to register the shares underlying certain of the warrants held by certain of the Selling Stockholders for sale under this prospectus.

                           DELAWARE ANTI-TAKEOVER LAW


SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW



         If our common stock is authorized for quotation on the Nasdaq Stock Market, we will be subject to the provisions of Section 203 of the Delaware Corporation Law ("Section 203") regulating corporate takeovers. Section 203 prevents certain Delaware corporations, including those whose securities are quoted on the Nasdaq Stock Market, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" (a stockholder who acquired 15% or more of a corporation's outstanding voting stock without the prior approval of a corporation's board of directors) for three years following the date that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation, or an express provision in its bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not "opted out" of the application of Section 203.



CHARTER PROVISIONS WITH ANTI-TAKEOVER EFFECTS


         Our Certificate of Incorporation contains provisions that may have the effect of discouraging certain transactions involving an actual or threatened change in control of our company. The Certificate of Incorporation grants to the board of directors the authority to issue shares of preferred stock in one or more series without stockholder approval. The ability to issue such preferred stock could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to commence such acquisition.

                          TRANSFER AGENT AND REGISTRAR

Corporate Stock Transfer Corp. is the transfer agent and registrar for our common stock.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

         The following changes of independent accountants have occurred:

         1. Nelson, Mayoka & Company, P.C. were principal independent accountants for Alpha Beta Holdings, Ltd. and audited its balance sheet at September 30, 1998 and the related statements of operations, stockholders' equity and cash flows for the fiscal year ended September 30, 1998.


         2. Deloitte & Touche LLP were principal independent accountants for MDU Communications International, Inc. and audited its balance sheet as at September 30, 1999 and September 30, 1998 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year ended September 30, 1999 and the period from inception, March 26, 1998 to September 30, 1998, and are expected to continue as our principal independent accountants. Deloitte & Touche LLP were engaged to be our principal independent accountants on or about August 18, 1999.


         In connection with the change of principal independent accountants:

(i) Nelson, Mayoka & Company, P.C. was dismissed on or about November 2, 1998, the date Alpha Beta Holdings, Ltd. completed the acquisition of all of the issued and outstanding stock of MDU Communications, Inc.


(ii) None of the principal accountants' reports on the financial statements described above contained an adverse opinion or disclaimer of opinion and none were modified as to uncertainty, audit scope, or accounting principles.


(iii) The decision to change accountants was approved by the board of directors.

(iv) There were no disagreements with Nelson, Mayoka & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                                  LEGAL MATTERS

         The validity of the issuance of common stock offered by this prospectus has been passed upon for us by Davis Wright Tremaine LLP, Seattle, Washington.

                                     EXPERTS

         The balance sheets as of September 30, 1998 and 1999, and the statements of operations, changes in stockholders' equity (deficit) and cash flows for the year ended September 30, 1999, the period from inception of the development stage to September 30, 1999, and the period from inception, March 26, 1998 to September 30, 1998, included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


         We have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form SB-2. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of MDU Communications, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

         We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

         Our SEC filings and the registration statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the SEC.

                                           INDEX TO FINANCIAL STATEMENTS



                                     MDU COMMUNICATIONS, INC. AND SUBSIDIARIES

                                                                                                               PAGE
AUDITED CONSOLIDATED ANNUAL FINANCIAL STATEMENTS

Independent Auditors' Report....................................................................................F-2
Consolidated Balance Sheets as at September 30, 1999 and 1998...................................................F-3
Consolidated Statements of Operations for the years ended September 30, 1999 and 1998...........................F-4
Consolidated Statements of Cash Flows for the years ended September 30, 1999 and 1998...........................F-5
Consolidated Statements of Stockholders' Equity (Deficiency) for the years ended September 30, 1999 and 1998....F-6
Notes to Consolidated Financial Statements......................................................................F-7

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets at March 31, 2000 and September 30, 1999...........................................F-20
Consolidated Statements of Operations and Comprehensive Income (Loss) for the six months months ended March 31, 2000 and 1999.......................................................................F-21
Consolidated Statements of Stockholders' Equity (Deficiency) for the six months ended March  31, 2000 and 1999..............................................................................F-22
Consolidated Statements of Cash Flows for the six months ended March 31, 2000 and 1999.........................F-23
Notes to Consolidated Financial Statements.....................................................................F-24

INDEPENDENT AUDITORS' REPORT

To the Shareholders of
MDU Communications International, Inc.
(A development stage company)

We have audited the accompanying consolidated balance sheets of MDU Communications International, Inc. (a development stage company) as at September 30, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year ended September 30, 1999, the period from inception of the development stage to September 30, 1999, and the period from inception, March 26, 1998, to September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company (a development stage company) as at September 30, 1999 and 1998 and the results of its operations and its cash flows for the year ended September 30, 1999, the period from inception of the development stage to September 30, 1999, and the period from inception, March 26, 1998, to September 30, 1998 in accordance with accounting principles generally accepted in the United States.

As discussed in Note 16, the accompanying consolidated financial statements have been restated.


Chartered Accountants
Vancouver, British Columbia
December 3, 1999 (except for Note 16
  for which the date is February 3, 2000)


COMMENTS BY AUDITORS FOR U.S. READERS ON
CANADA -U.S. REPORTING CONFLICTS

To the Shareholders of
MDU Communications International, Inc.
(A development stage company)

In the United States, reporting standards for auditors require an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 2 to the consolidated financial statements. Our report to the shareholders dated December 3, 1999 (except for Note 16 for which the date is February 3, 2000) is expressed in accordance with Canadian reporting standards, which do not permit reference to an uncertainty in the Independent Auditors' Report when the uncertainty is adequately disclosed in the financial statements.


Chartered Accountants
Vancouver, British Columbia
December 3, 1999 (except for Note 16
  for which the date is February 3, 2000)

MDU COMMUNICATIONS INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN CANADIAN DOLLARS)

----------------------------------------------------------------------------------------------------------------------
                                                                               SEPTEMBER 30,         September 30,
                                                                                   1999                  1998
                                                                           ---------------------  --------------------
                                                                                  (AS RESTATED - SEE NOTE 16)
ASSETS
CURRENT
  Cash                                                                               $   43,621              $ 19,506
  Prepaid expenses and deposits                                                          15,407                 7,593
  Accounts receivable
    Trade                                                                               178,607                     -
    Sales tax and other                                                                  79,847                     -
----------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                    317,482                27,099
PROPERTY AND EQUIPMENT, net (Note 5)                                                  3,556,386                47,033

INTANGIBLE ASSETS
  (net of accumulated amortization of $22,361)                                          126,710                     -
----------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                         $4,000,578              $ 74,132
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

LIABILITIES
CURRENT
  Accounts payable                                                                   $1,648,193              $ 15,867
  Wages payable                                                                          37,451                     -
  Other accrued liabilities                                                             106,604                 5,950
  Notes payable (Note 6)                                                                829,644               150,000
----------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                             2,621,892               171,817
----------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY (DEFICIT)
Share capital (Note 7)                                                                1,559,720                   160
Share purchase options                                                                  649,445                     -
Share subscriptions received (Note 8)                                                 1,793,026                     -
Deficit accumulated during the development stage                                    (2,623,505)              (97,845)
----------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                                                  1,378,686              (97,685)
----------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY (DEFICIT)                                                    $4,000,578              $ 74,132
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
CONTINUING OPERATIONS (Note 2)
COMMITMENTS AND CONTINGENCIES (Note 9)

        See accompanying notes to the consolidated financial statements

MDU COMMUNICATIONS INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

(EXPRESSED IN CANADIAN DOLLARS)

---------------------------------------------------------------------------------------------------------------------
                                                   For the period                                 For the period
                                                   from inception                                 from inception
                                                 of the development           FOR THE               (March 26,
                                                      stage to               YEAR ENDED              1998) to
                                                    September 30,          SEPTEMBER 30,           September 30,
                                                         1999                   1999                    1998
                                                ----------------------  ---------------------  ----------------------
                                                 (as restated - see      (AS RESTATED - SEE
                                                      Note 16)                NOTE 16)
REVENUE                                                  $    566,698           $    566,698               $       -

DIRECT COSTS                                                  339,570                339,570                       -
---------------------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                  227,128                227,128                       -
---------------------------------------------------------------------------------------------------------------------
SALES EXPENSE                                               1,351,389              1,351,389                       -
---------------------------------------------------------------------------------------------------------------------

GENERAL AND ADMINISTRATIVE
   EXPENSES
   Advertising and promotion                                  109,172                 78,014                  31,158
   Amortization                                               195,260                195,260                       -
   Consulting                                                 177,445                177,445                       -
   Foreign exchange loss                                       39,495                 39,495                       -
   Interest                                                    34,349                 32,321                   2,028
   Management fees                                             26,500                      -                  26,500
   Office                                                      57,168                 54,103                   3,065
   Occupancy                                                   69,829                 64,429                   5,400
   Professional fees                                          143,697                130,114                  13,583
   Repairs and maintenance                                     11,301                 11,301                       -
   Telephone                                                   51,054                 48,342                   2,712
   Travel                                                      49,651                 38,826                  10,825
   Vehicle                                                     14,489                 11,915                   2,574
   Wages                                                      519,834                519,834                       -
---------------------------------------------------------------------------------------------------------------------
                                                            1,499,244              1,401,399                  97,845
---------------------------------------------------------------------------------------------------------------------
NET LOSS FOR THE PERIOD                                  $(2,623,505)           $(2,525,660)               $(97,845)
---------------------------------------------------------------------------------------------------------------------
BASIC AND DILUTED LOSS PER
   COMMON SHARE                                          $         -            $     (0.28)               $  (0.02)
---------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING                                              -               9,114,668               8,581,335
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------


         See accompanying notes to the consolidated financial statements

MDU COMMUNICATIONS INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

(EXPRESSED IN CANADIAN DOLLARS)

---------------------------------------------------------------------------------------------------------------------
                                                               For the period                        For the period
                                                               from inception                        from inception
                                                              of the development     FOR THE           (March 26,
                                                                  stage to          YEAR ENDED          1998) to
                                                                September 30,       SEPTEMBER 30,    September 30,
                                                                      1999             1999                1998
                                                              ------------------  ---------------   -----------------
                                                              (as restated - see  (AS RESTATED -
                                                                   Note 16)        SEE NOTE 16)
OPERATING ACTIVITIES
   Net loss for the period                                         $(2,623,505)     $(2,525,660)           $(97,845)
   Adjustment to reconcile net loss for the
     period to cash utilized in operating activities
     Amortization                                                       195,260          195,260                   -
     Non-cash portion of wages expense
      (Note 7 (c)(ii))                                                  222,000          222,000                   -
     Non-cash consulting expense
      (Note 7 (c)(iii))                                                 177,445          177,445                   -
     Non-cash portion of sales expense
      (Note 7(c)(i))                                                    116,149          116,149                   -
   Change in operating assets and liabilities:
     Prepaid expenses and deposits                                     (15,407)          (7,814)             (7,593)
     Accounts receivable                                              (258,454)        (258,454)                   -
     Accounts payable                                                 1,648,193        1,632,326              15,867
     Wages payable                                                       37,451           37,451                   -
     Other accrued liabilities                                          106,604          100,654               5,950
---------------------------------------------------------------------------------------------------------------------
Net cash used in operating activities                                 (394,264)        (310,643)            (83,621)
---------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
   Cash acquired on acquisition of subsidiary
      (Note 4)                                                           35,222           35,222                   -
   Purchase of property and equipment                               (3,595,435)      (3,548,402)            (47,033)
   Purchase of intangible assets                                      (149,071)        (149,071)                   -
---------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                               (3,709,284)      (3,662,251)            (47,033)
---------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
   Proceeds from notes payable                                          275,000          125,000             150,000
   Repayment of notes payable                                         (275,000)        (275,000)                   -
   Proceeds from convertible notes payable                              829,644          829,644                   -
   Proceeds from issue of common stock                                   50,315           50,155                 160
   Proceeds from exercise of warrants                                 1,474,184        1,474,184                   -
   Proceeds from share subscriptions received                         1,793,026        1,793,026                   -
---------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                             4,147,169        3,997,009             150,160
---------------------------------------------------------------------------------------------------------------------

NET INCREASE IN CASH AND CASH
   EQUIVALENTS                                                           43,621           24,115              19,506
CASH AND CASH EQUIVALENTS,
   BEGINNING OF PERIOD                                                        -           19,506                   -
---------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS,
   END OF PERIOD                                                   $     43,621     $     43,621           $  19,506
---------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW DISCLOSURE
   Interest paid                                                   $     32,321     $     32,321           $       -
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
   Interest received                                               $      5,466     $      5,466           $       -
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
   Income taxes paid                                               $          -     $          -           $       -
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES
During the year ended September 30, 1999, the Company recorded non-cash additions to property and equipment in the amount of $133,851 representing the fair value of share purchase options issued to suppliers. See Note 7
   (c)(i).

        See accompanying notes to the consolidated financial statements

MDU COMMUNICATIONS INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

(EXPRESSED IN CANADIAN DOLLARS)

------------------------------------------------------------------------------------------------------------------------------------
                                                            Share
                                                         Subscriptions              Warrants/options       Deficit
                                      Common stock         Received                to purchase shares    accumulated
                                 ----------------------- ------------------------ ----------------------  during the
                                   Shares      Amount      Shares      Amount      Number      Amount    development      Total
                                                                                                            stage
                                 ----------- ----------- ----------- ------------ ---------- ----------- ------------- -------------
Issued for cash at inception,
   March 26, 19998                      160  $      160           -   $        -          -    $      -  $          -   $       160
Net loss for the period from
   inception (March 26, 1998)
   to September 30, 1998                  -           -           -            -          -           -      (97,845)      (97,845)
------------------------------------------------------------------------------------------------------------------------------------

Balance, September 30, 1998             160         160           -            -          -           -      (97,845)      (97,685)
   Issued for cash                3,367,500      50,155           -            -          -           -             -        50,155

   Issued on business
    acquisition (Note 7)          5,213,675      35,222           -            -          -           -             -        35,222

   Exercise of warrants             640,000   1,474,183           -            -                                    -     1,474,183

   Issue of employees' options            -           -           -            -    300,000     222,000             -       222,000

   Suppliers' options issued
    and issuable                          -           -           -            -     73,885     250,000             -       250,000

   Issue of options to
    consultant                            -           -           -            -    100,000     177,445             -       177,445

   Issued for cash (net of
    expenses of the issue of
    $176,437)                             -           -     670,000    1,544,924          -           -             -     1,544,924

   Issued for cash (net of
    expenses)                             -           -     420,000      248,102          -           -             -       248,102

   Net loss for the year ended
    September 30, 1999 (as
    restated - see Note 16)              -           -           -            -          -           -    (2,525,660)    (2,525,660)
------------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1999 (as
  restated - see Note 16)         9,221,335  $1,559,720   1,090,000   $1,793,026    473,885    $649,445  $(2,623,505)   $ 1,378,686
------------------------------------------------------------------------------------------------------------------------------------

         See accompanying notes to the consolidated financial statements

MDU COMMUNICATIONS INTERNATIONAL, INC.
(FORMERLY ALPHA BETA HOLDINGS, LTD.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
-------------------------------------------------------------------------------

1.       BASIS OF PRESENTATION


         Prior to the acquisition described in Note 4 below, MDU Communications International, Inc. (formerly Alpha Beta Holdings, Ltd.) ("International" or the "Company") was essentially inactive. On November 2, 1998 the Company acquired all of the issued and outstanding common shares of MDU Communications, Inc. ("MDU") and on November 24, 1998, the Company changed its name from Alpha Beta Holdings, Ltd. to MDU Communications International, Inc. MDU, a Canadian incorporated telecommunications company and a national system operator for Star Choice Communications, Inc., provides delivery of home entertainment and information technology to residents of multi-dwelling units such as apartment buildings, condominiums, gated communities, hotels and motels.


         The acquisition of MDU has been accounted for as a reverse acquisition on the basis that the former shareholders of MDU now control the affairs of the Company. As a result, these consolidated financial statements of the Company include the accounts of International (the accounting subsidiary) and MDU (the accounting parent), for the period subsequent to the effective date of the reverse acquisition described in Note 4. The comparative figures as at September 30, 1998 and for the period from inception (March 26, 1998) to September 30, 1998 represent the historical results of operations, cash flows and financial position of the accounting parent, MDU.

2.       CONTINUING OPERATIONS

         The financial statements have been prepared on the going concern basis of accounting which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. The Company has limited financial resources, has incurred operating losses since inception and does not expect to generate profitable operations until fiscal 2000 or later. In addition, on September 20, 1999, the Company received a demand for payment with respect to outstanding notes payable with a principal value of $733,652. The Company has negotiated an extension to the repayment terms of these notes to June 30, 2000. The Company has also negotiated an extension to the repayment terms of notes payable in the amount of $95,992 until February 28, 2000. The Company's funding of its initial operating expenses, working capital needs and capital commitments is dependent upon its ability to raise additional financing. The Company is currently pursuing opportunities to raise financing through private placements of both equity and debt securities and has engaged in an investment banker to assist it in raising financing through a public equity offering. There can be no assurance that the Company will be successful in its efforts to raise additional financing through these offerings or, if available, that the Company will be able to obtain it on acceptable terms and continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. Adjustments, if any, would affect the carrying value and classification of assets and liabilities and the amount of the net loss and accumulated deficit.

3.       SIGNIFICANT ACCOUNTING POLICIES

         These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and reflect the following significant accounting policies.

         (a)      PRINCIPLES OF CONSOLIDATION

                  The consolidated financial statements are issued under the name of the Company, being the legal parent, but are considered a continuation of the activities and operations of MDU Communications Inc. (see Note 4). All inter-company balances and transactions are eliminated.

         (b)      DEVELOPMENT STAGE ENTERPRISE

                  The Company is a development stage enterprise as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company's planned principal operations have commenced, but there has been no significant revenue therefrom. At present, the Company is devoting most of its efforts to activities such as raising capital, research and development of bundled technological services with its Direct To Home TV services to multi-dwelling unit properties and developing customer markets.

         (c)      USE OF ESTIMATES

                  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates.

         (d)      PROPERTY AND EQUIPMENT

                  Property and equipment are recorded at cost less accumulated amortization. Costs of connecting and disconnecting service are expensed. Amortization of property and equipment is provided using the declining balance method at the following rates:

                  Telecommunications equipment, installed        14.5%
                  Computer equipment                               20%
                  Furniture and fixtures                           20%


                  Direct costs of placing telecommunications equipment into service and major improvements are capitalized.

                  Amortization of telecommunications equipment commences once the equipment has been installed at the customer's premises.

                  The Company performs a review for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under Statement of Financial Accounting Standards ("SFAS") No.121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of", an impairment loss is recognized when estimates of future cash flows expected to result from the use of an asset and its eventual disposition are less that its carrying amount. No impairment losses have been identified by the Company for the year ended September 30, 1999 and the period from inception, March 26, 1998 to September 30, 1998.

         (e)      INTANGIBLE ASSETS

                  Intangible assets consist of a customer list and related contracts which were acquired from a relative of the president of the Company and are being amortized on the straight-line basis over five years. Management regularly reviews the carrying value of intangible assets based upon future expected cash flows. To date, no impairment has been indicated.

         (f)      REVENUE RECOGNITION

                  The Company recognizes revenue on provision of satellite programming to customers in the period the related services are provided.

         (g)      LOSS PER COMMON SHARE

                  Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other common share equivalents, including stock options and redeemable convertible notes payable, in the weighted average number of common shares outstanding for a period, if dilutive. For both the year ended September 30, 1999 and the period from inception, March 26, 1998, to September 30, 1998 basic and diluted loss per common share are equivalent as the effect of common shares issuable upon the exercise of options or warrants would be anti-dilutive. As of October 19, 1999, the Company had outstanding securities which were convertible into 1,398,157 common shares which would be potentially dilutive in the future.

         (h)      FOREIGN EXCHANGE

                  The accounts of the Company and its foreign subsidiaries are expressed in Canadian dollars, its functional currency. Monetary assets and liabilities denominated in foreign currencies are translated at the rate in effect at the balance sheet date. Other balance sheet items and revenues and expense are translated at the rates prevailing on the respective transaction dates. Translation gains and losses relating to current monetary items and revenue and expenses denominated in foreign currencies are included in income.

         (i)      STOCK-BASED COMPENSATION

                  As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has accounted for employee and director stock options in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and has made the pro forma disclosures required by SFAS No. 123 in Note 7.

                  Under APB No. 25, compensation charges arise from those situations where options are granted at an exercise price lower than the fair value of the underlying common shares. These amounts are amortized as a charge to operations over the vesting periods of the stock options.

                  Stock-based compensation charges to other than employees are recorded over the period that the related stock option or warrant is earned. The amount of the compensation is based on the fair value of the option or warrant at the applicable measurement date.

         (j)      COMPREHENSIVE INCOME

                  SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. The Company has no comprehensive income items, other than the net loss, in any of the periods presented.

         (k)      FAIR VALUE OF FINANCIAL INSTRUMENTS

                  The fair value of the Company's cash, accounts receivable, accounts payable, accrued liabilities at September 30, 1998 and 1999 and the $150,000 note payable outstanding at September 30, 1998 are estimated to approximate their carrying values due to the relative liquidity or short-term nature of these instruments. Due to the short term maturities of the convertible notes payable and the fact that they were issued for the proceeds as stated in the period from April 15 to June 15, 1999, the fair value of these convertible instruments are also estimated to approximate the book value at September 30, 1999.

         (l)      CREDIT CONCENTRATION

                  Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. Accounts receivable from Star Choice Communications Inc. (Note 10) at September 30, 1999, represented 76% of total trade accounts receivable (September 30, 1998 - Nil%). The balance of trade receivables are dispersed across a wide customer base. The Company provides an allowance for bad debts based on historical experience and specifically identified risk. At September 30, 1999 and September 30, 1998 there was no allowance for doubtful accounts.

         (m)      RECENT ACCOUNTING PRONOUNCEMENTS

                  In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accounts issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" (SOP 98-5). Under SOP 98-5, the cost of start-up activities should be expensed as incurred. The Company expects that the adoption of SOP 98-5 will not have a material impact on its financial position or results of operations. The Company will be required to adopt SOP 98-5 in fiscal 2000.

                  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No.133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In 1999, SFAS No. 137 delayed the required implementation by the Company of SFAS No. 133 to fiscal year 2001. The effect of implementation of SFAS No. 133 on the Company's financial position or results of operations has not been determined.

4.       ACQUISITION OF SUBSIDIARY

         On November 22, 1998, the Company completed the acquisition of all of the issued and outstanding common shares of MDU in exchange for 5,213,835 common shares of the Company.

         The business combination of the Company and MDU has been accounted for as a reverse acquisition whereby MDU was identified as the acquirer and the assets and liabilities of the Company were acquired by MDU at fair value. Fair value has been estimated as $35,222 being the amount of the sole asset, cash, of International at the date of acquisition. In accordance with generally accepted accounting principles for reverse acquisitions, these consolidated financial statements reflect the historical results of MDU since its formation, and the MDU assets and liabilities at their historic cost. The operations of the Company, being the legal parent and accounting subsidiary, are reflected from November 22, 1998 and its assets and liabilities are reflected at their fair value at the date of acquisition.

         Net assets of the Company at date of acquisition are as follows:

         Assets
            Cash                                         $35,222
         Liabilities                                           -
         --------------------------------------------------------
         Net asset acquired                              $35,222
         --------------------------------------------------------
         --------------------------------------------------------


5.       PROPERTY AND EQUIPMENT


                                                                               SEPTEMBER 30,        September 30,
                                                                                   1999                 1998
                                                                            ---------------------  -----------------
                                                                                  (AS RESTATED -
                                                                                    SEE NOTE 16)

         Telecommunications equipment, installed                                      $3,295,475             $8,308
         Telecommunications equipment, not yet placed in service                         320,944                  -
         Computer equipment                                                               38,020             11,308
         Furniture and fixtures                                                           74,847             27,417
         -----------------------------------------------------------------------------------------------------------
                                                                                       3,729,286             47,033
         Less:  accumulated amortization                                               (172,900)                  -
         -----------------------------------------------------------------------------------------------------------
                                                                                      $3,556,386            $47,033
         -----------------------------------------------------------------------------------------------------------
         -----------------------------------------------------------------------------------------------------------


6.       NOTES PAYABLE

         The notes payable at September 30, 1999 and September 30, 1998 are summarized as follows:


                                                                                  SEPTEMBER 30,       September 30,
                                                                                      1999                1998
                                                                                 -----------------   -----------------
         i)    Demand convertible note payable with a maturity
               value of $250,000, bearing interest at 8.75%,
               per annum compounded monthly and past due                          $250,000                 $ -
               as of August 15, 1999.

         ii)   Demand convertible note payable with a maturity value of U.S.
               $40,000, bearing interest at 9.00% per annum compounded monthly
               and past due as of August 31, 1999.                                  59,072                   -


         iii)  Demand convertible note payable with a maturity value of U.S.
               $25,000, bearing interest at 9.00% per annum compounded monthly
               and past due as of August 31, 1999.                                  36,920                   -


         iv)   Demand convertible note payable with a maturity value of U.S
               $327,500, bearing interest at 8.75% per annum compounded monthly
               and past due as of September 15, 1999.                              483,652                   -


         v)    Notes payable with an aggregate maturity value of Cdn. $150,000, bearing interest at 7.5% per annum compounded monthly and
               repayable on demand.                                                      -             150,000

               ------------------------------------------------------------------------------------------------
                                                                                  $829,644            $150,000
               ------------------------------------------------------------------------------------------------
               ------------------------------------------------------------------------------------------------


         All or any part of the principal amount of the notes outstanding at September 30, 1999 and any interest thereon is convertible, at the option of the holder, on or before the due date, into fully paid and non-assessable common shares of the Company at a conversion price of U.S. $2.00 per common share in the case of the notes described in Notes 6 (ii) and (iii), above, and at a conversion price of U.S. $1.75 in the case of those described in Notes 6 (i) and (iv). The notes are unsecured. The Company was unable to repay the notes on their respective due dates and on September 16, 1999 the Company received a demand for payment with respect to outstanding notes payable with a principal value of $733,652 (Notes 6(i) and (iv)). The Company is in default at September 30, 1999.


         On October 19, 1999, the Company negotiated an extension to the repayment terms of the notes payable in the amount of $733,652, to June 30, 2000. The renegotiated demand, unsecured, convertible notes bear interest at 8.75%. All or any portion of the principal, and any interest thereon, is convertible, at the option of the holder, on or before the due date, into fully paid and non-assessable common shares of the Company at a conversion price of U.S. $0.625 per common share. On October 19, 1999, the Company also negotiated an extension to the repayment terms of the notes payable in the amount of $95,992 (Notes 6(ii) and (iii), above), to February 28, 2000. The renegotiated demand, unsecured, convertible notes bear interest at 9%. All or any portion of the principal, and any interest thereon, is convertible, at the option of the holder, on or before the due date, into fully paid and non-assessable common shares of the Company at a conversion price of U.S. $0.50 per common share.

7.       SHARE CAPITAL

         (a)      AUTHORIZED

                  The Company's authorized share capital consists of 50,000,000 common shares with a par value of $0.001 per share and 5,000,000 non-voting preferred stock also with a par value of $0.001 per share.

         (b) A reconciliation of issued and outstanding share capital of the Company to amounts previously reported in Alpha Beta Holdings Ltd. at September 30, 1998 is as follows:


                                                                                     Number of            Amount
                                                                                      Shares              Cdn. $
                                                                                 ------------------  -----------------
                  Common shares:
                  Balance, September 30, 1998                                            1,701,000             $1,277
                  Share consolidation on a 10 for 1 basis                              (1,530,900)                  -
                  ----------------------------------------------------------------------------------------------------
                  Balance, September 30, 1998, post share consolidation                    170,100              1,277
                   Issued for cash                                                       3,197,400             49,879
                  ----------------------------------------------------------------------------------------------------
                  Balance, prior to business combination                                 3,367,500             51,156

                  Adjustment of stated value of common shares
                     at reverse acquisition to value of common shares
                     of MDU (Note 4)                                                             -              (841)
                  Issued on acquisition of the Company (Note 4)                          5,213,835             35,222
                  ----------------------------------------------------------------------------------------------------
                  Balance subsequent to reverse acquisition                              8,581,335             85,537
                  Exercise of warrants                                                     640,000          1,474,183
                  ----------------------------------------------------------------------------------------------------
                  Balance, September 30, 1999                                            9,221,335         $1,559,720
                  ----------------------------------------------------------------------------------------------------
                  ----------------------------------------------------------------------------------------------------


         (c)      STOCK OPTION PLANS

                  (i) Suppliers' Stock Option Plan ("Suppliers' Plan")

                      On December 31, 1998 the Company established a stock option plan pursuant to which certain key suppliers of the Company will be granted options on completion of specified activities. Under the terms of the Suppliers' Plan, eligible suppliers can earn options to purchase an aggregate of 215,135 common shares of the Company. Details of options issued to date under the Suppliers' Plan are as follows:


                                                                                                    Weighted
                                                                                                     average
                                                                                Number of        exercise price
                                                                                 options             U.S. $
                                                                             ----------------  --------------------
                      Outstanding at inception of the Company
                         (March 26, 1998) and at September 30, 1998                        -                   $ -
                      Granted and fully vested                                        73,885                  1.50
                      Exercised                                                            -                     -
                      ---------------------------------------------------------------------------------------------
                      Outstanding and exercisable at September 30, 1999               73,885                 $1.50
                      ---------------------------------------------------------------------------------------------
                      ---------------------------------------------------------------------------------------------


                     In addition to the stock options under the Suppliers' Plan issued to September 30, 1999, the Company is obligated to issue an additional 19,429 options to purchase common shares of the Company at an exercise price of U.S.$1.50 per share and exercisable for five years from the date of issue. These options had not been issued at September 30, 1999.

                      Under the requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") the Company has recorded stock based compensation charges in the amount of $250,000 during the year ended September 30, 1999 ($133,851 as additional capital costs of telecommunications equipment and $116,149 as sales expense). These charges are based on the fair value of the stock options issued and issuable to suppliers calculated on the date an eligible supplier completes the performance required to earn the options. This amount is determined using a Black Scholes option pricing model assuming a weighted average annualized volatility of the Company's share price of approximately 114%. For details of the other material assumptions used in determination of the fair value of these options see Note 7 (c)(ii).

                 (ii) Directors'/Officers' and Employees' Stock Option Plans
                      ("Employee Plans")

                      On November 24, 1998 the Company established Employee Plans whereby certain employees, officers and directors will be granted options to purchase up to an aggregate of 600,000 common shares of the Company. Details of options issued to date under the Employee Plans are as follows:


                                                                                                         Weighted
                                                                                                          average
                                                                                     Number of        exercise price
                                                                                      options             U.S. $
                                                                                  -----------------  ------------------
                          Outstanding at inception of the Company (March 26,
                             1998) and at September 30, 1998                                     -                 $ -
                          Granted and fully vested                                         300,000                1.00
                          Exercised                                                              -                   -
                          ---------------------------------------------------------------------------------------------
                          Outstanding and exercisable at September 30, 1999                300,000               $1.00
                          ---------------------------------------------------------------------------------------------
                          ---------------------------------------------------------------------------------------------


                      The Company accounts for its stock-based employee compensation plans under APB No. 25 whereby compensation cost is recorded for the excess, if any, of the quoted market price of the common shares over the exercise price at the date of grant for all employee common stock options issued. For the year ended September 30, 1999, compensation cost in the amount of $222,000 has been recorded under this method.

                      An alternative method of accounting for employee stock options is SFAS No. 123. Under SFAS No. 123 employee stock options are valued at the grant date using a fair value method and the estimated fair value of the options is amortized to expense over the options' vesting period. The following pro forma financial information presents the net loss for the period and loss per common share had the Company adopted SFAS No. 123.


                                                       For the period from
                                                         inception of the          YEAR ENDED          Year ended
                                                       development stage to       SEPTEMBER 30,       September 30,
                                                        September 30, 1999            1999                1998
                                                      -----------------------  --------------------  ----------------
                                                                               (AS RESTATED - SEE
                                                                                    NOTE 16)
                           Pro forma net
                             loss for the period                $(3,006,895)            $2,909,050         $(97,845)
                           ------------------------------------------------------------------------------------------
                           Pro forma loss
                              per common share                           $ -               $(0.32)           $(0.01)
                           ------------------------------------------------------------------------------------------
                           ------------------------------------------------------------------------------------------


                      Using the fair value method for stock-based compensation, as described in SFAS No. 123, additional compensation costs of approximately $383,390 would have been recorded for the year ended September 30, 1999 (period from March 26,
                      1998 to September 30, 1998 - $Nil). This amount is determined using a Black Scholes option pricing model assuming no dividends are to be paid, vesting on date of grant, an expected term of five years, a weighted average annualized volatility of the Company's share price of 136% and a weighted average annualized risk free interest rate of 5.50%.

                (iii) Other Stock Options

                      At December 31, 1998 the Company granted stock options to purchase 100,000 common shares of the Company at an option price of U.S. $1.50 in recognition of consultative and other services provided by a relative of the Company's president. These options may be exercised in whole or in part at any time until December 31, 2003. The fair value of these options in the amount of $177,445 at date of grant has been recorded as consulting expense during the year ended September 30, 1999. For details of the material assumptions used in determination of the fair value of these options see Note 7(c)(ii).

                      Prior to the acquisition of the Company as described in
                      Note 4, Alpha Beta Holdings, Ltd. had issued options to purchase 640,000 shares of common stock of the Company at an exercise price of U.S.$1.50 and an expiry date of November 5, 1999. In December 1998, these options were exercised resulting in proceeds to the Company of U.S.$960,000 ($1,474,184).

                  The following table summarizes information concerning stock options outstanding at September 30, 1999:


                                                   Exercise price
                  Number of options                    U.S.$                        Expiry date
                  ----------------------------  --------------------               --------------------------
                                      300,000                  1.00                November 24, 2003
                                      100,000                  1.50                December 31, 2003
                                       40,000                  1.50                March 1, 2004
                                       33,885                  1.50                April 1, 2004


                  The weighted average exercise price of all options outstanding at September 30, 1999 is U.S. $1.18.

8.       SHARE SUBSCRIPTIONS RECEIVED

         On May 28, 1999 the Company received subscriptions to purchase 670,000 shares for net proceeds after expenses of the issue of $1,544,924. These shares were issued on November 19, 1999. On September 15, 1999 the Company received additional subscriptions to purchase 420,000 shares for net proceeds after expenses of the issue of $248,102.

9.       COMMITMENTS AND CONTINGENCIES

         (i) Under the terms of certain operating leases for equipment and premises, the Company is obligated to make annual net rental payments as follows:


                  Fiscal year ended
                  September 30, 1999                                   Amount
                  -----------------------------        -----------------------
                    2000                                              $87,698
                    2001                                               82,217
                    2002                                               38,048
                    2003                                               13,644
                    2004 and thereafter                                11,690
                  ------------------------------------------------------------
                                                                     $233,297
                  ------------------------------------------------------------
                  ------------------------------------------------------------


         (ii) The Company has been named as the Defendant in an action by Shaw Cable Systems Ltd. ("Shaw") in which Shaw seeks an injunction and $2 million in damages as a result of alleged trespass and loss of business as a result of certain activities allegedly carried out by the Company. Shaw and the Company have jointly agreed that no further steps will be taken in this action by either party until the parties have completed their current negotiations with respect to customer connection procedures. Given the preliminary stage of the proceedings, it is not presently possible to estimate or determine whether there will be any loss to the Company, and the amount, if any, of such loss will be recorded in the period in which it becomes determinable. However, if the negotiations are unsuccessful and if Shaw were successful in its claim for damages, the Company's unsuccessful defense would have a material adverse effect on the Company's financial condition and operations.

         (iii) The Company has also been named as a Defendant in a claim by Whistler Cable Television Ltd. claiming damages for conversion, the return of personal property, an injunction and costs. The Company has filed a Defense disputing the Plaintiff's legal right to bring the action, and alleging that in any event the amount of damages suffered, if any, is minimal. This case is still in the pre-discovery phase. Given the preliminary stage of the proceedings, it is not presently possible to estimate or determine whether there will be any loss to the Company, and the amount, if any, of such loss will be recorded in the period in which it becomes determinable.

         (iv) The Company has received letters from counsel for Rogers Cablesystems ("Rogers") threatening legal action based on certain activities allegedly done by the Company. The Company's solicitors have replied to the concerns expressed in each of those letters and there have been no further steps taken by Rogers or its counsel with respect to any of the matters. The Company continues to negotiate with Rogers with respect to other matters of joint interest, including a proposed Protocol to govern service conversion issues.

10.      STRATEGIC ALLIANCE

         In August 1998, the Company entered into a ten-year System Operation Agreement, with five year renewal options, with Star Choice Communications, Inc. ("Star Choice"). The Company is responsible for establishing and maintaining distribution systems in multi-unit dwellings throughout Canada and acts as a commissioned sales representative for Star Choice to market Star Choice programming to the residents of multi-unit dwellings in which the Company has installed systems. Residents that choose to subscribe to the service pay a monthly access fee in addition to the program fees charged by Star Choice for programming ordered by the customer.

         The Company's contract with Star Choice gives the company a 30% share of gross subscriber revenues from the sale of Star Choice programming services plus 100% of a digital access fee within the multi-unit dwellings for a period of 10 years, with renewal clauses.

         The Company will incur only the cost associated with the implementation of its services, and will not share any of Star Choice's programming or broadcasting costs. Under the agreement, the Company may not maintain distribution systems or market direct-to-home satellite broadcast services for other satellite operators in Canada.

         The Company's revenues are significantly dependent on its strategic alliance with Star Choice. During the year ended September 30, 1999, revenues from Star Choice accounted for 36% of total recorded revenues of the Company (period from inception, March 26, 1998, to September 30, 1998 - $Nil).

11.      GOVERNMENT REGULATION

         Satellite broadcasting and distribution of Canadian television signals to cable operators in Canada are regulated by the Canadian Radio Television and Telecommunications Commission (CRTC). Star Choice and Express Vu are the only two licensees that have been approved by the CRTC to distribute television and information services by direct-to-home digital satellite transmissions in Canada. Both must operate in accordance with CRTC imposed "conditions of license" to maintain their licenses. Also, they must comply with the Canadian
         Broadcasting Act. Since the Company in its role as a system operator for Star Choice is significantly dependent on Star Choice for programming, it would be adversely affected if Star Choice encountered regulatory problems.

12.      INCOME TAXES

         A reconciliation of the statutory federal Canadian income tax rate and the Company's effective income tax rate is as follows:


                                                     For the period from                             Period from
                                                       inception of the                               March 26,
                                                      development stage          YEAR ENDED            1998 to
                                                       to September 30,        SEPTEMBER 30,        September 30,
                                                             1999                   1999                 1998
                                                    -----------------------  -------------------  -------------------
                                                                         (As restated - See Note 16)
         Canadian statutory income tax rate                          45.6%                45.6%                45.6%
         Non-deductible expenses                                     (9.4)                (9.7)                (1.0)
         Tax loss carry forwards not
            recognized in period of loss                            (36.2)               (35.9)               (44.6)
         ------------------------------------------------------------------------------------------------------------
         Actual tax rate                                                 -                    -                    -
         ------------------------------------------------------------------------------------------------------------
         ------------------------------------------------------------------------------------------------------------


         The Company had no income tax expense for the year ended September 30, 1999 or for the period from inception, March 26, 1998, to September 30, 1998 as a result of significant incurred losses. Additionally, the Company has provided a full valuation allowance for net deferred tax assets at September 30, 1999 and September 30, 1998, since realization of these benefits cannot be reasonably assured. At September 30, 1999 and September 30, 1998, deferred tax (liabilities) assets are comprised of the following:


                                                                            SEPTEMBER 30,         September 30,
                                                                                1999                  1998
                                                                         --------------------   -------------------
                                                                                (As restated - See Note 16)
         Gross deferred tax liabilities:
            Amortization                                                          $(219,845)                $(854)
         Gross deferred tax assets:
            Operating loss carry forwards                                          1,023,997                44,568
         ----------------------------------------------------------------------------------------------------------
         Net deferred tax assets                                                     804,152                43,714
         Less: valuation allowance                                                 (804,152)              (43,714)
         ----------------------------------------------------------------------------------------------------------
                                                                                         $ -                   $ -
         ----------------------------------------------------------------------------------------------------------
         ----------------------------------------------------------------------------------------------------------


         At September 30, 1999, the Company had loss carry forwards available to be applied against future years' taxable income in the amount of $2,245,608 of which $97,738 will expire on September 30, 2005 and the balance on September 30, 2006.

13.      SEGMENTED INFORMATION

         The Company operates in one industry segment. The Company's operations are comprised of providing delivery of home entertainment and information technology to multi-unit dwellings. All of the Company's operations, assets, employees and revenues are located in Canada.

14.      RELATED PARTY TRANSACTIONS

         The Company purchased equipment and satellite subscribers for $200,000 from a relative of the Company's president. In addition, the Company granted stock options to a relative of the Company

         President to purchase 100,000 common shares of the Company at an exercise price of U.S. $1.50 until December 21, 2003, in exchange for consultative services. See Note 7 (c)(iii).

15.      SUBSEQUENT EVENTS

         (a) On October 13, 1999, the Company entered into an agreement with Cannacord Capital Corporation ("Cannacord") which will provide a basis for Cannacord and other investors to participate in a private placement and subsequent initial public offering ("IPO") on a Canadian stock exchange. The agreement is subject to: the Company completing specified reorganization activities, including a creditor arrangement plan which will result in a deferral of payments otherwise due, an equipment lease finance arrangement, and further due diligence by Cannacord. Cannacord is entitled to a corporate finance fee of 200,000 shares of the Company, 100,000 payable on October 13, 1999 and 100,000 upon completion of the private placement. As at December 3, 1999, 100,000 shares of the Company have been issued in connection with this agreement.

         (b) On November 11, 1999, the Company signed a Memorandum of Understanding ("MOU") with Antech (Hong Kong) Ltd. to enter into a joint venture by December 31, 1999 to seek strategic relationships to capture certain market and operational synergies for Satellite TV, High Speed Internet, Telephony, and Security products in the geographic areas of Hong Kong SAR, Macau, Taiwan and the People's Republic of China. The proposed 25% joint venture interest will require an initial subscription by the Company for 25,000 common shares in a Hong Kong corporation at consideration of HK$25,000 ($4,720). Failure to achieve a joint venture agreement by December 31, 1999 will allow the parties to terminate their involvement in the MOU.

         (c) On November 26, 1999, the Company completed a series of private placements totaling 1,482,750 units, each unit consisting of one common share and one common share purchase warrant for aggregate cash consideration of U.S.$593,100 ($883,719). The unit price of U.S.$0.40 was based on a premium to market value of the Company's common shares when the subscription program was undertaken on October 21, 1999. The warrants have a term of 2 years from the date of closing of the private placement at an exercise price of U.S.$0.75.

         (d) On November 18, 1999 the Company signed an Agreement in Principle with MBT Capital to enter into lease financing transactions relating to certain telecommunications equipment of the Company. Under the terms of the proposed financing MBT Capital would initially acquire approximately 4,000 set top boxes currently in the hands of active subscribers in exchange for $1,520,000 and then rent those boxes back to the Company. The Agreement in Principle is subject to receipt and acceptance of a formal commitment from MBT Capital, the appointment of two MBT Capital nominees to the Company's Board and completion of due diligence by Star Choice, among other conditions of closing.

16.      RESTATEMENT

         Subsequent to the issuance of the Company's September 30, 1999 consolidated financial statements, the Company's management determined that the fair value of warrants issued to certain non-employees for services rendered during the period should have been reported as sales expense, rather than capitalized to property and equipment. As a result, the accompanying September 30, 1999 consolidated financial statements have been restated from the amounts previously reported to recognize an additional $116,149 of sales expense, a reduction to amortization expense of $4,210 and a corresponding reduction to property and equipment of $111,939. A summary of the significant effects of the restatement is as follows:

                                                               As Previously               As Restated
                                                                  Reported
                                                            -------------------        -------------------
         At September 30, 1999
            Property and equipment                                 $ 3,668,325                $ 3,556,386
            Accumulated deficit                                     (2,511,566)                (2,623,505)

         For the year ended September 30, 1999
            Sales expenses                                           1,235,240                  1,351,389
            Amortization expense                                       199,470                    195,260
            Net loss                                                (2,413,721)                (2,525,660)
            Basic and diluted loss per share                             (0.26)                     (0.28)

         For the period from inception of the
         development stage to September 30, 1999
            Sales expenses                                           1,235,240                  1,351,389
            Amortization expense                                       199,470                    195,260
            Net loss                                               $(2,511,566)               $ 2,623,505

MDU COMMUNICATIONS INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
(EXPRESSED IN CANADIAN DOLLARS)
------------------------------------------------------------------------------



                                                               March 31,           September 30,      September 30,
                                                                  2000                 1999                1998
                                                              (Unaudited)       (As restated - see
                                                                                     Note 15)
                                                           -------------------  -------------------- -----------------
ASSETS

CURRENT
   Cash and cash equivalents                                    $   9,122,224           $    43,621          $ 19,506
   Prepaid expenses and deposits                                       31,497                15,407             7,593
   Accounts receivable
      Trade                                                           197,696               178,607                 -
      Sales tax and other                                             166,358                79,847                 -
TOTAL CURRENT ASSETS                                                9,517,775               317,482            27,099
PROPERTY AND EQUIPMENT, net (Note 5)                                4,240,286             3,556,386            47,033
INTANGIBLE ASSETS
   (net of accumulated amortization of $37,268
   September 30, 1999 - $22,361)                                      111,803               126,710                 -
TOTAL ASSETS                                                    $  13,869,864           $ 4,000,578          $ 74,132

LIABILITIES

CURRENT
   Accounts payable                                             $     718,820           $ 1,648,193          $ 15,867
   Wages payable                                                       98,965                37,451                 -
   Other accrued liabilities                                           97,509               106,604             5,950
   Notes payable (Note 6)                                                   -               829,644           150,000
TOTAL CURRENT LIABILITIES                                             915,294             2,621,892           171,817

COMMITMENTS AND CONTINGENCIES (Note 9)

SHAREHOLDERS' EQUITY

Common stock (Note 7)                                               5,588,789             1,559,720               160
Preferred stock (Note 7)                                            8,679,973                     -                 -
Share purchase options                                              2,191,740               649,445                 -
Share purchase warrants (Note 7(e))                                 6,831,684                     -                 -
Share subscriptions received (Note 8)                                       -             1,793,026                 -
Deficit accumulated during the development stage                  (10,337,616)           (2,623,505)          (97,845)
TOTAL SHAREHOLDERS' EQUITY                                         12,954,570             1,378,686           (97,685)
TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                                         $  13,869,864           $ 4,000,578          $ 74,132

CONTINUING OPERATIONS (Note 2)



      See accompanying notes to the consolidated financial statements

MDU COMMUNICATIONS INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF OPERATIONS
(EXPRESSED IN CANADIAN DOLLARS)
------------------------------------------------------------------------------


                                    For the period   For the six     For the six       For the        For the         For the
                                    from inception   months ended    months ended      period       Year ended        period
                                        of the        March 31,       March 31,         from       September 30,       from
                                     development         2000            1999       inception of       1999        inception of
                                       stage to      (Unaudited)     (Unaudited)         the                            the
                                    March 31, 2000                                   development                    development
                                     (Unaudited)                                      stage to                         stage
                                                                                      September                    to September
                                                                                      30, 1999                       30, 1998
                                    --------------- --------------- --------------- -------------- --------------  --------------
                                                                                     (As restated -see Note 15)
REVENUE                               $  1,152,487    $    585,789     $   142,482    $   566,698   $    566,698      $        -
DIRECT COSTS                               666,219         326,649         126,280        339,570        339,570               -
GROSS PROFIT                               486,268         259,140          16,202        227,128        227,128               -
INTEREST INCOME                             80,241          80,241               -              -              -               -
SALES EXPENSE                            2,218,630         867,241         360,783      1,351,389      1,351,389               -
GENERAL AND ADMINISTRATIVE EXPENSES
   Advertising and promotion                47,881           7,541           3,183         40,340          9,182          31,158
   Amortization                            465,274         270,014          15,535        195,260        195,260               -
   Consulting                            1,259,092       1,081,647         177,445        177,445        177,445               -
   Foreign exchange loss (gain)           (82,327)       (121,822)          33,064         39,495         39,495               -
   Interest                                 84,592          50,243           3,988         34,349         32,321           2,028
   Financing (Note 7(e)(ii))             4,241,424       4,241,424               -              -              -               -
   Investor Relations                      179,030         110,198          36,652         68,832         68,832               -
   Management Fee                           26,500               -               -         26,500              -          26,500
   Office                                  232,353         175,185          15,070         57,168         54,103           3,065
   Occupancy                               134,221          64,392          12,872         69,829         64,429           5,400
   Professional fees                       467,737         324,040          12,086        143,697        130,114          13,583
   Repairs and maintenance                  46,569          35,268           3,141         11,301         11,301               -
   Telephone                               113,369          62,315           9,303         51,054         48,342           2,712
   Travel                                  105,942          56,291          20,833         49,651         38,826          10,825
   Vehicle                                  22,281           7,792           6,644         14,489         11,915           2,574
   Wages                                 1,341,557         821,723         324,526        519,834        519,834               -
                                         8,685,495       7,186,251         674,342      1,499,244      1,401,399          97,845
NET LOSS FOR THE PERIOD               $(10,337,616)   $ (7,714,111)    $(1,018,923)   $(2,623,505)  $ (2,525,660)     $  (97,845)

 Adjustment for beneficial                            $(11,147,175)    $         -    $         -   $          -             $ -
conversion feature of convertible
preference shares (Note 7(c))

 Adjustment for beneficial                                (355,047)              -              -              -               -
conversion feature of warrants
(Note 7(e)(iii))

 NET LOSS FOR THE PERIOD                              $(19,216,333)    $(1,018,923)                 $ (2,525,660)     $  (97,845)
ATTRIBUTABLE TO COMMON SHAREHOLDERS

BASIC AND DILUTED LOSS PER COMMON                           $(1.86)         $(0.11)                       $(0.28)     $    (0.02)
SHARE

WEIGHTED AVERAGE COMMON SHARES                          10,341,555       9,221,335                     9,114,668       8,581,335
OUTSTANDING



         See accompanying notes to the consolidated financial statements

MDU COMMUNICATIONS INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CASH FLOWS
(EXPRESSED IN CANADIAN DOLLARS)
------------------------------------------------------------------------------


                                                 For the period   For the six   For the six     For the       For the      For the
                                                 from inception  months ended   months ended    period      year ended     period
                                                  to March 31,     March 31,     March 31,       from        September      from
                                                      2000           2000           1999       inception of  30, 1999     inception
                                                  (Unaudited)     (Unaudited)   (Unaudited)  the development                 to
                                                                                            stage to September           September
                                                                                               30, 1999                  30, 1998
                                                 --------------- -------------- ------------- ------------  ------------ ----------
                                                                                              (As restated-see Note 15)
OPERATING ACTIVITIES
Net loss for the period                          $(10,337,616)   $(7,714,111)   $(1,018,923)  $(2,623,505) $(2,525,660)    $(97,845)
Adjustments to reconcile net loss for the
period to cash utilized in operating
activities:
   Amortization                                       465,274        270,014         15,535       195,260      195,260            -
   Non-cash portion of wages expense (Note 7          745,998        523,998        222,000       222,000      222,000            -
   (d)(ii))
   Non-cash consulting expense (Note 7 (d)(iii))    1,220,726      1,043,281        177,445       177,445      177,445            -
    Non-cash portion of sales expense (Note 7         180,567         64,418        116,149       116,149      116,149            -
   (d)(i))
   Non-cash portion of financing charges            4,241,424      4,241,424              -             -            -            -
   (Note 7 (e)(i))
    Consulting fee settled with shares                 26,562         26,562              -             -            -            -
Change in operating assets and liabilities:
    Prepaid expenses and deposits                     (31,497)       (16,090)       (29,291)      (15,407)      (7,814)      (7,593)
    Accounts receivable                              (364,054)      (105,600)      (153,905)     (258,454)    (258,454)           -
    Accounts payable                                  718,822       (929,371)       387,917     1,648,193    1,632,326       15,867
    Wages payable                                      98,965         61,514         17,681        37,451       37,451            -
    Other accrued liabilities                          84,470        (22,134)        29,131       106,604      100,654        5,950
Net cash used in operating activities              (2,950,359)    (2,556,095)      (236,261)     (394,264)    (310,643)     (83,621)
INVESTING ACTIVITIES
Cash acquired on acquisition of subsidiary             35,222              -         35,222        35,222       35,222            -
(Note 4)
   Purchase of property and equipment              (4,466,925)      (871,490)      (961,035)   (3,595,435)  (3,548,402)      47,033)
   Purchase of intangible assets                     (149,071)             -       (149,071)     (149,071)    (149,071)           -
Net cash used in investing activities              (4,580,774)      (871,490)    (1,074,884)   (3,709,284)  (3,662,251)     (47,033)
FINANCING ACTIVITIES
   Proceeds from notes payable                        275,000              -        125,000       275,000      125,000      150,000
   Repayment of notes payable                        (275,000)             -       (275,000)     (275,000)    (275,000)           -
   Proceeds from convertible notes payable            829,644              -              -       829,644      829,644            -
   Proceeds from issue of common stock              1,286,271      1,235,956         50,154        50,315       50,155          160
   Proceeds from issue of preferred stock          10,915,185     10,915,185              -             -            -            -
   Proceeds from issue of warrants                    355,047        355,047              -             -            -            -
   Proceeds from exercise of warrants               1,474,184              -      1,474,184     1,474,184    1,474,184            -
   Proceeds from share subscriptions received       1,793,026              -              -     1,793,026    1,793,026            -
Net cash provided by financing activities          16,653,357     12,506,188      1,374,338     4,147,169    3,997,009      150,160
NET INCREASE IN CASH AND CASH EQUIVALENTS           9,122,224      9,078,603         63,193        43,621       24,115       19,506
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD              -         43,621         19,506             -       19,506            -
CASH AND CASH EQUIVALENTS, END OF PERIOD         $  9,122,224    $ 9,122,224    $    82,699   $    43,621  $    43,621     $ 19,506
SUPPLEMENTAL CASH FLOW DISCLOSURE
   Interest paid                                 $     10,863    $     7,030    $     3,833   $    32,321  $    32,321     $      -

SUPPLEMENTAL CASH FLOW DISCLOSURE OF
CASH AND CASH EQUIVALENTS
   Cash                                          $     51,452    $    51,452    $    82,699   $    43,621  $     43,621    $ 19,506
   Short term investments                           9,070,772      9,070,772             -              -             -            -
                                                 $  9,122,224    $ 9,122,224    $    82,699   $    43,621  $     43,621    $ 19,506



SUPPLEMENTAL CASH FLOW DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
      During the six months ended March 31, 2000, the Company recorded non-cash additions to property and equipment in the amount of $67,516 (year ended September 30, 1999 - $133,851) representing the fair value of share purchase options issued to suppliers. See Note 7 (d)(i).



      During the six months ended March 31, 2000, the Company issued 50,000 common shares valued at $26,562, in exchange for consulting fees received (Note 7 (b)).



      During the six months ended March 31, 2000, the notes payable valued at $829,644 at September 30, 1999 were converted to 997,736 common shares (Note 6).



      During the six months ended March 31, 2000, the Company issued 547,200 shares of Series A Convertible Preferred Stock with a fair value of US$1,368,000 in exchange for agent's services as described in Note 7(c).



         See accompanying notes to the consolidated financial statements

MDU COMMUNICATIONS INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
(EXPRESSED IN CANADIAN DOLLARS)
(AMOUNTS FOR THE PERIOD SUBSEQUENT TO SEPTEMBER 30, 1999 ARE UNAUDITED)


                                                                              Warrants/
                                                                              options &
                                                                             additional
                                                                               paid-in
                                                              Share            capital
                                                          Subscriptions      to purchase     Convertible
                                   Common stock             Received            shares      Preferred stock
                              ----------------------- ----------------------  -----------  --------------------
                                Shares       Amount     Shares      Amount       Amount     Number     Amount
                              ----------   ---------- ---------- -----------  -----------  ---------  ---------
  Issued for cash at                 160   $      160          -         $ -  $         -          - $        -
inception, March 26, 1998
  Net loss for the period              -            -          -           -            -          -          -
from inception to September
30, 1998
   Balance, September 30,            160          160          -           -            -          -          -
1998
   Issued for cash             3,367,500       50,155          -           -            -          -          -
 Issued on business            5,213,675       35,222          -           -            -          -          -
acquisition (Note 4)
   Exercise of warrants          640,000    1,474,183          -           -            -          -          -
   Grant of employees'                 -            -          -           -      222,000          -          -
options
   Suppliers' options issued           -            -          -           -      250,000          -          -
and issuable
   Grant of options to                 -            -          -           -      177,445          -          -
consultant
 Issued for cash (net of               -            -    670,000   1,544,924            -          -          -
expenses of the issue of
$176,437)
   Issued for cash                     -            -    420,000     248,102            -          -          -
Net loss for the year ended            -            -          -           -            -          -          -
September 30, 1999
Balance, September 30, 1999    9,221,335    1,559,720  1,090,000   1,793,026      649,445
(as restated see Note 15)
   Issued for subscriptions    1,090,000    1,793,026 (1,090,000) (1,793,026)           -          -          -
   Issued for cash             1,887,749    1,054,853          -           -      355,047          -          -
   Issued for services           100,000       53,125          -           -            -          -          -
   Cancelled                     (50,000)     (26,563)         -
   Exercise of stock options     125,000      273,600          -           -      (92,500)         -          -
   Conversion of notes           997,736      881,028          -           -            -          -          -
payable to shares
   Grant of employee stock             -            -          -           -      523,998          -          -
options
   Grant of consultants' and           -            -          -           -    1,110,797          -          -
supplier stock options
   Issue of preferred stock            -            -          -           -            -  3,637,200  8,679,973
(net of expenses of issue
$2,206,013)
Beneficial conversion                  -            -          -           -  (11,502,222)         -          -
feature related to
convertible preferred stock
and warrants issued in
connection with a private
placement
Accretion of beneficial                -            -          -           -   11,502,222          -          -
conversion feature related
to convertible preferred
stock and warrants
   Issue of share purchase             -            -          -           -    6,476,637          -          -
warrants
 Net loss for the six months           -            -          -           -            -          -          -
ended March 31, 2000
Balance, March 31, 2000       13,371,820   $5,588,789          -         $ -   $9,023,424  3,637,200 $8,679,973



                                 Deficit
                               accumulated
                                during the
                               development
                                  stage        Total
                               ------------  ---------
  Issued for cash at           $          -  $       160
inception, March 26, 1998
  Net loss for the period           (97,845)     (97,845)
from inception to September
30, 1998
   Balance, September 30,           (97,845)      97,685)
1998
   Issued for cash                        -       50,155
 Issued on business                       -       35,222
acquisition (Note 4)
   Exercise of warrants                   -    1,474,183
   Grant of employees'                    -      222,000
options
   Suppliers' options issued              -      250,000
and issuable
   Grant of options to                    -      177,445
consultant
 Issued for cash (net of                  -    1,544,924
expenses of the issue of
$176,437)
   Issued for cash                        -      248,102
Net loss for the year ended      (2,525,660)  (2,525,660)
September 30, 1999
Balance, September 30, 1999      (2,623,505)   1,378,686
(as restated see Note 15)
   Issued for subscriptions               -            -
   Issued for cash                        -    1,409,900
   Issued for services                    -       53,125
   Cancelled                                     (26,563)
   Exercise of stock options              -      181,100
   Conversion of notes                    -      881,028
payable to shares
   Grant of employee stock                -      523,998
options
   Grant of consultants' and              -    1,110,797
supplier stock options
   Issue of preferred stock               -    8,679,973
(net of expenses of issue
$2,206,013)
Beneficial conversion                     -  (11,502,222)
feature related to
convertible preferred stock
and warrants issued in
connection with a private
placement
Accretion of beneficial                   -   11,502,222
conversion feature related
to convertible preferred
stock and warrants
   Issue of share purchase                -    6,476,637
warrants
 Net loss for the six months     (7,714,111)  (7,714,111)
ended March 31, 2000
Balance, March 31, 2000        $(10,337,616) $12,954,570



         See accompanying notes to the consolidated financial statements

MDU COMMUNICATIONS INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
(INFORMATION AS AT AND FOR THE SIX MONTHS ENDED MARCH 31, 2000 AND 1999 IS UNAUDITED)
-------------------------------------------------------------------------------


1.       BASIS OF PRESENTATION



         Prior to the acquisition described in Note 4 below, MDU Communications International, Inc. (formerly Alpha Beta Holdings, Ltd.) ("International" or the "Company") was essentially inactive. On November 2, 1998 the Company acquired all of the issued and outstanding common shares of MDU Communications Inc. ("MDU") and on November 24, 1998, the Company changed its name from Alpha Beta Holdings, Ltd. to MDU Communications International, Inc. MDU, a Canadian incorporated telecommunications company is a national system operator for Star Choice Communications, Inc. and provides delivery of home entertainment and information technology to residents of multi-dwelling units such as apartment buildings, condominiums, gated communities, hotels and motels.



         The acquisition of MDU has been accounted for as a reverse acquisition on the basis that the former shareholders of MDU now control the affairs of the Company. As a result, these consolidated financial statements of the Company include the accounts of International (the accounting subsidiary) and MDU (the accounting parent), for the period subsequent to the effective date of the reverse acquisition described in Note 4. The comparative figures for periods prior to the reverse acquisition represent the historical results of operations, cash flows and financial position of the accounting parent, MDU.



2.       CONTINUING OPERATIONS



         The financial statements have been prepared on the going concern basis of accounting which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. The Company has limited financial resources, has incurred operating losses since inception and does not expect to generate profitable operations until fiscal 2001 or later. In addition, on September 20, 1999, the Company received a demand for payment with respect to outstanding notes payable with a principal value of $733,652. The Company has negotiated an extension to the repayment terms of these notes to June 30, 2000. The Company has also negotiated an extension to the repayment terms of notes payable in the amount of $95,992 until February 28, 2000. The Company's funding of its initial operating expenses, working capital needs and capital commitments is dependent upon its ability to raise additional financing. The Company is currently pursuing opportunities to raise financing through private placements of both equity and debt securities and has engaged an investment banker to assist it in raising financing through a public equity offering. As a result, on January 28, 2000 the Company issued 3,637,200 Series A Preferred Stock in exchange for cash proceeds of $10,915,186 (U.S.$7,725,000) net of share issue costs (Note 7(c)). In addition, the Company completed private placements for cash of $909,435 as described in Note 7(e)(iii) and on February 28, and March 8, 2000 the balance of outstanding notes payable were converted into common shares of the Company (Note 6).



         The Company's ability to continue as a going concern is dependent on its ability to raise additional funds as required and ultimately to achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of the above noted uncertainties. Adjustments, if any, would affect the carrying value and classification of assets and liabilities and the amount of net loss and accumulated deficit.



3.       SIGNIFICANT ACCOUNTING POLICIES



         These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and reflect the significant accounting polices described below. In the opinion of management all adjustments necessary to present fairly the financial position, results of operations and cash flows at March 31, 2000 and for all interim periods presented have been made. Interim results are not necessarily indicative of results for a full year.



         (a)      PRINCIPLES OF CONSOLIDATION



                  The consolidated financial statements are issued under the name of the Company, being the legal parent, but are considered a continuation of the activities and operations of MDU Communications Inc. (see Note 4). All inter-company balances and transactions are eliminated.

         (b)      DEVELOPMENT STAGE ENTERPRISE



                  The Company is a development stage enterprise as defined in Statement of Financial Accounting Standard ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company's planned principal operations have commenced, but there has been no significant revenue therefrom. At present, the Company is devoting most of its efforts to activities such as raising capital, research and development of bundled technological services with its Direct To Home TV services to multi-dwelling unit properties and developing customer markets.



         (c)      USE OF ESTIMATES



                  The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



         (d)      PROPERTY AND EQUIPMENT



                  Property and equipment are recorded at cost less accumulated amortization. Costs of connecting and disconnecting service are expensed. Amortization of property and equipment is provided using the declining balance method at the following rates:



                  Telecommunications equipment, installed              14.5%
                  Computer equipment                                   20%
                  Furniture and fixtures                               20%



                  Direct costs of placing telecommunications equipment into service and major improvements are capitalized.



                  The Company performs a review for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", an impairment loss is recognized when estimates of future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount. No impairment losses have been identified by the Company for the six months ended March 31, 2000 and 1999; year ended September 30, 1999 and the period from inception, March 26, 1998 to September 30, 1998.



         (e)      INTANGIBLE ASSETS



                  Intangible assets consist of a customer list and related contracts, which were acquired from a relative of the president of the Company and are being amortized on the straight-line basis over five years. Management regularly reviews the carrying value of intangible assets based upon future expected cash flows. To date, no impairment has been indicated.



         (f)      REVENUE RECOGNITION



                  The Company recognizes revenue on provision of satellite programming to customers in the period the related services are provided.



         (g)      LOSS PER COMMON SHARE



                  Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other common share equivalents, including stock options and redeemable convertible notes payable, in the weighted average number of common shares outstanding for a period, if dilutive. For the six months ended March 31, 2000 and March 31, 1999, the year ended September 30, 1999 and the period from inception, March 26, 1998, to September 30, 1998, basic and diluted loss per common share are equivalent as the effect of common shares issuable upon the exercise of options or warrants would be anti-dilutive. As of March 31, 2000 the Company had outstanding securities which were convertible and/or exercisable into 10,129,309 common shares which would be potentially dilutive in the future.



         (h)      FOREIGN EXCHANGE



                  The accounts of the Company and its foreign subsidiaries are expressed in Canadian dollars, its functional currency. Monetary assets and liabilities denominated in foreign currencies are translated at the rate in effect at the balance sheet date. Other balance sheet items and revenues and expense are translated at the rates prevailing on the respective transaction dates. Translation gains and losses relating to current monetary items and revenue and expenses denominated in foreign currencies are included in income.



         (i)      STOCK-BASED COMPENSATION



                  As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has accounted for employee and director stock options in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and has made the pro forma disclosures required by SFAS No. 123 in Note 7.



                  Under APB No. 25, compensation charges arise from those situations where options are granted at an exercise price lower than the fair value of the underlying common shares. These amounts are amortized as a charge to operations over the vesting periods of the stock options.



                  Stock-based compensation charges to other than employees are recorded over the period that the related stock option or warrant is earned. The amount of the compensation is based on the fair value of the option or warrant at the applicable measurement date.



         (j)      COMPREHENSIVE INCOME



                  SFAS No. 130, "Reporting Comprehensive Income," established standards for the reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. The Company has no comprehensive income items, other than the net loss, in any of the periods presented.



         (k)      FAIR VALUE OF FINANCIAL INSTRUMENTS



                  The fair value of the Company's cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and notes payable at September 30, 1998 and 1999 and March 31, 2000 are estimated to approximate their carrying values due to the relative liquidity or short-term nature of these instruments.



         (l)      CREDIT CONCENTRATION



                  Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. Accounts receivable from Star Choice Communications, Inc. (Note 10) at March 31, 2000, represented 70% of total trade accounts receivable (September 30, 1999 - 76%; September 30, 1998 - Nil%). The Company provides an allowance for bad debts based on historical experience and specifically identified risk. At March 31, 2000 there was an allowance for doubtful accounts of $20,000 (September 30, 1999 and 1998 - $Nil).

         (m)      RECENT ACCOUNTING PRONOUNCEMENTS



                  In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accounts issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" (SOP 98-5). Under SOP 98-5, the cost of start-up activities are expensed as incurred. The Company believes that the adoption of SOP 98-5 does not have a material impact on its financial position or results of operations.



                  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No.133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In 1999, SFAS No. 137 delayed the required implementation by the Company of SFAS No. 133 to fiscal year 2001. The effect of implementation of SFAS No. 133 on the Company's financial position or results of operations has not been determined.



4.       ACQUISITION OF SUBSIDIARY



         On November 22, 1998, the Company completed the acquisition of all of the issued and outstanding common shares of MDU in exchange for 5,213,835 common shares of the Company.



         The business combination of the Company and MDU has been accounted for as a reverse acquisition whereby MDU was identified as the acquirer and the assets and liabilities of the Company were acquired by MDU at fair value. Fair value has been estimated as $35,222 being the amount of the sole asset, cash, of International at the date of acquisition. In accordance with generally accepted accounting principles for reverse acquisitions these consolidated financial statements reflect the historical results of MDU since its formation, and the MDU assets and liabilities at their historic cost. The operations of the Company, being the legal parent and accounting subsidiary, are reflected from November 22, 1998 and its assets and liabilities are reflected at their fair value at the date of acquisition.


         Net assets of the Company at the date of acquisition are as follows:


         Assets
            Cash                                                               $35,222
         Liabilities                                                                 -
         ------------------------------------------------------------------------------
         Net asset acquired                                                    $35,222
         ------------------------------------------------------------------------------
         ------------------------------------------------------------------------------



5.       PROPERTY AND EQUIPMENT



                                                            March 31,     September 30,     September 30,
                                                              2000             1999              1998
                                                          -------------- ----------------  ----------------
                                                           (Unaudited)    (As restated
                                                                          see Note 15)
Telecommunications equipment, installed                      $3,911,191       $3,295,475            $8,308
Telecommunications equipment, not yet placed in service         498,352          320,944                 -
Computer equipment                                              157,955           38,020            11,308
Furniture and fixtures                                          100,794           74,847            27,417
-----------------------------------------------------------------------------------------------------------
                                                              4,668,292        3,729,286            47,033
Less:  accumulated amortization                               (428,006)        (172,900)                 -
-----------------------------------------------------------------------------------------------------------
                                                             $4,240,286       $3,556,386           $47,033
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

6.     NOTES PAYABLE



         The notes payable are summerized as follows:



                                                                                      March 31,      September 30,   September 30,
                                                                                        1999             1999            1998
                                                                                  --------------- ---------------- ---------------
                                                                                    (Unaudited)
   i) Demand convertible note payable with a maturity value of Cdn. $250,000, bearing interest at 8.75%, per annum compounded monthly and due June 30,
      2000 (September 30, 1999 - past due as of
      August 16, 1999).                                                                    $ -          $250,000             $ -

  ii) Demand convertible note payable with a maturity value of U.S. $327,500 bearing interest at 8.75% per annum compounded monthly and due June 30,
      2000 (September 30, 1999 - past due as of
      September 15, 1999).                                                                   -           483,652               -

 iii) Demand convertible note payable with a maturity value of U.S. $40,000, bearing interest at 9.00% per annum compounded monthly and past due
      as of August 31, 1999.                                                                 -            59,072               -

  iv) Demand convertible note payable with a maturity value of U.S. $25,000, bearing interest at 9.00% per annum compounded monthly and past due
      as of August 31, 1999.                                                                 -            36,920               -

   v) Notes payable with an aggregate maturity value of Cdn. $150,000, bearing interest at 7.5% per annum compounded monthly and repayable on
      demand.                                                                                -                 -         150,000
----------------------------------------------------------------------------------------------------------------------------------
                                                                                           $ -          $829,644        $150,000
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------



         All or any part of the principal amount of the notes and any interest thereon was convertible, at the option of the holder, on or before the due date, into fully paid and non-assessable common shares of the Company at a conversion price of US$2.00 per common share in the case of the notes described in Notes 6(iii) and (iv), above, and at a conversion price of US$1.75 in the case of those described in Notes 6(i) and (ii). The notes are unsecured. The Company was unable to repay the notes on their respective due dates and on September 16, 1999 the Company received a demand for payment with respect to outstanding notes payable with a principal value of $733,652 (Notes 6(i) and (ii)). The Company was in default at September 30, 1999.



         On October 19, 1999, the Company negotiated an extension to the original repayment terms of notes payable in the amount of $732,571 to June 30, 2000 (Notes 6 (i) and (ii), above). The renegotiated demand, unsecured, convertible notes bear interest at 8.75%. All or any portion of the principal, and any interest thereon, is convertible, at the option of the holder, on or before the due date, into fully paid and non-assessable common shares of the Company at a conversion price of US$0.625 per common share. On October 19, 1999 the Company also negotiated an extension to the original repayment terms of notes payable in the amount of $95,992 (Notes 6 (iii) and (iv) above), to February 28, 2000. The renegotiated demand, unsecured, convertible note bears interest at 9%. All or any portion of the principal, and any interest thereon, is convertible, at the option of the holder, on or before the due date, into fully paid and non-assessable common shares of the Company at a conversion price US$0.50 per common share.

         On February 28, 2000, the note payable in the amount of $95,992 plus accrued interest was converted to 142,399 fully paid and non-assessable common shares of the Company at a conversion price of US$0.50 per common share. On March 8, 2000, notes payable totalling $732,571 plus accrued interest were converted to 855,337 fully paid and non-assessable common shares of the Company at a conversion price of US$0.625 per common share. At March 31, 2000 there were no further notes outstanding.



7.       SHARE CAPITAL



         (a)      AUTHORIZED



                  The Company's authorized share capital consists of 50,000,000 common shares with a par value of $0.001 per share and 5,000,000 preferred stock also with a par value of $0.001 per share.



         (b) Details of common shares issued to March 31, 2000 including a reconciliation of the issued and outstanding share capital of the Company to amounts previously reported in Alpha Beta Holdings Ltd. at September 30, 1998 is as follows:



                  Common shares:



                                                                  Number of
                                                                   shares              Amount
                                                               ----------------   ------------------
  Balance, September 30, 1998                                        1,701,000               $1,277
  Share consolidation on a 10 for 1 basis                          (1,530,900)                    -
  --------------------------------------------------------------------------------------------------
  Balance, September 30, 1998, post share consolidation                170,100                1,277

  Issued for cash                                                    3,197,400               49,879
  --------------------------------------------------------------------------------------------------
  Balance prior to business combination                              3,367,500               51,156

  Adjustment of stated value of common shares
     at reverse acquisition to value of common shares
     of MDU (Note 4)                                                         -                (841)
  Issued on acquisition of the Company (Note 4)                      5,213,835               35,222
  --------------------------------------------------------------------------------------------------
  Balance subsequent to reverse acquisition                          8,581,335               85,537

  Exercise of warrants                                                 640,000            1,474,183
  --------------------------------------------------------------------------------------------------
  Balance, September 30, 1999                                        9,221,335            1,559,720
  --------------------------------------------------------------------------------------------------
  Issued for subscriptions                                           1,090,000            1,793,026

  Issued for cash                                                    1,062,750              500,465
  Issued for services                                                  100,000               53,125
  Cancellation of shares issued for services                          (50,000)             (26,563)
  Issued on the exercise of stock options                              125,000              273,600
  Issued for cash on private placements (Note 7(e)(iii))               824,999              554,388
  Conversion of notes (Note 6)                                         997,736              881,028
  --------------------------------------------------------------------------------------------------
  Balance, March 31, 2000                                           13,371,820           $5,588,789
  --------------------------------------------------------------------------------------------------
  --------------------------------------------------------------------------------------------------



         (c)      PREFERRED SHARES



                  On January 28, 2000, the Company issued 3,637,200 shares of Series A Convertible Preferred stock (the "Preferred Shares"), at an issue price of US$2.50 per share, in exchange for cash proceeds of US$7,725,000 and services in connection with the private placement with a fair value of US$1,368,000 for total gross proceeds, prior to expenses of the issue, of US$9,093,000. The Preferred Shares are immediately convertible, at the option of the holder, at a conversion ratio of one common share for one Series A Convertible Preferred share, until the "Qualification date", which is the earlier of: (i) the fifth business day following (a) the date the Company receives a receipt for its final prospectus from the last of the British Columbia Securities Commission, the Alberta Securities Commission and the Ontario Securities Commission (the "Commissions") and (b) the date the Company has filed with the United States Securities and Exchange Commission and obtained effectiveness of a registration statement qualifying the shares and (ii) January 28, 2001. However, if the final receipt of each of the Commissions is not issued before June 26, 2000, then the shares convert at a ratio of 1.15 common shares for each Preferred Share. Any Preferred Shares that have not been converted by the holder by the Qualification date will automatically convert at a ratio of one common share to one Preferred Share. In connection with the issuance of the Preferred Shares, the Company issued 309,000 share purchase warrants to an agent that provide the right to purchase one Series A Convertible Preferred Share at the issue price of US$2.50 per share.
                  The warrants were assigned a value of US$1,549,004.



                  The Preferred Shares have a beneficial conversion feature totalling $11,147,175 (US$7,725,000), measured as the difference between the conversion price most beneficial to the investor, of US$2.17, and the fair value of the underlying common stock at the time of issuance, limited to the amount of the cash proceeds received. The beneficial conversion feature is recognized at issuance as an increase in the loss applicable to common shareholders in the calculation of the basic loss per share for the six months ended March 31, 2000. As the Preferred Shares are immediately convertible, the company recorded accretion of $11,147,175 to additional paid-in capital. In addition, the company recorded a preferred stock dividend, representing the value of the beneficial conversion feature, for a corresponding amount.



         (d)      STOCK OPTION PLANS



                  (i)      Suppliers' Stock Option Plan ("Suppliers' Plan")



                           On December 31, 1998 the Company established a stock option plan pursuant to which certain key suppliers of the Company will be granted options on completion of specified activities. Under the terms of the Suppliers' Plan, eligible suppliers can earn options to purchase an aggregate of 215,135 common shares of the Company.



                           In addition to the stock options under the Suppliers' Plan issued to September 30, 1999, the Company was also obligated to issue an additional 19,429 options to purchase common shares of the Company at September 30, 1999 at exercise prices of US$1.75 to US$2.00 per share and exercisable for five years from the date of issue. On March 13, 2000, the Company granted an additional 26,115 options (19,429 of which were earned and recorded at September 30, 1999) to a supplier under the Plan described above.



                           Under the requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") the Company has recorded stock based compensation charges in connection with the Suppliers' Plan as follows:



                                                                               For the
                                            For the six months ended         year ended
                                            March 31,       March 31,       September 30,
                                              2000            1999               1999
                                            ------------    ------------    ---------------
Additional capital costs of                      $67,516         $66,926           $133,851
telecommunications equipment
Sales expense                                     64,418         116,149            116,149
                                                $131,934        $183,075           $250,000



                           These charges are based on the fair value of the stock options issued and issuable to suppliers calculated on the date an eligible supplier completes the performance required to earn the options. This amount is determined using a Black Scholes option pricing model assuming a weighted average annualized volatility of the Company's share price of approximately 114%. For details of the other material assumptions used in determination of the fair value of these options see Note 7 (d)(ii).



                  (ii) Directors'/Officers' and Employees' Stock Option Plans ("Employee Plans")



                           On November 24, 1998 the Company established Employee Plans whereby certain employees, officers and directors will be granted options to purchase up to an aggregate of 600,000 common shares of the Company.



                           On February 5, 2000 the Company approved the 2000 Incentive Stock Option Plan ("2000 Option Plan") whereby certain employees, officers and directors of the Company and its affiliates were granted options to purchase 2,705,360 common shares of the Company, of which 2,615,084 have an option price of US$5.00, being the closing price of the Company's stock on February 4, 2000. The options have vesting periods ranging from grant date to three years after the grant date, and an expiry date of February 4, 2005. The remaining 90,276 options granted were originally authorized as part of the November 24, 1998 Employee Plans and were redesignated to be included in the 2000 Option Plan. These options are exercisable at US$1.00, are fully vested and have an expiry date of February 4, 2005.



                           The Company accounts for its stock-based employee compensation plans under APB No. 25 whereby compensation cost is recorded for the excess, if any, of the quoted market price of the common shares over the exercise price at the date of grant for all employee stock options issued. For the six months ended March 31, 2000 compensation cost in the amount of $523,998 (six months ended March 31, 1999 - $222,000; year ended September 30, 1999 - $222,000;
                           period from inception, March 26, 1998 to September 30, 1998 - $Nil;) has been recorded under this method.



                           An alternative method of accounting for employee stock options is SFAS No. 123. Under SFAS No. 123 employee stock options are valued at the grant date using a fair value method and the estimated fair value of the options is amortized to expense over the options' vesting period. The following pro forma financial information present the net loss for the period and loss per common share had the Company adopted SFAS No. 123:




                               For the period from               Six months ended
                                 inception of the      -------------------------------------
                               development stage to        March 31,          March 31,
                                  March 31, 2000             2000               1999
                                   (Unaudited)            (Unaudited)        (Unaudited)
                               ----------------------  ------------------ ------------------
    Pro forma net loss
     for the period                     $(14,507,463)      $(11,500,568)       $(1,402,312)
    Pro forma loss per
     common share                                 $ -            $(2.42)            $(0.15)



                                                                            For the Period
                                                                           from inception,
                               For the period from        Year ended      March 26, 1998 to
                                 inception of the        September 30,      September 30,
                               development stage to          1999               1998
                                September 30, 1999      (as restated -
                                                         see Note 15)
                             ------------------------- ------------------ ------------------
    Pro forma net loss
     for the period                      $(3,006,895)       $(2,909,050)          $(97,845)
    Pro forma loss per
     common share                                 $ -            $(0.32)            $(0.01)

                           Using the fair value method for stock-based compensation, as described in SFAS No. 123, additional compensation costs of approximately $3,786,457 would have been recorded for the six months ended March 31, 2000 (six months ended March 31, 1999 - $383,390; year ended September 30, 1999 -
                           $383,390; period from inception, March 26, 1998, to September 30, 1998 - $Nil). The unrecognized value of all remaining outstanding employee stock options as of March 31, 2000 is $10,114,166 and will be charged to pro forma net earnings in future years according to the vesting terms of the options. This amount is determined using a Black Scholes options pricing model assuming no dividends are to be paid, vesting on date of grant, an expected term of five years, a weighted average annualized volatility of the Company's share price of 136% and a weighted average annualized risk free interest rate of 5.50%.



                  (iii)    Other stock options



                           At December 31, 1998 the Company granted stock options to purchase 100,000 common shares of the Company at an option price of US$1.50 in recognition of consultative and other services provided by a relative of the Company's President. These options may be exercised in whole or in part at anytime until December 31, 2003. The fair value of these options in the amount of $177,445 at date of grant has been recorded as consulting expense during the six months ended March 31, 1999 (year ended September 30, 1999 - $177,445). For details of the material assumptions used in determination of the fair value of these options see Note 7(d)(ii).



                           On February 5, 2000 the Company granted an aggregate of 170,000 stock options for provision of consulting services by third parties. The options are exercisable at US$5.00, expire February 4, 2005 and were also granted under the terms of the 2000 Option Plan. The Company recorded a stock based compensation charge in the amount of $1,043,281 during the period ended March 31, 2000 based on the fair value of the options granted. The aggregate fair value of the options at the date of grant was determined using the Black Scholes model as described in Note 7(d)(i), assuming an annualized volatility of the Company's share price of approximately 214%.



                           Prior to the acquisition of the Company as described in Note 4, Alpha Beta Holdings Ltd. had granted options to purchase 640,000 shares of common stock of the Company at an exercise price of US$1.50 and an expiry date of November 5, 1999. In December 1998, these options were exercised resulting in proceeds to the Company of US$960,000 ($1,474,184).



                  (iv) Details of changes in options to date under all Plans are as follows:



                                                    Weighted        For the year    Weighted
                                                     average            ended        average
                                     March 31,      exercise        September 30,   exercise
                                        2000        price US$           1999          price
                                    -------------  ------------  ----------------  ------------
Balance outstanding,
   beginning of period                   473,885         $1.18                 -           $ -
Activity during the period
   Options granted                     2,901,475          4.85           473,885          1.18
   Options exercised                   (125,000)          1.00                 -             -
-----------------------------------------------------------------------------------------------
 Balance outstanding, end of period    3,250,360         $4.46           473,885         $1.18
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------



                           There was no stock option activity for the period from inception, March 26, 1998 to September 30, 1998.

                           As at March 31, 2000, the following stock options
were outstanding:



     Number of            Exercise
       Shares             Price US$                            Expiry Date
---------------------  ----------------  ---------------------------------------------------------
             265,276             $1.00   November 24, 2003 to February 4, 2005
             173,885              1.50   December 31, 2003 to April 1, 2004
              12,375              1.75   March 12, 2005
              13,740              2.00   March 12, 2005
           2,785,084              5.00   February 4, 2005
---------------------
           3,250,360
---------------------
---------------------



                           Of the outstanding options, 1,393,609 options, as at March 31, 2000, are presently exercisable and 1,856,751 options are unvested and vest over a three year period.



       (e)        WARRANTS



                  (i) Details of changes in warrants to date are as follows:



                                                                      Weighted
                                                                      Average
                                                      Number of    Exercise price
                                                       Warrants         US$            Expiry Date
                                                     ------------- --------------- ---------------------
      Outstanding at September 30, 1999 and 1998                -             $ -
      Issued
         Agents' warrants (Note 7(c))                     309,000            2.50   January 28, 2001
         Gibralt Capital Corporation (Note 7(e)(ii))      750,000            2.50   March 1, 2002
         Private placement units (Note 7(e) (iii))        699,999            1.00   February 3, 2002
         Private placement units (Note 7(e) (iii))      1,482,750            0.75   November 25, 2001
      --------------------------------------------------------------------------------------------------
      Outstanding at March 31, 2000                     3,241,749           $1.22
      --------------------------------------------------------------------------------------------------
      --------------------------------------------------------------------------------------------------



                  (ii)     Gibralt Capital Corporation ("Gibralt")



                           On March 1, 2000, the Company issued a warrant to purchase 750,000 shares of common stock of the Company for a period of two years, at an exercise price of US$2.50 per share to Gibralt Capital Corporation. As described in Note 7(d)(i), under the requirements of SFAS No. 123, the Company has recorded stock based compensation charges in the amount of $4,241,424 (US$2,925,927) based on the fair value of the warrants issued to Gibralt at March 1, 2000, determined using a Black Scholes option pricing model in consideration of Gibralt's termination of a financing arrangement and an agreement to negotiate in good faith a new financing agreement with terms more favorable to the Company.



                  (iii)    Private placements



                           In November 1999 the Company sold 1,482,750 units comprised of one share of common stock and a warrant to purchase one share of common stock for US$0.75 per share, for a period of two years, for US$0.40 per unit. 420,000 of these units had been subscribed for on September 15, 1999 (Note 8).



                           On February 3, 2000 the Company completed several private placements subscribed for in December 1999 and January 2000. One private placement consisted of 125,000 common shares of US$0.80 per share for gross proceeds of $147,350 (US$100,000). The other private placements consisted of 699,999 units at US$0.75 per unit for gross proceeds of $766,450 (US$525,000). Each unit consists of one common share and one common share purchase warrant exercisable for two years at US$1.00 per share. The gross proceeds were allocated between the shares and warrants based on the relative fair value of the unit components at the date the Company had a contractual liability to issue the units. Accordingly, the common shares were assigned a value of $407,038, net of issue costs, and the warrants a value of $355,047.



                           The warrants have a beneficial conversion feature totalling $355,047, measured as the difference between the conversion price of US$1.00 and the fair value of the underlying common stock at the date the Company had a contractual liability to issue the units, limited to the amount of the gross proceeds received and allocated to the convertible warrants. The beneficial conversion feature is recognized as an increase in the loss applicable to common shareholders in the calculation of the basic loss per share for the six months ended March 31, 2000.



8.     SHARE SUBSCRIPTIONS RECEIVED



         On May 28, 1999 the Company received subscriptions to purchase 670,000 shares for net proceeds after expenses of the issue of $1,544,924. These shares were issued on November 19, 1999. On September 15, 1999 the Company received additional subscriptions to purchase 420,000 units comprised of one share of common stock and a two-year warrant to purchase one share of common stock for US$0.75 per share, for US$0.40 per unit, for net proceeds of $248,102. These units were also issued in November 1999.



9.       COMMITMENTS AND CONTINGENCIES



         (i) Under the terms of certain operating lease for equipment and premises, the Company is obligated to make annual net rental payments as follows:



                          Fiscal year ended
                          September 30, 1999                            Amount
                  ----------------------------------------------   ---------------
                           2000                                        $87,698
                           2001                                         82,217
                           2002                                         38,048
                           2003                                         13,644
                           2004 and thereafter                          11,690
                  ----------------------------------------------------------------
                                                                      $233,297
                  ----------------------------------------------------------------
                  ----------------------------------------------------------------



         (ii) The Company has been named as the Defendant in an action by Shaw Cable Systems Ltd. ("Shaw") in which Shaw seeks an injunction and $2 million in damages as a result of alleged trespass and loss of business as a result of certain activities allegedly carried out by the Company. Shaw and the Company have jointly agreed that no further steps will be taken in this action by either party until the parties have completed their current negotiations with respect to customer connection procedures. Given the preliminary stage of the proceedings, it is not presently possible to estimate or determine whether there will be any loss to the Company, and the amount, if any, of such loss will be recorded in the period in which it becomes determinable. However, if the negotiations are unsuccessful and if Shaw were successful in its claim for damages, the Company's unsuccessful defence would have a material adverse effect on the Company's financial condition and operations.



         (iii) The Company has also been named as a Defendant in a claim by Whistler Cable Television Ltd. claiming damages for conversion, the return of personal property, an injunction and costs. The Company has filed a Defence disputing that the Plaintiff's has any legal right to bring the action, and alleging that in any event the amount of damages suffered, if any, is minimal. This case is still in the pre-discovery phase. Given the preliminary stage of the proceedings, it is not presently possible to estimate or determine whether there will be any loss to the Company, and the amount, if any, of such loss will be recorded in the period in which it becomes determinable.

         (iv) The Company has received letters from counsel for Rogers Cablesystems ("Rogers") threatening legal action based on certain activities allegedly done by the Company. The Company's solicitors have replied to the concerns expressed in each of those letters and there have been no further steps taken by Rogers or its counsel with respect to any of the matters. The Company continues to negotiate with Rogers with respect to other matters of joint interest, including a proposed Protocol to govern service conversion issues.



         (v) The Company has entered into management agreements with certain senior executives which provide for annual compensation, excluding bonuses, aggregating approximately $500,000. The Company can terminate these agreements at any time upon reasonable notice and the payment of an amount equal to 24 months of salary. In the event of a change in control, either party may, during a period of 12 months from the change of control, terminate the agreement upon reasonable notice and the payment of an amount equal to 36 months of salary.



10.      STRATEGIC ALLIANCE



         In August 1998, the Company entered in a ten-year System Operation Agreement with two five year renewal options, with Star Choice Communications, Inc. ("Star Choice"). The Company is responsible for establishing and maintaining distribution systems in multi-unit dwellings throughout Canada and acts as a commissioned sales representative for Star Choice to market Star Choice programming to the residents of multi-unit dwellings in which the Company has installed systems. Residents that choose to subscribe to the service pay a monthly access fee in addition to the program fees charged by Star Choice for programming ordered by the customer.



         The Company's contract with Star Choice gives the company a 30% share of gross subscriber revenues from the sale of Star Choice programming services plus 100% of a digital access fee within the multi-unit dwellings for a period of 10 years, with renewal clauses.



         The Company will incur only the cost associated with the implementation of its services, and will not share any of Star Choice's programming or broadcasting costs. Under the agreement, the Company may not maintain distribution systems or market direct-to-home satellite broadcast services for other satellite operators in Canada.



         The Company's revenues are significantly dependent on its strategic alliance with Star Choice. During the six months ended March 31, 2000, revenue from Star Choice accounted for 43% of total recorded revenues of the Company (six months ended March 31, 1999 - 10%; year ended September 30, 1999 - 36%; period from inception, March 26, 1998, to September 30, 1998 - %Nil).



11.      GOVERNMENT REGULATIONS



         Satellite broadcasting and distribution of Canadian television signals to cable operators in Canada are regulated by the Canadian Radio-television and Telecommunications Commission (CRTC). Star Choice and Express Vu are the only two licensees that have been approved by the CRTC to distribute television and information services by direct-to-home digital satellite transmissions in Canada. Both must operate in accordance with CRTC imposed "conditions of license" to maintain their licences. Also, they must comply with the Canadian Broadcasting Act. Since the Company in its role as a system operator for Star Choice is significantly depended on Star Choice for programming, it would be adversely affected if Star Choice encountered regulatory problems. In addition, preliminary CRTC regulations that allow the Company to obtain competitive access to MDU's internal wiring may not be adopted in a final form that is favourable to the Company, which would have a material adverse effect on the Company's business.

12.    INCOME TAXES



         A reconciliation of the statutory federal Canadian income tax rate and the Company's effective income tax rate is as follows:



                                                                                Six Months Ended
                                                                       -------------------------------------
                                               For the period from         March 31,          March 31,
                                                 inception of the             2000               1999
                                               development stage to       (Unaudited)        (Unaudited)
                                                  March 31, 2000
                                                   (Unaudited)
                                             ------------------------- -----------------  -------------------
Canadian statutory income tax rate                              45.6%             45.6%                45.6%
Non-deductible expenses                                       (28.45)            (35.0)               (23.6)
Tax loss carry forwards not
   recognized in period of loss                               (17.15)            (10.6)               (22.0)
Actual tax rate                                                     -                 -                    -





                                               For the period from        Year ended         Period from
                                                 inception of the       September 30,       March 26, 1998
                                               development stage to          1999          to September 30,
                                                September 30, 1999                               1998
                                             ------------------------- -----------------  -------------------
Canadian statutory income tax rate                              45.6%             45.6%                45.6%
Non-deductible expenses                                         (9.4)             (9.7)                (1.0)
Tax loss carry forwards not
   recognized in period of loss                                (36.2)            (35.9)               (44.6)
Actual tax rate                                                     -                 -                    -




         The Company had no income tax expense for the six months ended March 31, 2000 and 1999, for the year ended September 30, 1999 or for the period from inception, March 26, 1998 to September 30, 1998 as a result of significant incurred losses. Additionally, the Company has provided a full valuation allowance for net deferred tax assets at March 31, 2000 and September 30, 1999 and 1998, since realization of these benefits cannot be reasonably assured. At March 31, 2000 and September 30, 1999 and 1998, deferred tax (liabilities) assets are comprised of the following:




                                                         March 31,          September 30,     September 30,
                                                           2000                 1999            1998
                                                     -------------------  ------------------ ----------------
                                                        (Unaudited)        (as restated -
                                                                            see Note 15)
Gross deferred tax liabilities:
   Amortization                                              $(226,206)          $(219,845)           $(854)
Gross deferred tax assets:
   Operating loss carry forwards                              1,800,657           1,023,997           44,568
-------------------------------------------------------------------------------------------------------------
Net deferred tax assets                                       1,574,451             804,152           43,714
Less: valuation allowance                                   (1,574,451)           (804,152)         (43,714)
-------------------------------------------------------------------------------------------------------------
                                                                    $ -                 $ -              $ -
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------




         At September 30, 1999 the Company's fiscal year end, the Company had loss carry forwards available to be applied against future years' taxable income in the amount of $2,245,608 of which $97,738 will expire on September 30, 2005 and the balance on September 30, 2006.

13.      SEGMENTED INFORMATION



         The Company operates in one industry segment. The Company's operations are comprised of providing delivery of home entertainment and information technology to multi-unit dwellings. All of the Company's operations, assets, employees and revenues are located in Canada.



14.      RELATED PARTY TRANSACTIONS



         The Company purchased equipment and satellite subscribers on December 31, 1998 for $157,689 from a relative of the Company's President. In addition, the Company granted stock options to a relative of the Company's President to purchase 100,000 common shares of the Company at an exercise price of US$1.50 until December 31, 2003, in exchange for consultative services. See Note 7 (d)(iii).



15.      RESTATEMENT



         Subsequent to the issuance of the Company's September 30, 1999 consolidated financial statements, the Company's management determined that the fair value of warrants issued to certain non-employees for services rendered during the period should have been reported as sales expense, rather than capitalized to property and equipment. As a result, the accompanying September 30, 1999 consolidated financial statements have been restated from the amounts previously reported to recognize an additional $116,149 of sales expense, a reduction to amortization expense of $4,210 and a corresponding reduction to property and equipment of $111,939. A summary of the significant effects of the restatement is as follows:




                                                                As Previously
                                                                   Reported                 As Restated
                                                              -------------------        -------------------
At September 30, 1999
   Property and equipment                                             $3,668,325                 $3,556,386
   Accumulated deficit                                               (2,511,566)                (2,623,505)

For the year ended September 30, 1999
   Sales expenses                                                      1,235,240                  1,351,389
   Amortization expense                                                  199,470                    195,260
   Net loss                                                          (2,413,721)                (2,525,660)
   Basic and diluted loss per share                                       (0.26)                     (0.28)

For the period from inception of the
development stage to September 30, 1999
   Sales expenses                                                      1,235,240                  1,351,389
   Amortization expense                                                  199,470                    195,260
   Net loss                                                         $(2,511,566)               $(2,623,505)




         16.      SUBSEQUENT EVENTS



         (a) In May 2000, the Company entered into a long-term System Operator Agreement with DirecTV, Inc. ("DirecTV"), a California company. The Company's contract with DirecTV gives the Company a share of net subscriber receipts, depending upon the number of active subscribers, from the sale of DirecTV programming services, plus a subsidy for subscriber acquisition costs for each net subscriber addition.



                  The Company will incur only the costs associated with the implementation of its services, and will not share any of DirecTV's programming or broadcasting costs. Under the agreement, the Company may not solicit sales or provide equipment for any other direct-to-home digital satellite television services in the United States. However, the Company is not prohibited from contracting with other program providers in connection with its SMATV services. Consequently, the Company is totally dependent on DirecTV for its digital set-top programming in the United States.

                  The agreement has an initial term of five years, with an automatic extension of the entire agreement to coincide with the termination of the longest running property access agreement. Thereafter, the agreement is renewable for an additional five-year period at the option of both parties. Either party may terminate for the other's breach, bankruptcy or unapproved assignment of the agreement. Under this agreement, the Company will establish and maintain MDU distribution systems in non-rural states of the United States, as defined in the agreement, and act as a commissioned sales agent for the marketing of DirecTV programming to residents of MDU properties.



                  As this agreement was recently executed, as of this date the Company has not derived any revenue from its alliance with DirecTV. DirecTV is not required to use the Company on an exclusive basis and could either contract with others to install distribution systems and market programming in MDUs or undertake such activities directly through retail stores, as it does for single-family television households.



         (b) In May 2000 the Company entered into a Master Purchase Sales Agreement with 3Com Corporation ("3Com") to become part of its preferred Visitor Based Network. Under this agreement, the Company will receive preferred pricing and discounts for equipment purchased to support the Company's high-speed Internet services.



                  This is not an exclusive agreement, however, a portion of the Company's discount is based on purchase volume. The agreement has an initial one-year term, with automatic yearly renewals at the option of both parties with associated yearly price and discount adjustments.



         (c) In May 2000 the Company entered into a management agreement with a senior executive which provides for annual compensation, excluding bonuses, of approximately US$120,000. The Company can terminate this agreement at any time upon reasonable notice and the payment of an amount equal to 6 months of salary.



         (d) On May 12, 2000 the Company granted options to its newly appointed directors and to certain employees to purchase 347,500 common shares of the Company, of which 150,000 have an exercise price of U.S.$2.50 per share (the "Directors' options"), being a premium to the prior day's closing price of the Company's stock. The first 75,000 of the Directors' options vest immediately at the grant date and the remaining 75,000 vest one year after the grant date. The 197,500 options granted to certain employees have an exercise price of U.S.$5.00 and vest quarterly over a three year period from the grant date. All of the options granted at May 12, 2000 expire May 11, 2005.



         (e) In May 2000, the Company determined that it would not be receiving a receipt for its final prospectus from each of the Commissions, prior to June 26, 2000, as specified in Note 7(c), in connection with its issue of 3,637,200 Preferred Shares. As a result, effective June 26, 2000, each such preferred share will be convertible into common shares of the Company at a ratio of 1.15 common shares for each Preferred Share.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Certificate of Incorporation includes provisions that limit the personal liability of the directors for monetary damages for breach of their fiduciary duty of directors. The Certificate of Incorporation provides that, to the fullest extent provided by the Delaware General Corporation Law ("DGCL"), the directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors. The DGCL does not permit a provision in a corporation's certificate of incorporation that would eliminate such liability (1) for any breach of a director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the DGCL, or (4) for any transaction from which a director derived an improper personal benefit.

         While these provisions provide the directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of our Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to the officers of the Company who are not directors.

         The Company's Bylaws provide that, to the fullest extent permitted by the DGCL, it shall indemnify the directors and officers, and may indemnify its employees and agents. Such indemnification may be made only if the person to be indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The Bylaws further provide that the Company may enter into an indemnification agreement pursuant to which the Company will indemnify a director, officer, employee or agent to the fullest extent permitted by the DGCL. At present, there is no pending litigation or proceeding involving any directors, officers, employees or agents in which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses incurred in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee.


             SEC registration fee.......................................................     $    8,280.24
             Printing expenses..........................................................            10,000
             Legal fees and expenses....................................................           150,000
             Accounting fees and expenses...............................................            30,000
             Blue sky fees and expenses, including legal fees...........................            15,000
             Miscellaneous..............................................................             5,000
                                                                                                    ------

                      TOTAL.............................................................       $218,280.24



ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.


         Sales of securities within the past three years without registration under the Securities Act were as follows (all amounts in US dollars, except as otherwise noted):


A.   PREFERRED STOCK

     In January 2000, the Company issued 3,090,000 shares of Series A convertible preferred stock for $7,725,000 to 37 institutional and accredited investors. Haywood Securities Inc. acted as placement agent and received (a) 247,200 shares of Series A convertible preferred stock as payment of a $618,000 commission, (b) 300,000 shares of Series A convertible preferred stock as a $750,000 corporate finance fee, and (c) warrants to acquire 309,000 shares of common stock for a period of one year at a price of $2.50 per share. Each of these issuances were made without registration under Rule 506 under Regulation D ("Rule 506").

B.   COMMON STOCK


1. OCTOBER 1998: Prior to the business combination of the Company and MDU Communications, Inc. ("MDU Canada"), the Company issued 2,997,400 shares of common stock in exchange for cash in the aggregate amount of $29,974 to ten non-U.S. institutional investors. These sales were made without registration under Rule 504 under Regulation D ("Rule 504"). No commissions were paid in connection with these transactions.



2. NOVEMBER 1998: Prior to the business combination of the Company and MDU Canada, the Company issued 200,000 shares of common stock in exchange for cash in the aggregate amount of $2,000 to one non-U.S. institutional investor and six non-U.S. individual investors. These sales were made without registration under Rule 504. No commissions were paid in connection with these transactions.


3. NOVEMBER 1998: In connection with the business combination of the Company and MDU Canada, the Company exchanged 5,213,835 shares of its common stock for all of the outstanding capital stock of MDU Canada, which is now our wholly-owned subsidiary. The former MDU Canada stockholders are the holders of those shares. The exchange was made without registration under Section 4(2) of the 1933 Act. No commissions were paid in connection with this transaction.

4. MAY 1999: The Company sold 670,000 shares of common stock for cash in the aggregate amount of $1,172,500 from two non-U.S. institutional investors under subscription agreements executed in May 1999. These transactions were made without registration under Section 4(2) of the 1933 Act. No commissions were paid in connection with these transactions.

5. OCTOBER 1999/JANUARY 2000: Pursuant to an agency agreement with Canaccord Capital Corporation, the Company issued 100,000 shares of common stock as a corporate finance fee. When the agency agreement was terminated in January 2000, the Company cancelled the previously issued shares and issued 50,000 shares of common stock to Canaccord as final settlement for their services. These issuances were made without registration under Section 4(2) of the 1933 Act. No commissions were paid in connection with these transactions.

6. NOVEMBER 1999 (UNIT OFFERING): The Company sold 1,482,750 units comprised of one share of common stock and a two-year warrant to purchase one share of common stock for $0.75 per share, for $0.40 per unit. These sales were made without registration under Regulation S of the 1933 Act ("Regulation S"). Commissions totaling $19,520 were paid to National Bank Financial and Claymore Holdings.

7. FEBRUARY 2000: The Company sold 125,000 shares of common stock for $0.80 per share under subscription agreements executed in December 1999 for gross proceeds of $100,000. These sales were made without registration under Regulation S. No commissions were paid in connection with these transactions.

8. FEBRUARY 2000 (UNIT OFFERING): The Company sold 699,999 units comprised of one share of common stock and a two-year warrant to purchase one share of common stock for $1.00 per share, for $0.75 per unit, for gross proceeds of $525,000, under subscription agreements executed in December 1999 and January 2000. These transactions were made without registration under Regulation S. No commissions were paid in connection with these transactions.

C.   WARRANTS

     MARCH 2000: The Company issued a warrant for 750,000 shares of common stock exercisable at $2.50 per share for two years pursuant to a mutual release and agreement to Gibralt Capital Corporation. This issuance was made without registration under Section 4(2) of the 1933 Act. No commission was paid in connection with this warrant.

D.  OPTIONS

1. NOVEMBER 1998: Prior to the business combination of the Company and MDU Canada, the Company issued one-year options to purchase 640,000 shares of common stock for cash at $1.50 per share to two non-U.S. investors.

     These options were exercised in December 1998. These issuances were made without registration under Section 4(2) of the 1933 Act. No commissions were paid in connection with these issuances.

2. 1998 DIRECTORS'/OFFICERS' NON-QUALIFIED STOCK OPTION PLAN: In November 1998, we granted five-year options under our 1998 Directors'/Officers' Non-Qualified Stock Option Plan as follows: (a) options to purchase 175,000 shares of common stock at $1.00 per share were granted to Sheldon B. Nelson, which have now been consolidated into our 2000 Plan, and (b) options to purchase 125,000 shares of common stock at $1.00 per share were granted to Douglas J. Irving, all of which he has now exercised. These grants were made to non-U.S. persons in reliance upon the exemption from registration offered by Section 4(2) of the 1933 Act.

3. DECEMBER 1998: A five-year option to purchase 100,000 shares of common stock at $1.50 per share was issued to Chris Nelson, a non-U.S. person, for consulting services. This grant was made without registration under Section 4(2) of the 1933 Act. No commission was paid in connection with this grant.


4. SUPPLIER PLAN: In March and April 1999, we issued five-year options to purchase 73,885 shares of common stock at $1.50 per share to two key suppliers. In March 2000 we issued five-year options to purchase 26,115 shares of common stock at prices from $1.75 to $2.00 per share to a supplier pursuant to the 1998/99 Suppliers Option Plan earned to September 30, 1999. These options were made to non-U.S. persons without registration under Section 4(2) of the 1933 Act.


5. 2000 PLAN: In February 2000, we granted five-year options under our 2000 Plan as follows: (a) options to purchase 90,276 shares of common stock at $1.00 per share were granted to employees for services rendered up to September 30, 1999, and (b) options to purchase 2,785,084 shares of common stock at $5.00 per share were granted to directors, officers, employees and consultants. In May 2000, we granted a total of 347,500 options to newly elected independent directors and to certain officers and employees at exercise prices ranging from US$2.50 to US$5.00 for a period of five years. The 2000 Plan will be registered under a Form S-8 registration statement in the near future.

E.   CONVERTIBLE PROMISSORY NOTES

1. APRIL/JUNE 1999: Two convertible promissory notes, one in the principal amount of Cdn$250,000, due August 15, 1999, and the other in the principal amount of $327,500 due September 15, 1999, were issued to one non-U.S. investor. Both notes accrued interest at 8.75%. The Cdn$250,000 note was convertible into common stock at any time prior to the maturity date at a conversion price of $2.00 per share. The $327,500 note was convertible into common stock at a conversion price of $1.75 per share. Both notes were extended on October 19, 1999 until June 30, 2000, on similar terms except the conversion price on both notes was amended to $0.625 per share. In March 2000, outstanding principal of Cdn$250,000 and $327,500, together with interest of Cdn$20,293.50 and $21,313.40, was converted into 855,337 shares of common stock at a conversion price of $0.625 per share. These issuances were made without registration under Section 4(2) of the 1933 Act. No commissions were paid in connection with these issuances.

2. MAY/JUNE 1999: Two convertible promissory notes in the aggregate principal amount of $65,000 and both due on August 31, 1999, were issued to one accredited, sophisticated investor. The two notes were replaced by a single convertible promissory note in the principal amount of $65,000 due on February 28, 2000 and bearing interest at 9%. The replacement note is convertible into common stock at any time prior to maturity at a conversion price of $0.50 per share. In February 2000, these notes were converted into 142,399 shares of common stock upon conversion of the $65,000 promissory note plus interest of $6,199.70, at a conversion price of $0.50 per share. These issuances were made without registration under Section 4(2) of the 1933 Act. No commissions were paid in connection with these issuances.

ITEM 27.  EXHIBITS.

         See "Index to Exhibits."

ITEM 28.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

         (iii) include any additional or changed material information on the plan of distribution.

         2. That, for determining liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 24, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, as amended, MDU Communications International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, British Columbia, Canada on June 30, 2000.


                                   MDU COMMUNICATIONS INTERNATIONAL, INC.



                                   By   /s/ Robert A. Biagioni
                                        ---------------------------------
                                        Chief  Financial Officer
                                        (principal financial officer)



                               POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby authorizes and appoints Sheldon B. Nelson and Robert A. Biagioni, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments.


         In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.



       /s/    Sheldon B. Nelson*                     Director and principal             June 30, 2000
--------------------------------------------         executive officer
Sheldon B. Nelson



       /s/    Robert A. Biagioni                     Director and principal             June 30, 2000
--------------------------------------------         financial officer
Robert A. Biagioni


       /s/   J.E. (Ted) Boyle *                      Director                           June 30, 2000
--------------------------------------------


       /s/   Douglas Hooper  *                       Director                           June 30, 2000
--------------------------------------------


       /s/   Robert Dyck  *                          Director                           June 30, 2000
--------------------------------------------




         *By /s/ Robert A. Biagioni
            --------------------------------
               Robert A. Biagioni
               (Attorney-in-Fact)

                                INDEX TO EXHIBITS



      EXHIBITS
      --------
         2.1      Acquisition Agreement dated November 2, 1998 between Alpha
                  Beta Holdings, Ltd. and MDU Communications Inc. (1)

         3.1      Certificate of Incorporation (1)

         3.2      Certificate of Designations of the Preferences and Relative
                  Participating, Optional and Other Special Rights of Series A
                  Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof (4)

         3.3      Bylaws (1)

         3.4      Amendment to Bylaws (2)

         4.1      See Article IV of Certificate of Incorporation filed as
                  Exhibit 3.1 and Exhibit 3.2

         4.2      Sheldon Nelson Stock Option Agreement dated November 24, 1998
                  (1)

         4.3      Douglas Irving Stock Option Agreement dated November 24, 1998
                  (fully exercised) (1)

         4.4      Chris Nelson Stock Option Agreement dated December 31, 1998
                  (1)

         4.5      Form of Warrant to Purchase Common Stock used in Winter
                  1999/2000 Unit offerings (4)

         4.6      Warrant to Purchase Common Stock, dated January 28, 2000 to
                  Haywood Securities Inc. from the Company (4)

         4.7 Warrant to Purchase Common Stock, dated March 1, 2000, from the Company to Gibralt Capital Corporation (4)

         5.1      Legal Opinion of Davis Wright Tremaine LLP (5)

         10.1     System Operator Agreement dated August 27, 1998 between Star
                  Choice Communications Inc. and MDU Communications Inc. (1)

         10.2     Agreement dated December 31, 1998 between 4-12 Electronics
                  Corporation and MDU Communications Inc. (1)

         10.3     Suppliers' Stock Option Plan for 1998/99 (4)

         10.4     2000 Incentive Stock Option Plan (ISO & Non-ISO) (4)

         10.5 Registration Rights Agreement, dated January 28, 2000, between the Company and Haywood Securities Inc. (4)

         10.6     Agency Letter, dated January 28, 2000, between the Company and
                  Haywood Securities Inc. (4)

         10.7     Form of Replacement Convertible Promissory Note and Loan
                  Agreement, dated October 19, 1999, issued by MDU Canada to
                  National Day Corporation for US$250,000 and 327,500, and to
                  David Lawrence for US$65,000 (each fully converted and cancelled in February and March 2000, respectively) (4)

         10.8 Letter Agreement, dated October 13, 1999, and Mutual Release, dated January 5, 2000, between the Company and Canaccord
                  Capital Corporation (4)

         10.9 Letter Agreement, dated November 18, 1999, between MDU Canada and MBT Capital, and Assignment Agreement, dated January 14,
                  2000, between MBT Capital, Merbanco Capital Inc., 33678652
                  Canada Inc. and Gibralt Capital Corporation (4)

         10.10    Letter Agreement dated February 16, 2000, Mutual Release dated
                  March 1, 2000, and Letter Agreement regarding registration rights, dated March 16, 2000, between the Company, MDU Canada and Gibralt Capital Corporation (4)

         10.11 Management Employment Agreement, dated February 1, 2000, between the Company and Sheldon Nelson (4)



         10.12 Management Services Agreement, dated January 31, 2000, between the Company and Corus Financial Corp. (4)

         10.13 Management Employment Agreement, dated February 1, 2000, between the Company and Gary Monaghan (4)

         10.14    Headquarters Facility Leases (4)

         10.15    MDU System Operator Agreement dated May 2000, between
                  DIRECTV, Inc. and MDU Communications (USA) Inc. (5)

         10.16    VBN Application Service Provider Master Purchase Sales
                  Agreement dated May 16, 2000, between 3Com Corporation and
                  MDU Communications International, Inc. (5)

         10.17    Mutual Release between MDU Communications International,
                  Inc. and Britcom Communications Ltd. dated March 1, 2000 (5)

         10.18    MDU Communications International, Inc. Suppliers'
                  Non-Qualified Stock Option authorized on March 13, 2000 granting Britcom Communications Ltd. an option to purchase
                  12,375 shares of common stock.

         10.19    MDU Communications International, Inc. Suppliers'
                  Non-Qualified Stock Option authorized on March 13, 2000 granting Britcom Communications Ltd. an option to purchase
                  13,740 shares of common stock.

         16.1     Letter of Nelson, Mayoka & Company, P.C. on change in
                  Certifying Accountant (3)

         21       Subsidiaries of the Company (4)

         23.1     Consent of Deloitte & Touche LLP (5)

         23.2     Consent of Davis Wright Tremaine LLP - see Exhibit 5.1

         24       Power of Attorney (included on signature page). (5)

         27       Financial Data Schedule (5)



---------------------

     (1)  Incorporated by reference from Form 10-SB filed on May 12, 1999
     (2)  Incorporated by reference from Form 10-KSB filed on December 27, 1999
     (3) Incorporated by reference from Form 10-SB/A, Amendment No. 2 filed on February 4, 2000

     (4)


     (5) Incorporated by reference from our Registration Statement on Form SB-2 filed on April 28, 2000.


     (6)


     (7)  Filed with this Amendment No. 1 to Registration Statement on Form SB-2